Exhibit 10.1
Execution Version

ASSET PURCHASE AGREEMENT by and among CST CALIFORNIA STATIONS, INC. and CST SERVICES LLC as Sellers, and 7-ELEVEN, INC. and SEI FUEL SERVICES, INC. as Buyers Dated as of May 3, 2016

TABLE OF CONTENTS
Page
ARTICLE I

ARTICLE II

ction 2.6	Allocation ................................................................................................. 26
Section 2.7Assigned Drop Value ................................................................................ 26
Section 2.8Lease Renewal Option Escrow; LSP Escrow ........................................... 27
ARTICLE III

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Section 3.22Use of Real Property ................................................................................. 37
Section 3.23Zoning ....................................................................................................... 37
Section 3.24Insurance ................................................................................................... 37

ion 3.25	Affiliate Interests and Transactions .......................................................... 38
Section 3.26Bonds ........................................................................................................ 38
Section 3.27Facilities for Motor Fuels ......................................................................... 38
Section 3.28No Other Representations and Warranties ................................................ 38
ARTICLE IV

ARTICLE V

ARTICLE VI

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ARTICLE VII

ARTICLE VIII

ARTICLE IX

ARTICLE X
TERMINATION ............................................................................................................... 91

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Section 10.1General ...................................................................................................... 91

10.2	Procedure for Termination ........................................................................ 93
Section 10.3Effect of Termination ................................................................................ 93
ARTICLE XI
MISCELLANEOUS ......................................................................................................... 95
Section 11.1Publicity .................................................................................................... 95

n 11.2	Assignment ............................................................................................... 96
Section 11.3Parties in Interest ...................................................................................... 96
Section 11.4Amendment .............................................................................................. 96
Section 11.5Waiver ....................................................................................................... 96

11.6	Notices ...................................................................................................... 97
Section 11.7[Intentionally Omitted .............................................................................. 98
Section 11.8Table of Contents ...................................................................................... 98
Section 11.9Severability ............................................................................................... 98

ction 11.10	No Strict Construction .............................................................................. 99

ction 11.14	Disclosure Schedules; Schedule Supplements ....................................... 100

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SCHEDULES
Schedule 1.1(i)    Owned Real Properties
Schedule 1.1(ii)    Real Property Leases
Schedule 1.1(iii)    Station Properties
Schedule 1.1(iv)    Third Party Leases
Schedule 1.1(v)    Ground Leases
Schedule 1.1(vi)    Retained Contamination
Schedule 1.1(vii)    Title Policy Endorsements
Schedule 2.1(a)    Personal Property
Schedule 2.1(b)    Personal Property Leases
Schedule 2.1(e)    Transferred Permits
Schedule 2.1(f)    Assumed Contracts
Schedule 2.2(a)    Excluded Assets
Schedule 2.2(k)    Excluded Personal Property
Schedule 2.2(x)    Other Excluded Assets
Schedule 2.7        Assigned Drop Value
Schedule 3.3        No Violation
Schedule 3.4(b)    Tax Matters
Schedule 3.5        No Litigation
Schedule 3.6        Compliance with Laws
Schedule 3.7        Permits
Schedule 3.8(a)    Environmental Matters
Schedule 3.8(b)    Environmental Permits
Schedule 3.8(d)    Hazardous Materials
Schedule 3.9(b)-1    Conditions of Assets; Asbestos
Schedule 3.9(b)-2    Title to Assets; Disputes
Schedule 3.9(c)-1    Restrictions on Assets
Schedule 3.9(c)-2    Station Properties
Schedule 3.10(b)    Real Property Matters
Schedule 3.10(c)    Leased Real Property
Schedule 3.11(a)    Assumed Contracts Matters
Schedule 3.13(a)    Benefit Plans
Schedule 3.14(b)    Labor Matters
Schedule 3.17        Subsequent Events
Schedule 3.18(a)    Consignment Inventory
Schedule 3.18(b)    Product Warranty Claims
Schedule 3.19        Material Contracts
Schedule 3.21        Access/Sewer and Water; Traffic Flows
Schedule 3.23        Zoning
Schedule 3.24        Insurance
Schedule 3.26        Bonds
Schedule 5.2(g)    Conduct of Business: Assumed Contracts
Schedule 5.2(i)    Conduct of Business: Employee Compensation and Benefits
Schedule 5.6(b)-1    Buyer Fuel Equipment Inspections and Repair Protocol

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Schedule 5.6(b)-2    Fuel Equipment Inspections
Schedule 5.12(b)-1    Extension Leases
Schedule 5.12(b)-2    Leases Subject to Amendment
Schedule 5.14        ADA Settlement Agreement
Schedule 5.15        Station Property #4545 Remodel
Schedule 6.4        Corporate Stores
Schedule 6.7        Condemnation

EXHIBITS
Exhibit A    Form of Environmental Insurance Policy
Exhibit B    Form of Deposit Escrow Agreement
Exhibit C    Inventory Procedures

Exhibit D	Term Sheet for Seller Lease

Exhibit E	Form of Environmental Release

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 3, 2016 (the “Effective Date”) by and among CST California Stations, Inc., a Delaware corporation (“CST CA”), and CST Services LLC, a Delaware limited liability company (“CST Services” and, together with CST CA, referred to herein collectively as “Sellers” and each individually as “Seller”), 7-Eleven, Inc., a Texas corporation (“7-Eleven”), SEI Fuel Services, Inc., a Texas corporation and wholly-owned subsidiary of 7-Eleven (“SEI Fuel” and, together with 7-Eleven, referred to herein collectively as “Buyers”) and, solely for the purposes of Section 11.23 of this Agreement, CST Brands, Inc., a Delaware corporation (“Guarantor”).
RECITALS
WHEREAS, Sellers collectively own or lease a portfolio of 79 retail fuel outlets in California and Wyoming, including ancillary businesses such as convenience stores and car washes located at such fuel outlets, each of which is operated and managed by a Seller (the “Business”); and
WHEREAS, subject to the terms and conditions hereof, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, substantially all of the properties, assets, rights and claims of the Business owned or held by Sellers for the consideration specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1     Definitions. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1:
“7-Eleven” has the meaning set forth in the preamble of this Agreement.
“Actual Inventory Value” has the meaning set forth in Exhibit C.
“Acquisition Proposal” means, other than the transactions contemplated hereby, any offer or proposal from any third party relating to (a) any direct or indirect acquisition, purchase, lease or license of all or a majority of all of the consolidated assets of the Business or forty percent (40%) or more of any class of equity or voting securities of any Person whose assets, individually or in the aggregate, directly or indirectly include all or a majority of all of the consolidated assets of the Business, (b) any tender offer (including a self-tender offer) or exchange offer of Guarantor or any of its direct or indirect subsidiaries that, if consummated, would result in such third party directly or indirectly owning, beneficially or otherwise, forty percent (40%) or more of any class of equity or voting securities of any Person whose assets, individually or in the aggregate, directly or indirectly include all or a majority of all of the consolidated assets of the Business, or (c) any merger, merger/

division, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Guarantor or any of its direct or indirectly subsidiaries that, if consummated, would result in such third party directly or indirectly owning, beneficially or otherwise, forty percent (40%) or more of any class of equity or voting securities of any Person whose assets, individually or in the aggregate, directly or indirectly include all or a majority of all of the consolidated assets of the Business, in each case of clauses (a) through (c), whether in a single transaction or a series of transactions.
“ADA Settlement Agreement” means that certain Settlement Agreement and Release in Full, dated as of October 20, 2014, by and between Cecil Shaw and CST CA.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning twenty percent (20%) or more of the voting securities of another Person shall be deemed to control that Person.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Ancillary Agreements” means, collectively, the Deposit Escrow Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Seller Lease, the Site Access Agreements, the Environmental Release, the Special Warranty Deeds, each Assignment and Assumption of Real Property Lease, each Assignment and Assumption of Third Party Lease and each other agreement, certificate, instrument and document required to be delivered at the Closing or otherwise contemplated hereby.
“Antitrust Division” means the Antitrust Division of the United States Department of Justice.
“Assets” has the meaning set forth in Section 2.1.
“Assigned Drop Value” has the meaning set forth in Section 2.7.
“Assignment and Assumption Agreement” has the meaning set forth in Section 9.2(c).
“Assignment and Assumption of Real Property Lease” has the meaning set forth in Section 9.2(d).
“Assignment and Assumption of Third Party Lease” has the meaning set forth in Section 9.2(e).
“Assumed Contracts” has the meaning set forth in Section 2.1(f).
“Assumed Environmental Liabilities” has the meaning set forth in Section 2.3(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Available Indemnity Escrow Amount” has the meaning set forth in Section 8.9(a).
“Base Price” has the meaning set forth in Section 2.5(a).
“Benefit Plans” has the meaning set forth in Section 3.13(a).
“Bill of Sale” has the meaning set forth in Section 9.2(a).
“Business” has the meaning set forth in the recitals of this Agreement.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by Law to be closed.
“Buyer Fundamental Representations” has the meaning set forth in Section 8.1(a)(ii).
“Buyer General Representations” means all Buyer Surviving Representations other than the Buyer Fundamental Representations.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer Surviving Representations” has the meaning set forth in Section 8.1(a)(ii).
“Buyers” has the meaning set forth in the preamble of this Agreement.
“Buyers’ Allocation” has the meaning set forth in Section 2.6.
“Buyers’ Environmental Consultants” has the meaning set forth in Section 5.6(b)(iii).
“Cap” has the meaning set forth in Section 8.4(b).
“Casualty” has the meaning set forth in Section 6.6(a).
“Casualty Event” has the meaning set forth in Section 6.6(b).
“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, and any applicable rules, regulations, directives and Orders promulgated or issued thereunder.
“CIC Conversion Date” means the date on which a particular Station Property is converted from Seller-operated to Buyer-operated or commissioned marketer-operated following the Closing.
“Closing” has the meaning set forth in Section 9.1.
“Closing Date” has the meaning set forth in Section 9.1.
“Closing Date Deposit” has the meaning set forth in Section 2.5(b)(i).

“Closing Documents” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Environmental Release, the Special Warranty Deeds, each Assignment and Assumption of Real Property Lease and each Assignment and Assumption of Third Party Lease.
“COBRA” means the group health plan continuation coverage and notification requirements set forth in Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code.
“COBRA Coverage” has the meaning set forth in Section 6.4(e).
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.14.
“Commitment” or “Commitments” has the meaning set forth in Section 5.7(a).
“Condemnation Action” has the meaning set forth in Section 6.7.
“Confidentiality Agreement” means the confidentiality agreement, dated as of February 1, 2016, by and between Raymond James and 7-Eleven, under which Sellers are third party beneficiaries.
“Contamination” means the presence in the environment, whether known or unknown, of Hazardous Materials at, on or under, or originating or migrating from, any Station Property. “Contamination” also shall include any increase in or exacerbation of any Contamination.
“Contract” means any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement (whether written or oral, and whether express or implied) that is legally binding.
“Contract Consents” has the meaning set forth in Section 5.12(a).
“CST CA” has the meaning set forth in the preamble of this Agreement.
“CST Services” has the meaning set forth in the preamble of this Agreement.
“Cutoff Date” has the meaning set forth in Section 8.1(a)(i).
“Data Room Site” means the virtual data room site entitled “Project Bear Round 2” established by Sellers, in connection with the sale of the Assets, to which Buyers and their requested Representatives have been given access, at https://ws.onehub.com.
“Deductible” has the meaning set forth in Section 8.4(a).
“Defect” or “Defects” has the meaning set forth in Section 5.7(a).
“Deposit” has the meaning set forth in Section 2.4.
“Deposit Escrow Agreement” has the meaning set forth in Section 2.4.

“Disclosure Schedules” means the Schedules attached to this Agreement.
“Documents” means all books, files, records and other materials and documents of Sellers relating primarily to the Business and the Assets (including all Environmental Reports located at Sellers’ office located at 685 West 3rd St., Hanford, California 93230 and all Environmental Reports located at the Station Properties), but excluding (i) personnel files for any employees of Sellers who are not Transferring Employees and (ii) Sellers’ Records, in each case, whether or not in electronic form.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Effective Time” means 12:01 a.m., San Antonio time, on the Closing Date.
“Employees” has the meaning set forth in Section 6.4(a).
“Engineering and Institutional Controls” means those restrictions and requirements imposed or approved by any Governmental Entity with respect to activities on and/or the use of the Real Property, including easements, paving caps, engineered barriers, groundwater restrictions, activity and use limitations or restrictions pursuant to applicable Law, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, and registration of sites containing Contamination.
“Environmental Consultant” has the meaning set forth in Section 5.6(a).
“Environmental Insurance Policy” means that certain claims-made environmental insurance policy, including all appendices thereto, with a policy limit of $20,000,000 to be issued by the Insurer at the Closing in connection with this Agreement, in substantially the form attached hereto as Exhibit A, subject to any additional exclusions identified between the Effective Date and the date of binding of such policy that constitute Retained Contamination or are otherwise acceptable to Buyers.
“Environmental Law” or “Environmental Laws” mean any and all Laws relating to pollution, the environment, protection of public and worker health and safety as it relates to exposure to Hazardous Materials, or Hazardous Materials, including, but not limited to, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 42 U.S.C. § 1251, et seq., the Federal Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., any amendments to the foregoing, and any similar federal, state or local Laws.
“Environmental Liabilities” means any and all obligations, responsibilities, Proceedings and Liabilities arising under Environmental Laws or Contracts or otherwise related to the environment, pollution, natural resources, Hazardous Materials (including the actual or alleged exposure of any Person or property to Hazardous Materials or the Release of Hazardous Materials

into the environment) or Contamination, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional.
“Environmental Release” has the meaning set forth in Section 9.2(s).
“Environmental Reports” means (i) UST registrations showing ownership of all Fuel Equipment in Sellers, (ii) installation and maintenance records pertaining to the Fuel Equipment, including information showing the age and type of the Fuel Equipment at each Real Property, and (iii) all Phase I ESAs and material environmental reports, assessments, audits, citations, notices, surveys, studies and investigations concerning the environmental condition of the Real Property, the existence of Hazardous Materials at, on, under or migrating from the Real Property, the Retained Contamination and Sellers’ compliance with any Environmental Laws with respect to the Real Property.
“Environmental Tests” means the Fuel Equipment Inspections and Phase I ESAs, collectively.
“Equipment” means all Seller-owned assets, other than land, buildings and Inventory, located at the Real Property as of the Effective Time, including the Fuel Equipment, product dispensers, pumps, air compressors, lifts, convenience store coolers and car washing equipment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means an escrow agreement by and among Buyers, Sellers and the Escrow Agent, in the form mutually agreed to by Buyers and Sellers.
“Escrow Amounts” means, collectively, the Indemnity Escrow Amount, the Inventory Deposit Amount, the Lease Renewal Option Escrow Amount and the LSP Escrow Amount.
“Estimated Inventory Value” has the meaning set forth in Exhibit C.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(b).
“Excluded Inventory” has the meaning set forth in Exhibit C.
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).
“Final CIC” means the consummation of the conversion of the last remaining Station Property by the final CIC Conversion Date.
“Final Closing Adjustment” has the meaning set forth in Section 6.3(b)(iii).

“Financial Statements” means, collectively, (a) the unaudited profit and loss reports of the Business for the years ended December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015 and (b) the unaudited profit and loss reports of the Business for the latest twelve months ended November 30, 2015 and February 29, 2016, in each case, made available to Buyers.
“FTC” means the United States Federal Trade Commission.
“Fuel Equipment” means all fuel fixtures and equipment attached or affixed to, located at, or used or held for use in connection with the Station Properties, including all petroleum pumps and dispensers, dispenser pans or under-dispenser containers, STP and overfill sumps, vapor recovery equipment, automatic tank gauges, leak detectors, underground and aboveground fuel storage tanks and associated piping, fuel lines, fittings and connections and other related equipment of Sellers used or held for use or located at the Station Properties.
“Fuel Equipment Contractors” has the meaning set forth in Section 5.6(b)(i).
“Fuel Equipment Inspections” has the meaning set forth in Section 5.6(b)(i).
“Fuel Equipment Repair Costs” means the costs associated with any Fuel Equipment Repairs.
“Fuel Equipment Repairs” means any repairs required to remedy any leaks, cracks, damage or improper installation, maintenance or repair in, to or with respect to the Fuel Equipment or any component thereof in order to comply with applicable Laws and/or the Standards, including any upgrades required to the Fuel Equipment to the extent necessary to make the Fuel Equipment compliant with applicable Laws and/or the Standards.
“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
“Governmental Entity” means any court, legislature, office, department, commission, board, bureau, agency, authority, instrumentality or other similar recognized body of any federal, state, county, district, local or foreign or other government unit or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), and whether now or hereafter in existence, including any court, tribunal or arbitrator (public or private).
“Government Funding” has the meaning set forth in Section 6.1(d).
“Ground Leases” means those Real Property Leases set forth on Schedule 1.1(v) pursuant to which a Seller leases from a third party the underlying real property owned by such third parties.
“Guarantor” has the meaning set forth in the preamble to this Agreement.
“Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any substance, material, or waste defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,”

“hazardous material,” “hazardous waste,” “toxic substance” “hazardous chemical” or “petroleum” under any Environmental Law, and including petroleum or any fraction thereof, petroleum products, oil, gasoline, diesel, MTBE, radioactive substances, asbestos, asbestos-containing material, radon, mercury, lead-based paint, urea formaldehyde and polychlorinated biphenyls and any constituents or by-products of such substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Filings” has the meaning set forth in Section 5.4(b).
“HSR Regulatory Approval” has the meaning set forth in Section 5.4(b).
“Income Tax” means any U.S. federal, state, local, or non-U.S. tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.
“Indebtedness” means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities due and all other amounts payable in connection therewith), (b) any indebtedness or other Liability evidenced by any note, bond, debenture or other similar instrument or debt security, (c) any Liability arising out of interest rate or currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates (valued at the termination value thereof), (d) any reimbursement under letters of credit or similar transactions, (e) any obligation (including accrued interest, termination fees or pre-payment penalties) under any capital lease, (f) any guarantees on behalf of third parties with respect to any obligation described in the preceding clauses (a) through (e), (g) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (f), and (h) any fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (h).
“Indemnification Notice” has the meaning set forth in Section 8.5.
“Indemnified Party” has the meaning set forth in Section 8.5.
“Indemnifying Party” has the meaning set forth in Section 8.5.
“Indemnity Escrow Account” has the meaning ascribed to such term in the Escrow Agreement.
“Indemnity Escrow Amount” has the meaning set forth in Section 2.5(b)(ii).
“Initial Termination Date” has the meaning set forth in Section 10.1(c).
“Insurer” means Navigators Specialty Insurance Company.

“Intangible Property” has the meaning set forth in Section 2.1(k).
“intentional misconduct” means any intentional act or failure to act knowing that such conduct would reasonably be expected to result in injury, Loss, breach of contract or obligation or violation of Law.

“Intellectual Property” means, collectively, all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or in any jurisdiction throughout the world: (a) trademarks, trade names, service names and service marks, trade dress (registered and unregistered), product names, brands, logos and other distinctive identifications and indicia of origin used in commerce, whether registered or existing at common law and whether in connection with products or services, including all applications and registrations and the goodwill connected with the use of and symbolized by any of the foregoing; (b) copyrights (registered and unregistered), works of authorship, whether fixed or unfixed, and any registrations and applications for any of the foregoing, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) patents and industrial design registrations and patent applications (including any continuations, continuations-in-part, renewals, reissues, reexaminations and applications for any of the foregoing); (d) websites and internet domain name registrations; (e) proprietary and/or confidential business information, know-how, trade secrets, inventions, discoveries, improvements, designs, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, drawings, plans, specifications, methodologies and ideas; (f) shrink-wrap, click-wrap or similar licenses provided in connection with off-the-shelf or pre-loaded software or online services; (g) social media sites (Facebook, Twitter, YouTube, etc.) used by any Seller relating to the Business; (h) computer software including source code, object code, firmware, systems, tools, data, databases and related documentation; and (i) all other intellectual property and interests and protections and other rights that are associated with, similar to, or required for the exercise of, any of the foregoing.
“Interim Closing Adjustment” has the meaning set forth in Section 6.3(b)(ii).
“Inventory” means fuel inventory, merchandise inventory (of every type and description, including alcohol and alcoholic beverages), supplies inventory and other consumable items not intended for retail sale, food service inventory, and cash drawer contents (including the Petty Cash) located at the Station Properties at the applicable CIC Conversion Date; provided, however, that Inventory does not include any inventory that cannot be transferred pursuant to applicable Law or any proprietary products that Sellers intend to remove prior to the applicable CIC Conversion Date.
“Inventory Deposit Amount” has the meaning set forth in Exhibit C.
“Inventory Deposit Account” has the meaning ascribed to such term in the Escrow Agreement.
“Inventory Value” means the aggregate value of Sellers’ Inventory determined in accordance with Exhibit C.

“IRS” means the United States Internal Revenue Service.
“Knowledge of Sellers” (or similar terms) means the actual knowledge of Robert Segura, Charles Pettibon, Daniel Robinson and Jeff Truman, after due and appropriate inquiry by the foregoing persons of those persons within each Seller’s organization or who have been retained by, or have continued to provide services to, a Seller in connection with the transactions contemplated by this Agreement (e.g., environmental consultants) who are, in the reasonable judgment of such foregoing persons, in position to be most familiar with the applicable subject matter.
“Law” means any federal, state, county, district, local, foreign or other statute, law (including common law and common law theories), act, constitution, principle of common law, directive, resolution, by-law, code, edict, promulgation, declaration, requirement, restriction, Permit, Order, decision, determination, award, case law, ordinance, treaty, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, in each case as in effect on the date of this Agreement.
“Lease Amendments” has the meaning set forth in Section 5.12(b).
“Lease Consent” has the meaning set forth in Section 5.8(a).
“Lease Estoppel” has the meaning set forth in Section 5.8(a).
“Lease Renewal Option Escrow Account” has the meaning ascribed to such term in the Escrow Agreement.
“Lease Renewal Option Escrow Amount” has the meaning set forth in Section 2.8(a).
“Leased Real Properties” means all of the real property subject to a Real Property Lease.
“Liability” or “Liabilities” means and includes any direct or indirect liability, debt, loss, damage, adverse claim, fine, penalty or obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or become due and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, whether called a liability, obligation, Indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, including any restriction or encumbrance of any kind on any Assets under the Valero Supply Agreement.
“Like-Kind Exchange” has the meaning set forth in Section 11.12.
“Loss” or “Losses” means all Liabilities, losses, damages, judgments, awards, penalties and settlements, including court costs and reasonable fees and expenses of attorneys and expert witnesses that naturally arise from or relate to, or are the probable and reasonably foreseeable (or within the contemplation of the Parties as of the date hereof) consequence of, the breach of this Agreement.

“LSP Escrow Account” has the meaning ascribed to such term in the Escrow Agreement.
“LSP Escrow Amount” has the meaning set forth in Section 2.8(b).
“made available” means such documents, materials or other information available and accessible to Buyers and their requested Representatives in the Data Room Site on the third (3rd) Business Day immediately preceding the Effective Date, or any date thereafter by which this Agreement requires that documents, materials or other information must be included in the Data Room Site or provided to Buyers.
“Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect (whether or not foreseeable, known as of the Effective Date or Closing Date or covered by insurance) having, or that would reasonably be expected to have, either by itself or in the aggregate with respect to all such matters, a material adverse effect on (a) the operations, results of operations, Assumed Liabilities, Assets or the Business, taken as a whole, or (b) the ability of Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, other than any change, event, circumstance, development, condition, occurrence or effect relating to: (i) any changes in the United States or global economy in general as a whole; (ii) any changes in conditions affecting the industries in which Sellers operate in general, including the demand for gasoline and fluctuations in the price and quality of oil; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) the identity of Buyers or any of their Affiliates as the buyers of the Business or the announcement of this Agreement in accordance with Section 11.1; (v) compliance with the terms of this Agreement or actions of a Seller or any of its Affiliates that Buyers have expressly requested or to which Buyers have expressly consented; (vi) any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by, the United States; (vii) earthquakes, hurricanes, tornadoes, floods or other natural or man-made disasters; (viii) changes in, or in the application of, applicable Laws or accounting principles; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any change, event, circumstance, development, condition, occurrence or effect referred to in the immediately foregoing clauses (i), (ii), (iii) and (viii) shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent that the impact of such change, event, circumstance, development, condition, occurrence or effect has a disproportionate adverse impact on the Business, taken as a whole, as compared to other participants in the industries in which Sellers operate the Business.
“Material Environmental Condition” has the meaning set forth in Section 5.6(c).
“MTBE” means methyl tertiary butyl ether.
“NFA Letter” means a letter from a Governmental Entity communicating NFA Status.
“NFA Status” means either: (a) a written determination or comparable written statement received from a Governmental Entity (including without limitation a posting on such Governmental

Entity’s website) that no further Remediation Activities are required to meet applicable clean-up standards based on the commercial or industrial use of the applicable Station Property on the date of the Agreement under applicable Environmental Laws; or (b) when all necessary Remediation Activities have been completed to meet applicable clean-up standards based on the commercial or industrial use of the applicable Station Property on the date of the Agreement under applicable Environmental Laws, so long as the insurance carrier that has issued the Environmental Insurance Policy determines that coverage under the Environmental Insurance Policy is restored as to the applicable Station Property. It is expressly understood that “NFA Status” shall include no further action determinations subject to Engineering and Institutional Controls that comply in all respects with applicable Environmental Laws.
“Non-Transferred Contracts” has the meaning set forth in Section 5.12(d).
“Objectionable Disclosure” has the meaning set forth in Section 5.8(c).
“Ongoing Operations” has the meaning set forth in Section 5.16(c)(iv).
“Order” means any order, ruling, mandate, writ, injunction, judgment, verdict, decree or arbitration award of any Governmental Entity.
“Ordinary Course of Business” means, with respect to Sellers, the ordinary course of business of Sellers during the period from May 1, 2014 to the Effective Date.
“Owned Real Properties” means, collectively, all of the real property set forth on Schedule 1.1(i), together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by one or more Sellers.
“Partial Condemnation Action” has the meaning set forth in Section 6.7.
“Party” or “Parties” means Buyers and/or Sellers, as the case may be.
“Per-Claim Deductible” has the meaning set forth in Section 8.4(a).
“Permits” means licenses, sublicenses, permits, approvals, certificates, certifications, endorsements, qualifications, accreditations, rights, variances, permissive uses, consents, agreements, franchises, interim licenses and other authorizations of every nature whatsoever, in each case, issued or granted by or obtained from Governmental Entities and renewals thereof, including appropriate certificates of occupancy and liquor license permits.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or being contested in good faith by appropriate proceedings (including any interest, penalties or additions to any such taxes or assessments), (c) Liens granted to any lender at the Closing in connection with any financing by Buyers of the transactions contemplated hereby, (d) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property but excluding any material violations of any such Laws, (e) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any Assumed Contract, (f) any lien or encumbrance on the fee interest of real property covered by any Real Property Lease, (g) any statutory lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent, (h) any utility company rights of way, properly recorded and insurable easements or franchises for electricity, water, steam, gas telephone or other service or the rights to use and maintain poles, lines, wires, cables pipes, boxes and other fixtures and facilities in, over, under and upon any Station Property that are included in the Assets, (i) Liens created by Buyers’ examination or inspection of the Assets, including any entry upon any Real Property in connection therewith, and any Permitted Real Property Encumbrances and (j) Permitted Real Property Encumbrances.
“Permitted Real Property Encumbrances” has the meaning set forth in Section 5.8(b).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Entity or other legal entity.
“Personal Property” has the meaning set forth in Section 2.1(a).
“Personal Property Leases” has the meaning set forth in Section 2.1(b).
“Petty Cash” means, with respect to each Station Property, the cash left at the premises of such Station Property.
“Phase I ESAs” has the meaning set forth in Section 5.6(a).
“Plans” means, collectively, all site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which now or as of the Effective Time are owned by any Seller and which relate to any Station Property.
“Pre-Closing Charges” has the meaning set forth in Section 6.3(b)(i).
“Preexisting Environmental Condition” means, with regard to any Station Property, any environmental condition first occurring or existing on, at or under such Station Property prior to the Effective Time, including Contamination first occurring or existing prior to the Effective Time at a Station Property or at a site other than a Station Property to or at which any of Sellers or any of their predecessors or Affiliates disposed of or arranged for the disposal of any Hazardous Material prior to the Effective Time.
“Proceeding” means any action, suit, claim, demand, litigation, cause of action, assessment, hearing, proceeding, arbitration, investigation, audit, citation, notice, right in action or mediation by or before any Governmental Entity.
“Proposal” has the meaning set forth in Section 5.5.
“Purchase Price” has the meaning set forth in Section 2.5(a).

“Raymond James” means Raymond James & Associates, Inc.
“Real Property” means, collectively, all Owned Real Properties and all Leased Real Properties.
“Real Property Leases” means the leases or similar agreements (including all modifications, amendments and supplements thereto) pursuant to which a Seller is a tenant, subtenant, lessee, sublessee or otherwise uses or occupies real property owned by a third party, or the improvements located on real property owned by a third party, as set forth on Schedule 1.1(ii).
“Rejected Property” means, collectively, the Station Properties rejected by Buyers and removed from the Assets pursuant to the terms and conditions of this Agreement, including Section 2.8(b), Section 5.6(c), Section 5.7(b), Section 5.7(c), Section 5.7(e), Section 5.8(a), Section 6.6(b)(ii) and Section 6.7.
“Release” has the meaning set forth in CERCLA.
“Remediation Activities” means those activities that are required to investigate, assess, remove, remediate and/or monitor any Retained Contamination in order to comply with all applicable Legal Requirements and all schedules, approvals and requirements of the appropriate Governmental Entities. Except as otherwise provided in Section 6.1, “Remediation Activities” do not include activities that exceed what is required by applicable Governmental Entities pursuant to applicable Environmental Law for the existing use of the subject property.
“Remediation Site” has the meaning set forth in Section 6.1(a).
“Representatives” means, with respect to a Person, its officers, directors, trustees, partners, members, managers, employees, consultants, financial advisors, counsel, accountants, auditors and other agents of such Person.
“Restricted Activities” has the meaning set forth in Section 5.16(a).
“Restricted Area” has the meaning set forth in Section 5.16(a).
“Restricted Parties” has the meaning set forth in Section 5.16(a).
“Retained Contamination” means (a) all Contamination that is identified on Schedule 1.1(vi) and (b) all Contamination that is identified after the Effective Date and prior to Closing, including all Contamination that is identified during Fuel Equipment Inspections or Fuel Equipment Repairs, if (i) Governmental Entities open an incident number with respect to such Contamination or (ii) such Contamination is excluded from coverage under the Environmental Insurance Policy as of the effective date of the Environmental Insurance Policy.
“Schedule Supplement” has the meaning set forth in Section 5.3(b).
“SEI Fuel” has the meaning set forth in the preamble of this Agreement.

“Seller” or “Sellers” has the meaning set forth in the preamble of this Agreement.
“Seller COBRA Beneficiary” has the meaning set forth in Section 6.4(e).
“Seller Estoppel” has the meaning set forth in Section 5.8(b).
“Seller Fundamental Representations” has the meaning set forth in Section 8.1(a)(i).
“Seller General Representations” means all Seller Surviving Representations other than the Seller Fundamental Representations.
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Lease” has the meaning set forth in Section 6.11.
“Seller Surviving Representations” has the meaning set forth in Section 8.1(a)(i).
“Seller-Related Parties” means, collectively, each Seller and such Seller’s subsidiaries and Affiliates and its and their respective owners, Representatives, managers, divisions, contractors, invitees, servants, predecessors, successors and assigns and Valero Energy Corp. and its subsidiaries and Affiliates.
“Sellers’ Records” has the meaning set forth in Section 2.2(i).
“Site Access Agreement” has the meaning set forth in Section 6.1(a).
“SNDA” has the meaning set forth in Section 5.8(a).
“Special Warranty Deed” has the meaning set forth in Section 9.2(b).
“Standards” has the meaning set forth in Section 5.6(b)(ii).
“Station Properties” means the 79 properties owned or leased by and operated by a Seller, as set forth on Schedule 1.1(iii).
“Straddle Period” has the meaning set forth in Section 6.3(b)(i).
“Surveys” has the meaning set forth in Section 5.7(a).
“Survival Date” has the meaning set forth in Section 8.1(a)(iii).
“Tank Owner Change Forms” has the meaning set forth in Section 6.1(f)(ii).
“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period or being treated as a successor or transferee by contract, statute or otherwise.
“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
“Third Party Claim” has the meaning set forth in Section 8.6(a).
“Third Party Collateral” means, collectively, all collateral securing the obligations of tenants under the Real Property Leases, including all security deposits held by any Seller under any of the Real Property Leases.
“Third Party Leases” means the leases and similar agreements (including all modifications, amendments and supplements thereto) pursuant to which a Seller is a landlord, sublandlord, lessor or sublessor or otherwise grants to a third party the right to use or occupy any Real Property, set forth on Schedule 1.1(iv).
“Title Company” means First American Title Company, National Commercial Services, 1826 N Loop 1604 W, Suite 125, San Antonio, Texas 78248. The relevant contact person at the Title Company for purposes of this Agreement and the transactions contemplated hereby shall be Karen A. Young, Vice President/Underwriting Counsel.
“Title Objection Date” has the meaning set forth in Section 5.7(a).
“Title Policy” means an owner’s policy of title insurance in favor of the applicable Buyer insuring fee title to an Owned Real Property or leasehold title under a Ground Lease, as applicable, being vested in such Buyer, subject only to the Permitted Liens applicable to such property or lease, and in such form and including such endorsements as set forth on Schedule 1.1(vii) and as may be mutually agreed upon by such Buyer and Sellers or as otherwise may be required to cure any title defect.
“Total Condemnation Action” has the meaning set forth in Section 6.7.
“Trade Programs” means all outstanding existing programs, practices or arrangements that relate to trade discounts, trade promotions, marketing, advertising, promotional sales or coupons related to, used in or that affect the Business or the Assets.
“Transfer Taxes” has the meaning set forth in Section 6.3(a).
“Transferred Permits” has the meaning set forth in Section 2.1(e).
“Transferring Employee” or “Transferring Employees” has the meaning set forth in Section 6.4(a).
“Union” has the meaning set forth in Section 3.14.

“UST” means any one or combination of tanks, including pipes connected thereto, that is used for the storage of Hazardous Materials and that is substantially or totally beneath the surface of the ground.
“Valero Supply Agreement” has the meaning set forth in Section 5.10.
“WARN Act” means the Worker Adjustment and Retraining Notification Act and any other similar applicable state or local Laws, all as amended, and the rules and regulations promulgated thereunder.
Section 1.2    Section Headings;     Interpretation. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The preamble and recitals to this Agreement and all Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to “dollars” or “$” shall mean the lawful money of the United States of America.
ARTICLE II
ASSETS AND ASSUMED LIABILITIES
Section 2.1    Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, which shall be deemed to occur effective at the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyers, and Buyers shall purchase, acquire and receive, or cause its nominees or designees to purchase, acquire and receive, all of Sellers’ right, title and interest in, to and under the assets, properties, rights, goodwill, going concern value, claims and businesses of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, located at the Real Property, in the case of tangible property, and whether now existing or hereafter acquired prior to the Closing Date, primarily related to, generated by, or used or held for use primarily in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in any Seller’s books or records or in the Schedules hereto, free and clear of all Liens (other than Permitted Liens), other than the Excluded Assets, as the same may exist at the Closing (collectively, the “Assets”), including the following:
(a)    all furniture, furnishings, leasehold improvements, fixtures, equipment (including point of sale equipment), machinery, signs, tools, motor vehicles, office equipment,

supplies, computers, networking and other data transmission cables and wiring, telephone numbers, mops, brooms and other cleaning supplies, crates, totes and other items of tangible personal property (including the Equipment) used or held for use in the operation, ownership, lease or license of the Assets or the Business, including the items listed on Schedule 2.1(a) (collectively, the “Personal Property”);
(b)    the leases and rental agreements in respect of leased or rented Personal Property, including those leases and agreements listed on Schedule 2.1(b) (the “Personal Property Leases”);
(c)    (i) the Owned Real Properties, (ii) the Third Party Leases and (iii) the Real Property Leases, together, in each case, with all of Sellers’ right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (if any, in the case of the Leased Real Properties) and privileges with respect thereto;
(d)    all of the Inventory owned, used or held for use by Sellers;
(e)    to the extent legally transferable, all Permits benefiting or affecting the Real Property, the Station Properties, any of the Assets or the Business, including, without limitation, all Permits required by Environmental Law for the operation of the Business, and all rights and incidents of interest therein, including those Permits listed on Schedule 2.1(e) (collectively, the “Transferred Permits”);
(f)    the Contracts, including all modifications, amendments and supplements thereto, listed in Schedule 2.1(f), (together with the Third Party Leases, the Real Property Leases and the Personal Property Leases, and excluding any Contracts solely related to Rejected Properties (if any), the “Assumed Contracts”);
(g)    the Petty Cash at the Station Properties;
(h)    all Documents;
(i)    all credits, deposits, advance payments (including rents), deferred charges, claims for refunds and prepaid charges and expenses, including prepaid rent, rights of offset in respect thereof and all retentions or holdbacks of a Seller, including the Third Party Collateral, to the extent such items benefit the Business and relate to periods from and after the Closing;
(j)    all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property;
(k)    the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business or any of the Assets, including, without limitation, all rights of either Seller under or pursuant to all warranties, representations, indemnities and guaranties made by suppliers, distributors, manufacturers and contractors to the extent relating to products sold or services provided to either Seller in relation to the Real Property, the Inventory, the Business or the

other Assets, or to the extent affecting any Assets and similar rights; in each case to the extent legally transferable (collectively, the “Intangible Property”);
(l)    all claims, counterclaims, causes of action, rights or recourse of either Seller against third parties relating to the Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent;
(m)    all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, pursuant to Section 6.6 or Section 6.7;
(n)    any notes receivable owed to a Seller under any Assumed Contract; and
(o)    any other assets of Sellers identified after the Effective Date and primarily related to, generated by, or used or held for use primarily in connection with the Business as reasonably requested by Buyers.
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary herein, Sellers shall not sell, convey, assign, transfer or deliver to Buyers, and Buyers shall not purchase, acquire or accept from Sellers (and the Assets shall not include), the following assets, properties and rights (collectively, the “Excluded Assets”):
(a)    any assets, properties and rights of Sellers listed on Schedule 2.2(a);
(b)    all Contracts to which a Seller is party other than the Assumed Contracts (the “Excluded Contracts”);
(c)    all Trade Programs and all Contracts, agreements and arrangements related thereto;
(d)    all Intellectual Property or rights of any nature or kind owned, licensed or used or held of use by Sellers, including but not limited to the “Valero” or “Corner Store” names, other trade names, service marks, trademarks, trade dress, web sites, web pages, domain names and registrations therefor, and all items, including signage and proprietary merchandise, bearing any of the foregoing;
(e)    funds on deposit, prepaid expenses and utility deposits under the Excluded Contracts and any nontransferable Permits held by a Seller (including any nontransferable liquor and beverage Permits);
(f)    accounts receivable, or the proceeds thereof, or trade receivables owed to a Seller;
(g)    any retainers or similar funds on deposit with any professionals retained by a Seller;
(h)    except as expressly provided in Section 2.1(l), all claims or causes of action that a Seller may assert against any Person;

(i)    except as otherwise expressly provided in this Agreement (including Section 2.1(h)), all of Sellers’ books, records, files, employee manuals, employee training materials, plans and other documents pertaining to the Station Properties and Sellers’ Tax Returns and supporting documentation related thereto, corporate franchise, stock record books, record books containing minutes of meetings of directors, stockholders, managers or members, as applicable, and such other records as having to do exclusively with Sellers’ corporate or limited liability company organization or capitalization (collectively, the “Sellers’ Records”), other than environmental records required by law to be left at the applicable Station Property;
(j)    all personnel records and other records (A) that are part of the Documents that Sellers are required by Law to retain in their possession (provided that copies of any such records shall be made available to Buyers at the Closing, to the extent permitted by Law) or (B) of employees who are not Transferring Employees;
(k)    except as expressly provided in Section 2.1(k), all intangible property or rights of any nature or kind owned, licensed or used by a Seller;
(l)    (i) any vendor owned equipment (including racks and displays, ice merchandise, reach-in beverage cases, ice cream cases, freezers, coffee and soft drink equipment, change safe, bakery and food service ovens and cases, microwaves, DVR and camera equipment and car wash equipment and supplies), (ii) property owned by a supplier of a Seller (including backroom computer, electronic funds transfer equipment and routers), (iii) any air and water stands, ATM machines, lotto machines, money order machines and payphones, (iv) any other leased, consigned or licensed property of any kind or nature, in each case, listed in Schedule 2.2(k); provided that, for the avoidance of doubt, the foregoing shall not diminish the leasehold or other interest under the Personal Property Leases transferred from Sellers to Buyers pursuant to Section 2.1(b) or (v) any of Sellers’ or their Affiliates’ proprietary network routers, computers and other equipment used to connect to Sellers’ credit card processing system (excluding point of sale equipment and networking or other data transmission cables and wiring expressly included as Assets pursuant to Section 2.1(a));
(m)    except for the Petty Cash at the Station Properties, any and all cash, cash equivalents, uncollected checks, deposits, bank deposits and accounts, certificates of deposit, governmental obligations, marketable securities, and all other securities and monies of Sellers;
(n)    Sellers’ drafts, deposit slips for Sellers’ bank accounts and Sellers’ bank endorsement stamps;
(o)    Sellers’ check verification devices and money order printers;
(p)    the Excluded Inventory;
(q)    any of Sellers’ rights or claims to any refunds or credits of any U.S. federal, state, local or non-U.S. Tax (i) paid or payable by Sellers (including, for the avoidance of doubt, pursuant to Section 6.3 and/or Section 9.4) or (ii) relating to the Assets or the Business for any period or portion thereof ending on or prior to the Closing Date;

(r)    any notes receivable owed to a Seller under any Excluded Contract;
(s)    all reimbursements or other rights to payment to which Sellers are entitled under any state petroleum storage tank fund or other similar fund for any costs incurred by Sellers prior to or after the Effective Time that are related solely to Retained Contamination or Remediation Activities;
(t)    all rights that have accrued or will accrue to Sellers under this Agreement or any of the Ancillary Agreements;
(u)    all insurance policies of Sellers and their respective Affiliates, and all rights to applicable claims and proceeds thereunder, other than (i) any third party property and casualty insurance proceeds, and any rights to third party property and casualty insurance proceeds, pursuant to Section 6.6 or Section 6.7 and (ii) the Environmental Insurance Policy;
(v)    all Benefit Plans and all rights and assets related thereto;
(w)    all of Sellers’ rights, title and interest in, to and under all Rejected Properties and all of Sellers’ rights, title and interests in, to and under, the assets, properties, rights, goodwill, going concern value, claims and businesses of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, located at the Rejected Properties, in the case of tangible property, and whether now existing or hereafter acquired prior to the Closing Date, primarily related to, generated by, or used or held for use primarily in connection with any of the Rejected Properties, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in any Seller’s books or records or in the Schedules hereto, including any Inventory physically located at the Rejected Properties on the Closing Date in the Ordinary Course of Business; and
(x)    the items set forth on Schedule 2.2(x) that are owned by any Person other than Sellers or their Affiliates; provided, that such Person may agree to leave such items at the applicable Station Property.
Section 2.3    Assumed Liabilities; Excluded Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyers shall assume and agree to pay, perform and discharge when due in accordance with their respective terms only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:
(i)    all Liabilities under the Assumed Contracts to the extent such Liabilities relate to periods occurring at or after the Effective Time or events or circumstances first occurring at or after the Effective Time (provided, however, that a Liability shall not be deemed to relate to such periods, events or circumstances merely because a related Proceeding is brought after the Effective Time with respect to events or circumstances occurring prior to the Effective Time), to the extent assigned and to the extent such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation (or any event that with or without notice or lapse of time, or both, would constitute a failure to perform, improper performance, warranty or other breach, default or violation) by any Seller prior to the Effective Time;
(ii)    all Liabilities relating to the employment by any Buyer or its Affiliates of any Transferring Employee or the engagement of any independent contractor by any Buyer or its Affiliate, in each case first arising at or after the Effective Time, including with respect to any Buyer’s or its Affiliates’ employment, termination of employment, employee benefit plans, compensation and other similar arrangements of any Buyer or its Affiliates and any claims relating thereto to the extent such claims relate solely to such Transferring Employee’s employment with or independent contractor’s service to any Buyer or its Affiliates and in no event shall any Buyer or its Affiliates assume any Liabilities provided for under any Benefit Plan regardless of when made;
(iii)    all Liabilities (including Environmental Liabilities) arising from or related to any violation of any Environmental Law to the extent first occurring at or after the Effective Time;
(iv)    all Liabilities for Taxes relating to the Business, the Assets or the Assumed Liabilities for any taxable period beginning on or after the Closing Date and any other Taxes for which Buyers are expressly liable under this Agreement;
(v)    all Liabilities (including Environmental Liabilities) arising from or related to any Preexisting Environmental Condition, excluding only the costs and expenses associated with the Remediation Activities, and then only until such time as the Retained Contamination at a particular Station Property achieves NFA Status (together with the Liabilities described in clause (iii) above, the “Assumed Environmental Liabilities”); provided, however, that the term “Assumed Environmental Liabilities” (A) shall not include, and Buyers do not assume, any Liabilities (including Environmental Liabilities) of any prior owner or operator of the Business related to Preexisting Environmental Conditions for which a Seller is not directly or indirectly liable; and (B) shall not limit or otherwise affect Buyers’ rights under ARTICLE VIII; and
(vi)    all other Liabilities arising out of or relating to Buyers’ ownership or operation of the Business or the Assets to the extent such Liabilities relate to periods occurring at or after the Effective Time or events or circumstances first occurring at or after the Effective Time; provided, however, that a Liability shall not be deemed to relate to such events, circumstances or periods merely because a related Proceeding is brought after the Effective Time with respect to events or circumstances occurring prior to the Effective Time.
(b)    The transaction contemplated by this Agreement is the purchase and sale of assets and not a de facto merger between any of Sellers and Buyers. No Buyer is a successor in interest to any Seller, and neither any Seller nor, except as may be elected by Buyers with respect to certain of the Transferring Employees, any shareholder, officer, director, manager, member or partner of any Seller, as the case may be, shall have any continuing participation in the ownership or management of any of the Assets. Notwithstanding any other provision of this Agreement, any Schedule or Exhibit or any of the Ancillary Agreements to the contrary, and regardless of any disclosure to Buyers, Sellers and Buyers agree that Buyers shall not assume and shall not be responsible to pay, perform or discharge (and Sellers shall retain, pay, perform or otherwise discharge without recourse to Buyers) any Liabilities of either Seller, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, except to the extent they expressly constitute Assumed Liabilities in Section 2.3(a), the Excluded Liabilities include, without limitation:
(i)    all Liabilities arising out of or relating to Sellers’ ownership or operation of the Business or the Assets to the extent such Liabilities arise out of or relate to events, circumstances or periods occurring prior to the Effective Time;
(ii)    all Liabilities arising out of or to the extent relating to the Excluded Assets;
(iii)    all Liabilities (A) to the extent relating to (1) any employee of any Seller or its Affiliates who is not a Transferring Employee and (2) the employment by any Seller or its Affiliates of any Transferring Employee arising from, or related to events, facts or circumstances occurring prior to the Effective Time, including with respect to any Seller’s or its Affiliates employment, termination of employment, employee benefit plans, compensation and other similar arrangements of any Seller or its Affiliates and any claims relating thereto, and (B) to the extent relating to the engagement of any independent contractor by any Seller or its Affiliates arising from, or related to events, facts or circumstances occurring prior to the Effective Time, including with respect to any Seller’s or its Affiliates engagement, termination of engagement, compensation and other similar arrangements of any Seller or its Affiliates and any claims relating thereto;
(iv)    all Liabilities for Taxes relating to the Business, the Assets or the Assumed Liabilities for any taxable period ending prior to the Closing Date and any other Taxes or portions thereof for which Sellers are expressly liable under this Agreement;
(v)    all costs and expenses associated with the Remediation Activities until such time as the applicable Retained Contamination at a particular Station Property achieves NFA Status;
(vi)    all contractual indemnity obligations of Sellers, excluding Assumed Liabilities under the Assumed Contracts or Transferred Permits, relating to requirements of Environmental Law or Environmental Liabilities that Sellers have undertaken in connection with the Business or the Real Property;
(vii)    all criminal liability of Sellers, including under Environmental Laws;

(viii)    all Indebtedness of any Seller, except to the extent that any Indebtedness is an Assumed Liability under the Assumed Contracts;
(ix)    all Liabilities of any Seller arising from or relating to any product warranty or product liability claims relating to goods sold (including any claim alleging damages arising out of the sale of non-temperature corrected fuel), or services rendered, or any property damage or personal injury, whether or not covered by insurance, occurring prior to the Effective Time;
(x)    all Liabilities under any Assumed Contracts (A) that are not validly and effectively assigned to Buyers pursuant to this Agreement; (B) that do not conform to the representations and warranties of Sellers contained in Section 3.11; or (C) to the extent such Liabilities arise out of or relate to events, circumstances or periods first occurring prior to the Effective Time;
(xi)    all Liabilities arising from or related to any noncompliance prior to the Effective Time with any Law applicable to any Seller, the Business or the Assets;
(xii)    all Liabilities arising from or relating to any pending or threatened Proceeding arising from, relating to or otherwise in respect of the ownership or operation of the Business or the Assets by Sellers to the extent such Proceeding relates to such ownership or operation prior to the Effective Time;
(xiii)    all Liabilities related to a Rejected Property; provided, however, that this Section 2.3(b)(xiii) shall not limit the rights and remedies available to Sellers with respect to damage, destruction of property or other casualty events occurring on or to the Rejected Property to the extent arising from Buyers’ or their Representatives access to, or inspection of, the Rejected Properties and the fixtures and personal property located thereat;
(xiv)    all Liabilities arising from or relating to the dispute described in Schedule 3.9(b)-2;
(xv)    all Liabilities arising from or relating to the asbestos-containing materials at Station Property currently known as Corner Store #4552, as more particularly described in Schedule 3.9(b)-1; and
(xvi)    all Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation, execution and performance of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.
Section 2.4    Deposit. Within five (5) Business Days following the execution and delivery of this Agreement and the Deposit Escrow Agreement, Buyers shall deliver the aggregate sum of twenty-eight million Dollars ($28,000,000) (the “Deposit”) by wire transfer of immediately available funds to the Title Company, which shall be deposited in an account established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Deposit Escrow Agreement”), by and among the Parties and the Escrow Agent.
(a)    At the Closing, Buyers and Sellers shall jointly instruct the Title Company in writing of the occurrence of the Closing and instruct the Title Company to distribute the Deposit to or at the direction of Sellers on behalf of Buyers as a credit towards the Purchase Price.
(b)    Pursuant to the Deposit Escrow Agreement, if this Agreement is terminated prior to the Closing, Buyers and Sellers shall jointly instruct the Title Company in writing of the occurrence of the termination and to cause the Deposit to be paid in accordance with Section 10.3.
Section 2.5    Purchase Price.
(a)    The aggregate consideration for the sale, assignment, transfer, conveyance and delivery by Sellers of the Assets to Buyers shall be (i) an aggregate purchase price (the “Purchase Price”) equal to the sum of (A) four-hundred and eight million Dollars ($408,000,000) (the “Base Price”), plus (B) the Actual Inventory Value, plus or minus (C) the aggregate amount of the adjustments and prorations to be made at the Closing pursuant to Section 6.3(b), minus (D) the Assigned Drop Value of any Rejected Properties, minus (E) any applicable adjustments to be made pursuant to Section 6.6 or Section 6.7, other than with respect to any Rejected Properties, minus (F) any applicable adjustments to be made pursuant to Section 5.7(b), Section 5.7(c) or Section 5.7(e) minus (G) any applicable adjustments to be made pursuant to Section 5.8(c), and plus (H) an amount equal to Sellers’ costs arising from sales taxes on tangible personal property assessed in the State of California on the Assets in connection with the purchase and sale of such Assets pursuant to this Agreement that is in excess of one million Dollars ($1,000,000) and (ii) the assumption of the Assumed Liabilities, in each case without duplication.
(b)    Subject to the terms and conditions of this Agreement, Buyers shall make, or cause to be made, the following payments, upon payment of which, and receipt by Sellers or their designees of amounts payable to or at the direction of Sellers, Sellers acknowledge and agree that the Purchase Price shall be paid in full:
(i)    Without limiting the obligations of Buyers pursuant to Section 2.4, on or before the Closing Date, Buyers shall deposit or cause to be deposited, by wire transfer of immediately available federal funds in accordance with the Title Company’s written directions, with the Title Company an amount in cash equal to (A) the Base Price, minus (B) the Deposit, plus (C) the aggregate Estimated Inventory Value, plus or minus (D) the aggregate amount of the adjustments and prorations to be made pursuant to Section 6.3(b), minus (E) the Assigned Drop Value of any Rejected Properties, minus (F) any applicable adjustments to be made pursuant to Section 6.6 or Section 6.7, other than with respect to any Rejected Properties, minus (G) any applicable adjustments to be made pursuant to Section 5.7(b) or Section 5.7(c), and minus (H) any applicable adjustments to be made pursuant to Section 5.8(c), in each case without duplication. The amount in cash so deposited with the Title Company is referred to herein as the “Closing Date Deposit.”

(ii)    On the Closing Date, (A) Buyers shall instruct the Title Company to (1) pay to or at the direction of Sellers, by wire transfer of immediately available federal funds in accordance with Sellers’ written directions, an amount in cash equal to the Closing Date Deposit, minus (w) the aggregate sum of sixteen million three-hundred and twenty thousand Dollars ($16,320,000) (the “Indemnity Escrow Amount”), minus (x) the Inventory Deposit Amount, minus (y) the Lease Renewal Option Escrow Amount, and minus (z) the LSP Escrow Amount, and (2) deliver the Deposit to or at the direction of Sellers in accordance with Section 2.4(a) and (B) Buyers and Sellers shall instruct the Title Company in accordance with Section 2.5(b)(iii) to deposit the aggregate sum of the Indemnity Escrow Amount, the Inventory Deposit Amount, the Lease Renewal Option Escrow Amount and the LSP Escrow Amount with the Escrow Agent.
(iii)    On the Closing Date, Buyers and Sellers shall instruct the Escrow Agent to deposit (A) the Indemnity Escrow Amount into the Indemnity Escrow Account, (B) the Inventory Deposit Amount into the Inventory Deposit Account, (C) the Lease Renewal Option Escrow Amount into the Lease Renewal Option Escrow Account and (D) the LSP Escrow Amount into the LSP Escrow Account, in each case, in accordance with this Agreement and the Escrow Agreement. The Escrow Amounts shall be held in escrow as trust funds and shall not be subject to any Lien, attachment, trustee process or other judicial process of any creditor of any Person and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The release of the respective Escrow Amounts shall occur as described in the Escrow Agreement, subject to the terms of this Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, (x) with respect to any conflict as between the Parties and the Escrow Agent, the terms of the Escrow Agreement shall control and (y) with respect to any conflict as between the Parties, the terms of this Agreement shall control.
Section 2.6    Allocation.     Each Party shall allocate the Purchase Price (and all other capitalized costs) among the Assets in accordance with Code §1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or non-U.S. law, as appropriate), and shall report, act and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent therewith. Without limiting the foregoing, and subject to the final determination by each Party or each Party’s independent accounting firm, as applicable, the Parties currently anticipate that no less than $200,000,000 will be allocated by Sellers, on the one hand, and Buyers, on the other hand, to the real property for purposes of the Tax Returns.
Section 2.7    Assigned Drop Value. Entirely independent of the allocation schedule described in Section 2.6, the Parties have assigned a portion of the gross Base Price as the value (the “Assigned Drop Value”) of each of the Station Properties, as set forth on Schedule 2.7 attached hereto. The Assigned Drop Values have been assigned solely for the purposes expressly described in this Agreement, including, without limitation, for (a) making any necessary adjustments to the Purchase Price, as further specifically described in Section 2.5, and (b) calculating the documentary stamp tax, real property transfer tax, or any other similar tax payable as a result of the transfer of a Station Property at the Closing, and shall not be used by any Party for any other purpose, including the filing of Form 8594, which is governed by Section 2.6.
Section 2.8    Lease Renewal Option Escrow; LSP Escrow.
(a)    If any Lease Amendment adding the lease term renewal options specified on Schedule 5.12(b)-1 has not been obtained, or is otherwise not in full force and effect, as of the Closing, an amount determined in accordance with Schedule 5.12(b)-1 (the “Lease Renewal Option Escrow Amount”) shall be held in, and released from, escrow pursuant to the terms and conditions of this Agreement (particularly, Schedule 5.12(b)-1) and the Escrow Agreement.
(b)    If Buyers do not have the right to use or occupy and operate any Leased Real Properties by the Closing, then an amount (the “LSP Escrow Amount”) equal to the product of (i) 110% (expressed as a fraction), multiplied by (ii) the aggregate amount of the Assigned Drop Values for all such Leased Real Properties shall be deposited into the LSP Escrow Account at Closing pursuant to Section 2.5(b) and shall be held in, and released from, the LSP Escrow Account pursuant to the terms and conditions of this Agreement and the Escrow Agreement. Following the Closing, within three (3) Business Days following such date on which Buyers have the right to use or occupy and operate any such Leased Real Property in respect of which funds are held in the LSP Escrow Account, Buyers and Sellers shall jointly instruct the Escrow Agent in writing to distribute to or at the direction of Sellers an amount equal to the product of (A) 110% (expressed as a fraction), multiplied by the Assigned Drop Value for such Leased Real Property. If at the expiration of the Seller Lease, Buyers do not then have the right to use or occupy and operate any Leased Real Properties, then all such Leased Real Properties shall be deemed Rejected Properties, and Buyers and Sellers shall jointly instruct the Escrow Agent in writing to distribute all remaining funds held in the LSP Escrow Account (not otherwise subject to distribution pursuant to a prior dated joint written instruction letter delivered in accordance with the immediately preceding sentence) to or at the direction of Buyers.
ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers, jointly and severally, hereby represent and warrant to Buyers as follows:
Section 3.1    Due Organization and Power. Each Seller is a duly formed corporation or limited liability company, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has all requisite corporate or limited liability company power and authority, as applicable, to own, operate or lease its assets and properties now owned, operated or leased by it and to carry on the Business as now conducted. Each Seller is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction in which the ownership, operation or lease of the Assets or the operation of the Business as now conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not and would not reasonably be expected to be materially adverse to the ability of such Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or result in the imposition of a Lien on any of the Assets.

Section 3.2    Authority. Each Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed and delivered by such Seller pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to be executed and delivered by each Seller pursuant hereto and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors or other such governing body of each Seller. No other organizational act or proceeding on the part of any Seller is necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to be executed and delivered by each Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements to be executed and delivered by Sellers pursuant hereto shall constitute, valid and binding obligations of each Seller, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles.
Section 3.3    No Violation. Except as set forth in Schedule 3.3 and for such filings as may be required under the HSR Act, neither the execution, delivery or performance by each Seller of this Agreement or the Ancillary Agreements to be executed and delivered by such Seller pursuant hereto nor the performance of such Seller hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby or thereby (i) shall conflict, breach or violate any material Law applicable to such Seller, the Business or the Assets, (ii) shall require any authorization, consent, qualification, Permit, Order, declaration, filing, registration or approval by, filing with or notice to any Governmental Entity or other third party except such that is lawfully and validly obtained prior to the Closing, or (iii) shall breach or violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or shall result in the termination, cancellation or modification that is materially adverse to Buyers of, or accelerate the performance required by, or result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the Assets under, (A) any term or provision of the corporate charter, bylaws, or similar organizational documents of such Seller or (B) any Contract to which such Seller is a party or by which such Seller is bound, including any Assumed Contract.
Section 3.4    Tax Matters.
(a)    All Tax Returns required to be filed by Sellers in respect of the Assets on or prior to the date of this Agreement have been timely filed (taking into account requests for extensions to file such returns). All such Tax Returns were correct and complete in all material respects. All Taxes owed by Sellers in respect of the Assets, whether or not shown on any Tax Return as owing, have been paid, except for Taxes that are being contested in good faith through appropriate proceedings. To the Knowledge of Sellers, no claim has ever been made by an authority in a jurisdiction where a Seller does not file Tax Returns that a Seller is or may be subject to taxation by that jurisdiction in respect of the Assets. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Assets, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(b)    Except as set forth on Schedule 3.4(b), as of the date of this Agreement, (A) there is no audit examination, deficiency or proposed adjustment pending or, to the Knowledge of Sellers, proposed, asserted or assessed in writing with respect to any Taxes due and owing and affecting the Assets, and (B) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns relating to the Assets with respect to a taxable period for which such statute of limitations is still open.
(c)    Each Seller is a “United States Person” within the meaning of Section 1445 of the Code.
(d)    There are no Liens for Taxes on any of the Assets other than Permitted Liens.
(e)    None of the Assets is an interest (other than indebtedness within the meaning of Code Section 163) in an entity taxable as a corporation, partnership or trust for U.S. federal income tax purposes.
(f)    None of the Assets or any property used in the Business is (i) “tax-exempt use property” within the meaning of Code Section 168(h)(1), (ii) “tax-exempt bond financed property” within the meaning of Code Section 168(g), or (iii) described in Code Section 168(g)(1)(A) with respect to which any Seller or any of its affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability.
(g)    This Section 3.4 and Section 3.13 and the related bring-down of such representations contain the sole and exclusive representations and warranties of Sellers with respect to Tax matters.
Section 3.5    No Litigation. Except as set forth in Schedule 3.5, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller or Affiliate thereof in respect of the Business or affecting any of the Assets, at law or in equity, or before or by any Governmental Entity. None of the Proceedings set forth in Schedule 3.5 has or would, individually, reasonably be expected to result in any loss to the Business or the Assets greater than $100,000 or, individually or in the aggregate, otherwise have a Material Adverse Effect. Except as set forth on Schedule 3.5, there has been and there is no Order or letters of deficiency of any Governmental Entity outstanding against any Seller or Affiliate thereof in respect of or affecting any of the Assets or the Business (a) that would reasonably be expected to be binding upon any of the Assets or the Business or any Buyer or Affiliate thereof after the Effective Time or (b) with respect to which Sellers are not in compliance with in all material respects, and none of Sellers is in default under any Order known to or served upon it by any Governmental Entity relating to the Business or any of the Assets. There is no Proceeding pending or, to the Knowledge of Sellers, threatened, against any Seller or Affiliate thereof that in any manner challenges or seeks to prevent, enjoin or otherwise prohibit or make illegal, alter or delay the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.6    Compliance with Laws. Except as set forth in Schedule 3.6, neither Seller (i) is in violation in any material respect of any Law with respect to its ownership, lease or operation of the Assets or the conduct or operation of the Business, (ii) has received any currently outstanding and unremedied written, or to the Knowledge of Sellers oral, notice of any alleged violation of, or any currently outstanding and unremedied citation for noncompliance with, any Law with respect to its ownership, lease or operation of the Assets or the conduct or operation of the Business and (iii) is conducting or has conducted the Business for the past two (2) years, in violation in any material respect of any applicable Law (excluding in each case, all Laws relating to Hazardous Materials and other environmental matters or Tax matters). This Section 3.6 does not relate to Tax matters (which is the subject of Section 3.4), environmental matters (which is the subject of Section 3.8), benefits plans (which is the subject of Section 3.13) or labor matters (which is the subject of Section 3.14).
Section 3.7    Permits. Schedule 3.7 sets forth all material Permits that are currently owned, held, possessed or utilized by any Seller for the ownership, lease or operation of the Assets and the conduct and operation of the Business as currently conducted and operated by such Seller that were issued by, or entered into with, any Governmental Entity, including (if applicable) the expiration dates thereof, and true and complete copies of such Permits have been made available to Buyers. Except as set forth in Schedule 3.7 or as would not reasonably be expected to materially impair the operation of the Business, each Seller has all material Permits required for it to own, lease and operate the Assets and for the conduct and operation of the Business as currently conducted and operated by such Seller, and all such Permits are valid and in full force and effect. Each Seller is and has been in compliance in all material respects with all such Permits since the most recent date of granting or renewal. Sellers have not received any written, or to the Knowledge of Sellers oral, (a) currently outstanding and unremedied or uncured notice of suspension, cancellation, modification, revocation, nonrenewal or termination relating to any of such Permits or (b) notice, order, complaint or other communication claiming the existence of any default under any of such Permits, which default has not been cured or otherwise remedied, and to the Knowledge of Sellers no other event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such material Permits. This Section 3.7 does not relate to Tax matters (which is the subject of Section 3.4) or environmental matters (which is the subject of Section 3.8).
Section 3.8    Environmental Matters.
(a)    Except as set forth in Schedule 3.8(a), Sellers are and for the past three (3) years have been conducting the Business in compliance in all material respects with all applicable Environmental Laws and Permits issued or required pursuant to Environmental Laws, including without limitation all such Environmental Laws and Permits relating to the registration, upgrading, testing or maintenance of Fuel Equipment.
(b)    The Permits that are listed on Schedule 3.8(b) constitute all of the material Permits required under Environmental Laws that are currently owned, held, possessed or utilized by any Seller for the conduct and operation of the Business as currently conducted and operated by such Seller, and true and complete copies of such Permits have been made available to Buyers for their review. Each Seller holds all material Permits that are required pursuant to Environmental Laws for the conduct of the Business as currently conducted by such Seller, and all such Permits are valid and in full force and effect. Sellers have not received any (a) notice of suspension, cancellation, modification, revocation, nonrenewal or termination relating to any of such Permits or (b) notice, order, complaint or other communication claiming the existence of any default under any of such Permits, which default has not been cured, and no other event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Permits.
(c)    Sellers have not received any written notice, complaint, order, citation, demand, Claim, special notice letter, general notice letter, potentially responsible party letter, or other information regarding any actual or alleged material violation of Environmental Law, or any material Environmental Liabilities or potential material Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to the Real Property arising under any material Environmental Law, in each case, that is either outstanding or unresolved or that was received in the past three (3) years.
(d)    Except as disclosed in Schedule 3.8(d) or as set forth in a Phase I ESA, to the Knowledge of Sellers, (i) no Seller has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including Hazardous Materials, nor are any Hazardous Materials located on, at, or under any Real Property, in a manner or in concentrations or quantities that has given, gives or would reasonably be expected to give rise to any reporting or notice obligations or Environmental Liabilities pursuant to CERCLA or any other Environmental Law; (ii) Sellers are conducting Remediation Activities at or relating to each Real Property in accordance with such Environmental Laws and Permits; (iii) to Sellers’ Knowledge, Sellers have not taken any action that would be expected to limit, prohibit or adversely affect any Buyer’s or any of their respective Affiliates’ eligibility to receive reimbursement or other funding assistance under any state petroleum storage tank fund or other similar fund; and (iv) Sellers have, to the extent required by all such Environmental Laws and Permits, or otherwise necessary to perform any Remediation Activities, properly notified any owner, tenant or occupant of property in the vicinity of any Real Property that Hazardous Materials have, or may have, migrated onto such other Persons’ property and where necessary or otherwise desirable to perform Remediation Activities, obtained all rights of access to such other Persons’ properties.
(e)    There is no ongoing, or, to the Knowledge of Sellers, threatened, Proceeding (including any natural resource damage claim or claim for damage to water sources, wells or aquifers) as a result of operations at any Real Property, including any Proceeding arising from any alleged Release or presence of MTBE at or from any Real Property.
(f)    Except for Environmental Reports located at the Station Properties or at Sellers’ office located at 685 West 3rd St., Hanford, California 93230, Sellers have made available to Buyer all Environmental Reports.
(g)    This Section 3.8 and the related bring-down of such representation contain the sole and exclusive representations and warranties of Sellers with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.9    Title to Assets; Liens.
(a)    Sellers have good and valid title to, or a valid leasehold interest in, all of the Assets, and the Assets are held free and clear of any Liens other than Permitted Liens and Liens which will be released at the Closing. The delivery to Buyers of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyers good and valid title to or a valid leasehold interest in all of the Assets, free and clear of any Liens other than Permitted Liens.
(b)    Except as set forth on Schedule 3.9(b)-1, all buildings, improvements (including building foundations and other structural aspects, HVAC systems, refrigeration equipment, plumbing, sewer lines, canopies, roofs and parking areas), machinery, equipment, and other tangible assets included as part of the Assets, whether owned or leased, are free from patent material defects and, to Sellers’ Knowledge, latent material defects, asbestos-containing materials and lead, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used, and, to Sellers’ Knowledge, none of such buildings, improvements, machinery, equipment and other tangible assets is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as otherwise disclosed in Schedule 3.9(b)-2, the Assets are not the subject of any dispute with any Governmental Entity or third Person and are available for immediate use in the Business as currently conducted and permit the Business to operate in accordance with all applicable Laws. Other than with respect to any vendor-owned or supplied Equipment set forth on Schedule 3.9(b)-2, there are no Contracts with any vendor or supplier of any Seller with respect to the use by such Seller of any Assets that is provided by such vendor or supplier for use by such Seller and not otherwise owned or leased by such Seller.
(c)    Except as set forth on Schedule 3.9(c)-1, the Assets are not subject to any restriction in any Contract, deed or, to the Knowledge of Sellers, otherwise that would prohibit the Assets or the Business from continuing to be operated consistent with Sellers’ past practice and that would bind such Assets on or after the applicable CIC Conversion Date. Except as set forth on Schedule 3.9(c)-2, the Sellers operate all Station Properties 24 hours and sell alcohol.
Section 3.10    Real Property.
(a)    Each Seller identified on Schedule 1.1(i) as the owner of an Owned Real Property is the sole owner of fee simple title to the applicable parcel of Owned Real Property free of all Liens except Permitted Liens and Liens which will be released at or prior to the Closing. Schedule 1.1(i) is a true, correct and complete list of all real property owned by one or more Sellers with respect to the conduct or operation of the Business.
(b)    Except as set forth on Schedule 3.10(b):
(i)    Other than the Real Property Leases and the Third Party Leases, there are no leases, concessions or other Contracts granting to any Person the right to use or occupy any Owned Real Property or, in each case, any portion thereof, respectively, other than pursuant to an Assumed Contract.

(ii)    There are no outstanding purchase and sale contracts, purchase options, rights of first offer to purchase, rights of first refusal to purchase or rights of repurchase of or with respect to any Owned Real Property or, in each case, any portion thereof or interest therein, other than the rights of Buyers pursuant to this Agreement.
(iii)    There are no Proceedings pending or, to the Knowledge of Sellers, threatened, against any of the Real Property or, in each case, any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.
(c)    Except as set forth on Schedule 3.10(c), (i) Sellers have not entered into, and to the Knowledge of Sellers there are no, subleases, concessions or other Contracts granting to any Person other than a Seller, a Buyer or their respective Affiliates, or customary access rights by the landlord thereof, the right to use or occupy any Leased Real Property or, in each case, portion thereof and (ii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to any Leased Real Property or, in each case, any portion thereof.
Section 3.11    Assumed Contracts.
(a)    Sellers have made available to Buyers true and complete copies of each of the Assumed Contracts. Except as set forth in Schedule 3.11(a), each Assumed Contract is a valid and binding obligation of such applicable Seller and, to the Knowledge of Sellers, of each other party thereto, and assuming its validity with respect to the other parties thereto, is in full force and effect and enforceable in accordance with its terms by the applicable Seller, subject only to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or general equitable principles. Except as set forth on Schedule 3.11(a), (a) no Seller has received notice of any event of default under any of the Assumed Contracts that currently remains outstanding and uncured, nor has any Seller issued any notice of default to the other party under any Assumed Contract alleging that such other party is in material violation of such Assumed Contract; (b) each Seller is in compliance in all material respects with its obligations under each Assumed Contract, including its obligations with respect to any amounts owed by such Seller under any Assumed Contract; (c) to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material default by a Seller thereunder; (d) no Seller intends, and to the Knowledge of Sellers no counterparty has expressed an intent, to (1) terminate or otherwise modify, amend or supplement any Assumed Contract, except in the case of modifications, amendments or supplements to the extent necessary in connection with the consummation of the transactions contemplated by this Agreement or (2) assert any defenses, counterclaims or material rights of set-off; (e) except as set forth in Schedule 3.11(a), the term of each Assumed Contract is not expired and the parties thereto are not operating under any month-to-month or similar arrangement that extends the term of such Assumed Contract beyond the original term of such Assumed Contract; and (f) to the Knowledge of Sellers, each other party to each Assumed Contract has in all material respects performed all the obligations required to be performed by such party to date thereunder. Except as otherwise disclosed in Schedule 3.11(a), all Assumed Contracts may be assigned by the applicable Seller to Buyers without the consent of the other parties thereto.
(b)    Schedule 1.1(ii) sets forth a true, correct and complete list of (i) all Real Property Leases, and (ii) all leases entered into in connection with the Business pursuant to which a Seller is a tenant, subtenant, lessee, sublessee or otherwise uses or occupies real property owned by a third party. Schedule 1.1(iv) sets forth a true, correct and complete list of (A) all Third Party Leases, and (B) all leases entered into in connection with the Business pursuant to which a Seller is a landlord, sublandlord, lessor or sublessor or otherwise grants to a third party any right to use or occupy any real property.
Section 3.12    Intellectual Property. To Sellers’ Knowledge: (a) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any Person; and (b) no Person is infringing or misappropriating any Intellectual Property of Sellers used in connection with the Business. Except in respect of any Intellectual Property included in the Assumed Contracts, this Section 3.12 and the related bring-down of such representation contain the sole and exclusive representations and warranties of Sellers with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
Section 3.13    Benefit Plans.
(a)    Schedule 3.13(a) lists (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including without limitation, each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (ii) each collective bargaining, incentive, bonus, performance award, phantom equity, stock or stock-based arrangements, plans, or programs, employment compensation, deferred compensation, pension, profit sharing, retirement, post-retirement, employment, consulting, severance, termination, change in control, separation, retention, vacation, sickness, life or other insurance, welfare, fringe benefit and incentive bonus contract, agreement, plan, program, policy or arrangement in which any Employee participates or to which any Employee is subject or party (the “Benefit Plans”). With respect to each Benefit Plan, Sellers have made available to Buyers or Buyers’ counsel, to the extent in existence as of the date of this Agreement and otherwise applicable, a copy of such Benefit Plan, including all amendments thereto, or a summary thereof.
(b)    There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code, in each case, that would reasonably be expected to be a liability of Buyers following the Closing or result in the imposition of any Lien (other than Permitted Liens) upon any of the Assets.
(c)    Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and in substantial compliance with its terms, ERISA, the Code and any other applicable Laws governing the Benefit Plan, except for such noncompliance or impropriety that would not reasonably be expected to result in a material Liability of Buyers or in the imposition of any Lien (other than Permitted Liens) upon any of the Assets.

(d)    No Benefit Plan provides or has at any time provided for medical or death benefits with respect to current or former employees of any Seller or any ERISA Affiliate beyond termination of their employment (other than as required to avoid an excise tax under Section 4980B of the Code).
Section 3.14    Labor Matters.
(a)    No Seller nor any of such Seller’s Affiliates is party to or bound by any collective bargaining agreements or other agreements (each, a “Collective Bargaining Agreement”) with any union or labor organization (each, a “Union”) involving any employees of Sellers or their respective Affiliates employed at the Station Properties. Except as would not reasonably be expected to be material, individually or in the aggregate, within the past three years: (i) to the Knowledge of Sellers, no Union or group of employees of either Seller or its Affiliates has sought to organize any such employees for purposes of collective bargaining and (ii) there have been no actual or, to the Knowledge of Sellers, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, picketing, walkouts, or other forms of organized labor disruption with respect to Sellers or their respective Affiliates and such employees.
(b)    Except as set forth on Schedule 3.14(b) or as would not reasonably be expected to be material, individually or in the aggregate: (i) Sellers and their respective Affiliates have been for the last two (2) years and are currently in compliance in all material respects with all applicable Laws relating to labor and employment at the Station Properties, including but not limited to all Laws relating to employment practices; the hiring, background check, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; worker classification, immigration; workers’ compensation; employee benefits; working conditions; occupational safety and health; family and medical leave; or employee terminations; data privacy and data protection and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in any loss to the Business or the Assets greater than $100,000 or, individually or in the aggregate, otherwise have a Material Adverse Effect, there are no pending or, to the Knowledge of Sellers, threatened, Proceedings, grievances, or unfair labor practice charges, against either Seller or its Affiliates brought by or on behalf of any applicant for employment, any current or former employee or independent contractor of either Seller or its Affiliates, or any group or class of the foregoing, or any Governmental Entity, in each case in respect of the Station Properties and in connection with his or her affiliation with, or the performance of his or her duties to, Sellers or their Affiliates, any person alleging to be a current or former employee, any group or class of the foregoing, or any Governmental Entity, or alleging violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.
Section 3.15    Broker Fees. Except as to Raymond James, Sellers or their respective Affiliates have not paid or are not obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

All fees, expenses and costs of Raymond James are the responsibility of, and shall be paid by, Sellers.
Section 3.16    Financial Statements. Sellers have delivered to Buyers true and complete copies of the Financial Statements. The Financial Statements (a) have been prepared from and are in accordance with the books and records of Sellers, respectively, (b) fairly present in all material respects the results of operations of Sellers, respectively, as of their respective dates and for the respective periods covered thereby and (c) are correct and complete in all material respects.

Section 3.17    Subsequent Events. Except as set forth on Schedule 3.17, since December 31, 2015, each Seller has operated the Business in the Ordinary Course of Business and there has not been any change, event, circumstance, development, condition, occurrence or effect that has had or would reasonably be expected to have, either by itself or in the aggregate with respect to all such matters, a Material Adverse Effect.
Section 3.18    Inventory.

(a)    All Inventory consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items, expired items, and items of below-standard quality, substantially all of which has been identified as obsolete, expired or of below-standard quality and written-off or written down to net realizable value in the calculation of the Estimated Inventory Value. There has been no material change in inventory valuation standards or methods with respect to the inventory since December 31, 2015. Except as set forth on Schedule 3.18(a), no Seller holds any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from any Seller relating to the Business.
(b)    All instances of product warranty claims involving any motor fuels sold by any Seller and involving amounts in excess of $50,000 in the aggregate that have occurred and for which notice has been received by Sellers in connection with the Business within the two-year period prior to the Effective Date are listed on Schedule 3.18(b).
(c)    All motor fuel Inventory (i) is of sufficient quality and fitness that it will be suitable for use by automotive consumers, (ii) is of merchantable quality and (iii) meets the specifications previously furnished by Sellers to Buyers. Such Inventory meets all applicable federal, state and local Laws, including the rules and regulations promulgated pursuant to Section 211 of the Clean Air Act, 40 CFR 79-Registration of Fuels and Fuel Additives and 40 CFR 80-Regulation of Fuels and Fuel Additives. Sellers have paid or will pay all applicable state and federal Taxes required to be paid on such Inventory on or prior to the payment due date for such Taxes for all periods ending prior to, but not including, the CIC Conversion Date for the applicable Station Property.
Section 3.19    Material Contracts.     Schedule 3.19 sets forth a list as of the Effective Date of all material Contracts (other than the Assumed Contracts and any system-wide Contracts) to which any Seller is a party relating solely to the Assets or the Business (the Contracts listed on Schedule 3.19 being collectively, the “Material Contracts”). Sellers have made available to Buyers true and complete copies of all Material Contracts.
Section 3.20    Powers of Attorney. There are no third parties holding a power of attorney relating to the Real Property.
Section 3.21    Access/Sewer and Water.
(a)    All curb cuts and street openings, drive lanes, permits, easements or licenses required for vehicular access to and from adjoining public streets or to any parking spaces utilized in connection with the Owned Real Property are in full force and effect, fully paid for, and shall inure to the benefit of Buyers. To the Knowledge of Sellers, except as set forth on Schedule 3.21, there are no plans or proposals of any Governmental Entities that would restrict or redirect any traffic flow in a manner that would materially impact the Business at any Real Property. All Real Property, except those set forth on Schedule 3.21, is connected to municipal sewer and water and there are no potable water wells. To the Knowledge of Sellers, no sewer moratorium or like order of any Governmental Entity is in effect with respect to any of the Real Property. To the Knowledge of Sellers, all water, sewer, electric, telephone, and storm water and drainage facilities and all other utilities required by Law or for the normal operation of all buildings located on each Real Property are available and are installed across public property or valid easements to the property lines of such Real Property, are all connected with valid permits, and are adequate to service such Real Property for its current use.
(b)    Schedule 3.21 sets forth a list of the Real Property that utilizes a septic system, including the location of the drain field for each such septic system. Each such septic system is in good operating condition (subject to normal wear and tear) and suitable for the purposes for which it is presently used. Each such septic system is in in compliance in all material respects with all applicable Laws.
Section 3.22    Use of Real Property. To the Knowledge of Sellers, no dry cleaning service, or any building used in the operation of a dry cleaning service, including services involving solely drop-off and/or pick-up, is currently operating or for the past three (3) years has operated or existed on any of the Real Property.
Section 3.23    Zoning. Except as set forth on Schedule 3.23, (a) no zoning Law applicable to the Real Property prohibits (i) the Real Property from being operated as a 24-hour convenience store or (ii) the engagement in the sale of motor fuels and beer and wine at the Real Property, (b) to the Knowledge of Sellers, the current operation of the Business at the Real Property does not violate in any material respect any applicable zoning requirement and (c) to the Knowledge of Sellers, no zoning changes are pending which would materially restrict or otherwise impair Sellers’ operation of the Real Property, or Buyers’ operation of the Real Property after the Closing, as 24-hour convenience stores with motor fuels and beer and wine sales.
Section 3.24    Insurance.     In connection with the operation of the Business, Sellers maintain such insurance (a) in such amounts and against such risks as Sellers have in good faith determined to be sufficient for the conduct of the Business, (b) as is required under any Real

Property Lease or Contract and (c) as is required by applicable Laws. Schedule 3.24 sets forth a description of all policies of insurance (including insurance covering environmental remediation or other environmental risks) maintained by Sellers and covering any of the Real Property, Assets or the Business. To the Knowledge of Sellers, all such policies are legal, valid, binding and enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles. With respect to the Real Property, the Business and the Assets, since May 1, 2014, no Seller has been denied coverage or had any coverage cancelled, nor is any such denial or cancellation pending or, to the Knowledge of Sellers, threatened. Certificates evidencing such policies have been previously made available to Buyers. There is no default with respect to any provisions contained in any such policies nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion, except in each case to the extent as would not materially adversely affect Seller’s ability to enforce its insurance benefits thereunder,. No notice of cancellation or non-renewal of any such policy has been received, and to the Knowledge of Sellers, none of the insurance providers has any current intent to cancel or decline to renew such policies, with such terms as may be mutually agreed between Sellers and the applicable insurers, in the future.
Section 3.25    Affiliate Interests and Transactions. Other than Sellers or as a result of a Person’s ownership interests in Sellers, no Person who is a Seller-Related Party (other than Valero Energy Corp. and its subsidiaries and Affiliates): (i) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible) used in the Business; or (ii) is party to any currently enforceable Contract involving or affecting the Business or any of the Assets.
Section 3.26    Bonds. Except as described in Schedule 3.26, no Seller or any of its Affiliates maintains any surety or other bonds in connection with its operation of the Business, and the consummation of the transactions contemplated hereby at the Closing will not, require any surety bonds or other bonds to be put in place by Buyers at the Closing in connection with the conduct the Business.
Section 3.27    Facilities for Motor Fuels.     Sellers do not own or lease (in whole or in part) or operate, and have not owned or leased (in whole or in part) or operated during the period commencing on May 1, 2013 and ending on the Closing Date, any terminals, pipelines, or other facilities for the storage or transportation of motor fuels in connection with the Business, other than (a) storage tanks located at the Station Properties at which motor fuels are sold in the Business or (b) Station Properties leased by Sellers to third parties for the operation of convenience stores at which motor fuels are sold at retail.

Section 3.28    No Other Representations and Warranties. Except for the representations and warranties of Sellers contained in this Agreement (including the Disclosure Schedules and the Schedule Supplements), in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto by Sellers, Buyers acknowledge and agree that the Assets are being conveyed “as-is, where-is, with all faults” and that neither Seller nor any other Person on behalf of either Seller makes or has made any other representations or warranties, express or implied, directly or indirectly, or arising by operation of Law, with respect to the Business, the Assets or Sellers’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and, absent fraud or intentional misrepresentation, Sellers hereby disclaim any other representations or warranties in respect of the Business or the Assets (provided, that, to the Knowledge of Sellers, Sellers have not made any untrue statement of a material fact or omission to state a material fact necessary to make the statements contained in the representations and warranties of Sellers contained in this Article III (including the Disclosure Schedules and the Schedule Supplements) not misleading). In particular, without limiting the foregoing disclaimer, except for the representations and warranties of Sellers contained in this Agreement (including the Disclosure Schedules and the Schedule Supplements), in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto by Sellers, neither any Seller nor any other Person makes or has made on behalf of any Seller any representation or warranty to Buyers or any of their Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business or Sellers or their respective businesses’, (b) any environmental studies, repair estimates or other oral or written information presented to Buyers, their Affiliates or Representatives in the course of their due diligence investigation of the Business and Sellers, the negotiation of this Agreement or in the course of the transactions contemplated hereby, (c) the condition or state of repair of any Asset, including any condition arising in connection with the generation, use, transportation, storage, Release, or disposal of Hazardous Materials, on and under, above, upon, or in the vicinity of any of the Station Properties, such as water, soil and geology, and the suitability thereof and of the Assets for any and all activities and use which Buyers may elect to conduct thereon; (d) the existence of any right-of-way, lease, possession, lien, encumbrance, easements, license, reservation, or condition in connection with the Assets; (e) the compliance of the Assets or their operation with any applicable Laws, including compliance with any land use, Americans with Disabilities Act, wetland, or zoning law or regulation, coastal laws, or other applicable Environmental Laws; (f) title to or the boundaries of any Station Property or any underlying fee simple estate; or (g) the condition or state of repair of the Assets, including, without limitation, the operational, structural, mechanical and engineering characteristics of the Assets or any portion or part thereof. Neither Seller nor any other Person will have or be subject to liability or indemnification obligation to Buyers or any other Person resulting from the distribution to Buyers, or use by Buyers, of any projections, forecasts or other forward-looking statements contained in other material made available to Buyers and the Parties hereto agree that Buyers have not relied upon any such projections, forecasts or other forward-looking statements in determining to execute and deliver this Agreement, the Ancillary Agreements, or the negotiations of any of the terms or conditions contained herein or therein.
ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers, jointly and severally, hereby represent and warrant to Sellers as follows:
Section 4.1    Due Organization and Power. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas. Each Buyer has all requisite corporate power and authority to own, operate or lease its assets and properties now owned, operated or leased by it and to carry on its business as now conducted, except where the failure to be qualified or licensed to transact business as a foreign entity in any jurisdiction in which the ownership, operation or lease of such assets and properties or such operation of its business is not and would not reasonably be expected to have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.
Section 4.2    Authority. Each Buyer has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed and delivered by such Buyer pursuant to this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Buyer of this Agreement and each such Ancillary Agreement and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions on the part of each Buyer and no other action on the part of any Buyer is required to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to be executed and delivered by each Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and each Ancillary Agreement to be executed and delivered by each Buyer pursuant to this Agreement shall constitute, valid and binding obligations of each Buyer enforceable in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles.
Section 4.3    No Violation. Except for such filings as may be required under the HSR Act, neither the execution, delivery or performance by each Buyer of this Agreement or the Ancillary Agreements to be executed and delivered by such Buyer pursuant hereto nor the consummation by such Buyer of the transactions contemplated hereby or thereby (a) shall conflict, breach or violate any material Law applicable to such Buyer, (b) shall require any authorization, consent, qualification, Permit, Order, declaration, filing, registration or approval by, filing with or notice to any Governmental Entity, except that which is lawfully and validly obtained prior to the Closing, or (c) shall violate or conflict with any term or provision of the corporate charter, bylaws, or similar organizational documents of such Buyer.
Section 4.4    Broker Fees. None of Buyers nor any of their respective Affiliates has paid or is obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.
Section 4.5    No Litigation. There is no Proceeding pending or, to Buyers’ knowledge, threatened against Buyers that challenges or seeks to prevent, enjoin or otherwise prohibit or make illegal, alter or delay the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.6    Financial Capacity. Buyers have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts due by Buyers hereunder, and to consummate the transactions contemplated by this Agreement. Buyers acknowledge that their obligations under this Agreement are not subject to a financing contingency.

Section 4.7    Industry Experience; Disclaimer. Buyers have significant experience in the industry in which the Business operates. Buyers specifically acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyers have relied solely upon the express representations and warranties of Sellers set forth in this Agreement (including the Disclosure Schedules and the Schedule Supplements), in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto by Sellers; and (b) absent fraud or the intentional misrepresentation of any Seller, Buyers have not relied upon any representation or warranty, express or implied, as to any Seller, the Business, the Assets or the operations or financial results of the same, or this Agreement, except as expressly set forth in this Agreement (including the Disclosure Schedules and the Schedule Supplements), in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto by Sellers.
Section 4.8    No Other Representations and Warranties. Except for the representations and warranties of Buyers contained in this Agreement, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto by Buyers, absent fraud or intentional misrepresentation, Buyers hereby disclaim any other representations or warranties of Buyers in respect of Buyers or the transactions contemplated hereby.
ARTICLE V
             COVENANTS PRIOR TO FINAL CIC
Section 5.1    Access to Information; Confidentiality.
(a)    Access to Information. Each Seller shall, during the period commencing on the Effective Date and ending on the Closing Date, furnish or cause to be furnished to Buyers and their Representatives, at reasonable times and upon reasonable notice, (i) such access, during normal business hours, to the Assets, including the Real Property, as Buyers from time to time reasonably request, all in accordance with Section 5.9, and with due regard to minimizing disruption of the conduct of the Business, (ii) such access to the books, accounts, records, Contracts and other information and data (including data in the possession of such Seller’s respective independent public accountants) of the Business as Buyers from time to time reasonably request and (iii) provided that there is no undue interference with their job duties, such access to Sellers’ officers, managers, directors, employees, store managers, territory managers, agents and Representatives as Buyers from time to time reasonably request for such purposes as Buyers deem reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement, which purposes may include (A) interviewing Employees to evaluate whether to make offers of employment to any such Employees in accordance with Section 6.4, (B) discussing with one or more store managers or other personnel of the Business the possibility of becoming a commissioned marketer or other operator of the Business, (C) discussing with one or more commissioned marketers or other third parties the possibility of becoming commissioned marketers or other operators of Station Properties, and (D) obtaining assistance from Sellers’ personnel in connection with Buyers’ converting certain of the Station Properties into non-company operated sites in accordance with Section 6.11; provided, however, that any environmental investigation, testing, sampling or analysis shall be conducted in accordance with the terms of, and subject to the limitations set forth in, Section 5.6. Notwithstanding the foregoing or anything contained herein to the contrary, Buyers and their authorized Representatives shall not be permitted or entitled to examine any materials without Sellers’ prior written consent, if either (A) such materials are protected by the attorney-client privilege, work product doctrine or other similar privilege or doctrine and such examination could, in Sellers’ opinion based on reasonable advice of counsel, cause the loss of such privilege or protection or (B) such examination could contravene any Law, fiduciary duty or binding agreement entered into prior to the Effective Date, except that Sellers shall use commercially reasonable efforts to provide such materials in a manner that does not cause the loss of attorney-client privilege, work product doctrine or other similar privilege or doctrine or the contravention of any Law, fiduciary duty or binding agreement; provided that, for the avoidance of doubt, the final determination whether, after the use of commercially reasonable effort, disclosure could result in a the loss of attorney-client privilege, work product doctrine or other similar privilege or doctrine or the contravention of any Law, fiduciary duty or binding agreement shall be determined by Sellers in their reasonable discretion. All investigations and due diligence conducted by Buyers or any of their Representatives shall be coordinated with Sellers, except as otherwise provided herein, and Sellers shall authorize and direct the appropriate representatives of Sellers to cooperate with Buyers in their investigation of the Business and, subject to the restrictions herein contained, to discuss matters involving Business of Sellers as the case may be, with Representatives of Buyers. Until the Closing occurs or this Agreement is terminated in accordance with its terms, Sellers shall prepare and deliver to Buyers true and complete copies of monthly detailed profit and loss reports with respect to the Business on or prior to the fifteenth (15th) Business Day after each month end. Each of such profit and loss reports shall be (x) in the same form and include the same level of detail as the unaudited profit and loss report of the Business for the latest twelve months ended February 29, 2016 that Sellers have made available to Buyers, (y) correct and complete in all material respects and (z) prepared in accordance with the books and records of Sellers pertaining to the Business. No information provided to or obtained by any Buyer pursuant to this Section 5.1(a) or otherwise shall limit or otherwise affect the remedies available hereunder to any Buyer (including any Buyer’s right to seek indemnification pursuant to ARTICLE VIII, or the representations or warranties of, or the conditions to the obligations of, the Parties.
(b)    Confidentiality. All of the information provided pursuant to this Section 5.1 or otherwise in connection with the consummation of the transactions contemplated hereby shall be treated as confidential information pursuant to the terms and for all purposes of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Effective upon the Closing, the Confidentiality Agreement shall terminate automatically without further action by the Parties. Without limiting the obligations of the parties pursuant to the Confidentiality Agreement, until the Closing, each Party hereby covenants and agrees to keep, and to cause its Affiliates and Representatives to keep confidential and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements all proprietary information and data, whether written or oral, obtained by it from the other Parties or its Affiliates or Representatives relating to such other Parties, the Business, the Assets or the transaction contemplated hereby or thereby, including, without limitation, the terms and conditions of this Agreement; provided, however, that, notwithstanding the foregoing, it is acknowledged and agreed that each Party may disclose such information or data to (i) its Representatives that need to receive such information in connection with the consummation of the transactions contemplated by this Agreement, so long as any such

Representatives to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof or (ii) any Governmental Entities or other Persons in order to obtain any required consent or approval from such Persons pertaining to any of the transactions contemplated hereunder, (iii) any Governmental Entities as required by an applicable Law, provided that in such event such Party will provide as much prior notice as possible of such disclosure to the other Parties, exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with the other Parties (at the other Parties’ sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such information or data by such Governmental Entity and shall disclose only that portion of the confidential information which such Parties are legally required to disclose, or (iv) as otherwise expressly contemplated by this Agreement.
Section 5.2    Conduct of Business Pending the Closing. From the date of this Agreement until the earlier to occur of the Closing or the termination hereof, except as expressly required or contemplated by the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise consented to by Buyers in writing, each Seller shall:
(a)    operate the Business in the Ordinary Course of Business;
(b)    use commercially reasonable efforts to keep the Business and Assets substantially intact, including the present operations, physical facilities, working conditions, and relationships with dealers, vendors, suppliers, customers and Governmental Entities;
(c)    operate the Business and own and use the Assets in compliance, in all material respects, with all applicable Laws;
(d)    not sell, lease or otherwise transfer or dispose of any of the Assets, except for the sale of Inventory in the Ordinary Course of Business;
(e)    maintain all qualifications of such Seller (including Permits) which are required for it to own the Owned Real Properties or to lease the Leased Real Properties or to carry on the Business in accordance with Section 5.2(a);
(f)    maintain, in a manner consistent with applicable Laws and past practices, all Personal Property (including the Equipment and any improvements to the Owned Real Property or, to the extent of the obligation of a Seller under the applicable Real Property Lease, the Leased Real Property, including roofing and other structural aspects) in good working condition and repair (ordinary wear and tear excepted) sufficient to operate the Business as presently operated by such Seller;
(g)    except as set forth on Schedule 5.2(g), (i) use commercially reasonable efforts to maintain the Assumed Contracts in full force and effect, (ii) perform in all material respects its obligations thereunder and (iii) not enter into any agreement or other arrangements to extend, modify or renew any Assumed Contracts;
(h)    use commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate for the conduct of the Business as currently conducted;

(i)    except, in each case, in the Ordinary Course of Business, as required by a previously existing written agreement, as required by Law or as set forth on Schedule 5.2(i), not (i) grant any Employee any loan or increase in wages, salary, commissions, bonuses, severance, termination payments, pension or other compensation, increase in benefits, or accelerate the vesting or payment of any compensation or benefits for any Employee or (ii) enter into any employment arrangements with any Employee;
(j)    continue to conduct physical counts of all non-motor fuels Inventory in the Ordinary Course of Business at each retail store included in the Assets;
(k)    not enter into any agreements, programs or other arrangements with any other Person relating to the Business other than in the Ordinary Course of Business (it being understood and agreed that (A) any arrangement containing any limitation or restriction of any nature on the ability of the Business to operate or compete, including exclusivity provisions, non-competition provisions, non-solicitation provisions or any other restrictive covenant, (B) any arrangement containing or granting most favored nations or similar pricing provisions or (C) any action that would result in increased Liabilities to third parties under an Assumed Contract or otherwise, shall be deemed not to be in the Ordinary Course of Business for purposes of this subsection);
(l)    not cancel or waive any material Claims or rights related to the Business or commence any material Proceedings relating to the Business;
(m)    not pledge or mortgage any of the Assets or subject any of the Assets to any Lien of any nature whatsoever, other than Permitted Liens;
(n)    use commercially reasonable efforts to maintain the Assets in the substantially the same operating condition and repair existing as of the date of this Agreement, ordinary wear and tear excepted;
(o)    not relocate any of the Assets to a location other than at the Station Property at which such Assets are customarily located in the Ordinary Course of Business;
(p)    maintain the books, accounts and records (financial, Inventory, repair and maintenance and otherwise) of the Business in the Ordinary Course of Business;
(q)    use commercially reasonable efforts to maintain in full force and effect without modification all material insurance policies relating to the Business, the Assets or the Assumed Liabilities, except as required by applicable Law;
(r)    pay or cause to be paid the debts, Taxes and other obligations of the Business when due;
(s)    not extend credit in the sale of Inventory or otherwise, other than in the Ordinary Course of Business;
(t)    not (i) increase Inventory in an amount not in the Ordinary Course of Business, (ii) except for Sellers’ private-label Inventory, fail to replenish Inventory in the Ordinary

Course of Business or (iii) make any commitment in excess of the normal, ordinary and usual requirements of the Business, consistent with the past practice methodologies customarily used by Sellers for determining such needs, or at any price in excess of the then usual current market price or upon terms and conditions more onerous to the Business than those consistent with past practices of Sellers;
(u)    not (i) make, change or revoke any material Tax election, settle or compromise any material Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Sellers shall have provided Buyers a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof;
(v)    not materially change or modify its credit, collection, or payment policies, procedures, or practices, including fail to pay or delay payment of payables or other liabilities, with respect to the Business;
(w)    not liquidate, dissolve, consolidate or merge (or be merged or consolidated) with or into any other Person; and
(x)    not authorize, contract, commit or otherwise agree whether in writing or otherwise to take any of the actions set forth in clause (c) or clauses (j)-(w) of this Section 5.2.
Section 5.3    Notice of Certain Events; Supplemental Disclosures.
(a)    From and after the Effective Date until the Closing, (i) Buyers, on the one hand, and Sellers, on the other hand, shall promptly notify each other in writing of (A) any change, event, circumstance, development, condition, occurrence or effect of which it becomes aware that has had or could reasonably be expected to have a Material Adverse Effect or will or is reasonably likely to result in any of the conditions set forth in ARTICLE VII becoming incapable of being satisfied, (B) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated by this Agreement, and (C) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (ii) Sellers shall promptly notify Buyers in writing of (A) any notice of default, non-compliance, proposed amendment or proposed renewal that was received or sent by any Seller or Affiliate thereof from and after the Effective Date under any Assumed Contract and/or any material Permit and (B) any Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Assets or the Assumed Liabilities that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.5 or that relates to the consummation of the transactions contemplated by this Agreement. Any Party’s receipt of information pursuant to this Section 5.3(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement, or any rights or remedies of such Party hereunder, and shall not be deemed to amend or supplement the Disclosure Schedules.

(b)    From time to time prior to the Closing, Sellers shall promptly supplement or amend Sellers’ Disclosure Schedules with respect to any fact, matter or circumstance hereafter arising, which, if existing, occurring or known at the Effective Date, would have been required to be set forth or described in the Disclosure Schedules (each, a “Schedule Supplement”). Any such Schedule Supplements shall not be deemed to amend or modify the representations and warranties made by Sellers for purposes of Buyers’ closing conditions set forth in Section 7.1 and Section 7.3, Buyers’ rights to termination under Section 10.1 or Buyers’ right to indemnification under ARTICLE VIII with respect to such Schedule Supplements, which conditions, termination rights and indemnification rights shall be the same as would have existed had such Schedule Supplements not been delivered.
Section 5.4    Efforts; Filings.
(a)    Under the terms and subject to the conditions of this Agreement (including Section 5.6, Section 5.8, Section 5.11 and Section 5.12), except as otherwise expressly provided herein, each Buyer and each Seller shall (and shall cause its Affiliates to) use its respective commercially reasonable efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under any Law or otherwise, so as to, as promptly as practicable, consummate Buyers’ purchase, and Sellers’ sale, of the Assets and the other transactions contemplated by this Agreement and the Ancillary Agreements, including (i) defending against any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, (ii) seeking to have any Order entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable vacated or reversed, (iii) cooperating with the other Parties to obtain all actions, non-actions, approvals, clearances, waivers, consents, Permits, approvals, authorizations, licenses, qualifications and Orders from, or filing or registration with or notice to, Governmental Entities as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (iv) refrain from taking any actions that would reasonably be expected to materially impair, delay or impede the Closing; provided, however, that (x) Sellers, together with their Affiliates, shall not be required to commence or participate in any litigation or offer or grant any material accommodation (material or otherwise) to any third Person and (y) no Party shall be required to waive any of the conditions set forth in ARTICLE VII. For the avoidance of doubt, this Section 5.4(a) shall not be applicable to HSR Regulatory Approval, which is specifically addressed by Sections 5.4(b), 5.4(c) and 5.4(d).
(b)    Each of Sellers and Buyers shall use commercially reasonable efforts to not cause or, with respect to its controlled Representatives permit, any act or omission to act that would reasonably be expected to cause any of the representations and warranties of Sellers or Buyers, respectively, contained herein not to be true and correct in any material respect if such representations and warranties were made immediately after such act or failure to act, in either case so as to cause the failure of any condition to the Closing set forth in either Section 7.1 or Section 7.2, in the case of Sellers, or Section 7.1 or Section 7.3, in the case of Buyers, respectively, to be satisfied.
(c)    Buyers and Sellers acknowledge that the transactions contemplated by this Agreement may require filings with the FTC and the Antitrust Division under the HSR Act. Without limiting the generality of Section 5.4(a), each of Buyers and Sellers shall use its commercially reasonable efforts to obtain any action, non-action, approval, authorization, clearance, Order, Permit, consent, approval or waiver of all Governmental Entities required to consummate the transactions contemplated by this Agreement under the HSR Act (each, a “HSR Regulatory Approval”). In connection with the HSR Regulatory Approval, Buyers and Sellers shall each, subject to applicable Law: (i) as promptly as required by applicable Law, but in any event no later than ten (10) Business Days from the Effective Date, make all filings or registrations with, notification to, or authorization, consent or approval of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by such Party on its own behalf pursuant to the HSR Act (“HSR Filings”), reasonably necessary or advisable for such Party to make in connection with the HSR Regulatory Approval, and thereafter promptly make any other submissions and responses required of such Party under any applicable Law with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) furnish all information reasonably required for any HSR Filings to be made pursuant to any applicable Law by any other Parties hereto in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) act in good faith and reasonably cooperate with each other Parties in connection with any HSR Filings (including, by providing copies of all such HSR Filings to outside counsel for a non-filing Party and, if requested by such other Party, to consider all reasonable additions, deletions or changes suggested by such other Party); (iv) if permitted, keep each other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (v) to the extent permitted by applicable Laws, provide each other Party with prior notice of any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such HSR Filings; (vi) reasonably consult and cooperate with each other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals submitted by or on behalf of any Party in connection with proceedings relating to or arising out of such HSR Filings; and (vii) unless prohibited by any Governmental Entity, shall give prior notice of any meeting or conversation with such Governmental Entity in respect of any such HSR Filings or any investigations or other inquiries relating thereto and, unless prohibited by such Governmental Entity, the opportunity to attend or participate in such meeting or conversation; provided, however, that, notwithstanding anything to the contrary contained herein, information and materials may be redacted or withheld (1) to the extent that such information and materials concern or refer to matters other than the Business or the transactions contemplated by this Agreement and (2) as necessary to comply with contractual arrangements. Sellers shall bear and pay any and all filing fees required to be paid by Sellers or Buyers under the HSR Act. Except as stated in the preceding sentence, Sellers and Buyers shall each bear their own costs and expenses incurred in connection with the preparation and filing of all materials and information filed or provided under the HSR Act.
(d)    In furtherance and not in limitation of the covenants of the Parties contained in Section 5.4(a) and Section 5.4(b), each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act or any other antitrust Law, including agreeing to any terms, conditions or modifications with respect to obtaining the expiration or termination of any waiting period or any consents, Permits, waivers, approvals, non-actions, clearances, authorizations or Orders in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements).
(e)    Notwithstanding anything herein to the contrary, in no event shall this Section 5.4 require, or be construed to require, any Buyer or its Affiliates to, or to offer to, propose or agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such Buyer or any of its Affiliates or any of the Assets, other than the divestiture of any such assets, businesses or interests that Buyers determine, in their reasonable discretion, would have an immaterial effect on the business of such Buyer or Affiliate; (ii) any undertakings or conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect or materially and adversely impact the economic or business benefits to such Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 5.5    Exclusivity. During the period commencing on the Effective Date and expiring on the earlier to occur of the Closing or the date on which this Agreement is terminated, Sellers shall not, and shall not permit any of their respective Affiliates or Representatives to, directly or indirectly, encourage, initiate, solicit, make, respond to (other than to decline), continue, discuss with or provide information or negotiate the terms of any inquiry, offer or proposal (each, a “Proposal”) from or to any Person (other than from or to any Buyer or its Affiliates and Representatives), or enter into any agreements or other instruments (whether or not binding) relating to any acquisition of direct or indirect control of the Business, any purchase of any of the Assets (other than Inventory in the Ordinary Course of Business), or any change-of-control or business combination or similar transaction involving the Business or the Assets, including any merger, consolidation, acquisition, purchase, re-capitalization or other transaction that would have a similar result as the transactions contemplated by this Agreement. Each Seller shall (and shall cause its Affiliates and Representatives to) promptly cease and cause to be terminated any activities, discussions or negotiations conducted before or on the Effective Date with any Person other than any Buyer or its Affiliates and Representatives with respect to any Proposal or potential Proposal. Sellers shall immediately communicate to Buyers the existence and material terms of any Proposal which any of them may receive after the Effective Date. Each Seller agrees that the rights and remedies for noncompliance with this Section 5.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.
Section 5.6    Environmental Matters.
(a)    Environmental Site Assessments. The Station Properties have been and are being used by Sellers and their respective predecessor(s) in title as retail gasoline service stations and convenience stores. Prior to the date of this Agreement, Sellers, at their sole expense, caused The Vertex Companies, Inc. (“Environmental Consultant”) to perform a Phase I environmental assessment of each Station Property (collectively, the “Phase I ESAs”). Sellers have made available to Buyer true and correct copies of all Phase I ESAs, subject to Buyers’ agreement to maintain confidentiality and return all such Phase I ESAs to Sellers if this Agreement is terminated. Such

Phase I ESAs have been provided to Buyers without any representations or warranties of any nature as to their accuracy, completeness or reliability. Sellers shall assure that the Environmental Consultant prepares a letter in a form reasonably acceptable to Buyers, extending reliance on the Phase I ESAs to Buyers, subject to the limitations on liability contained in that letter and the Phase I ESAs themselves. The cost of the Phase I ESAs shall be paid by Sellers. Buyers acknowledge and agree that, except as provided in Section 5.6(b), Sellers shall not be required, and Buyers shall not be permitted, to perform any other environmental testing, investigation, sampling or analysis on the Station Properties prior to the Closing.
(b)    Fuel Equipment Inspections and Repairs.
(i)    As promptly as reasonably practicable after the Effective Date, Sellers, shall engage the services of Tanknology, Inc. and/or another contractor mutually acceptable to the Parties (the “Fuel Equipment Contractors”), to conduct with respect to the Fuel Equipment located on or under each Station Property, and in accordance with the protocols set forth in Schedule 5.6(b)-1, (i) a visual inspection of such Fuel Equipment, including under-dispenser containers or dispenser pans (UDC’s), STP and overfill sumps, dispensers, and vapor recovery equipment, and (ii) a test of such Fuel Equipment, including testing of underground storage tanks, lines, leak detectors, automatic tank gauges and cathodic protection testing, if any, which tests and inspections are described on Schedule 5.6(b)-2 (collectively, the “Fuel Equipment Inspections”). Sellers shall instruct the Fuel Equipment Contractors to distribute their final reports for each Station Property to Buyers promptly upon completion, subject to Buyers’ agreement to maintain confidentiality and return all such reports to Sellers if this Agreement is terminated. Sellers shall arrange to have their environmental representative at each Station Property when the testing is conducted in order to make any minor repairs or adjustments required in order to complete the tests. In addition, Sellers shall, at their expense, make any repairs necessary to permit the Fuel Equipment Inspections described in Schedule 5.6(b)-2 to be properly conducted. Sellers shall arrange to have the Fuel Equipment Inspections performed in accordance with the timetable set out in Schedule 5.6(b)-2, it being understood by the Parties that some of the Fuel Equipment Inspections will be performed after Closing.
(ii)    If the Fuel Equipment Inspections, or inspections conducted pursuant to Section 5.6(b)(i), disclose any leaks, cracks, damage or improper installation, maintenance or repair in, to or with respect to the Fuel Equipment that requires Fuel Equipment Repairs in order to comply with applicable Laws and/or manufacturer specifications or nationally recognized standards (i.e., PEI, STI, NFPA30 or PCI) (the “Standards”), the Fuel Equipment Contractors shall promptly advise the Parties and provide an estimate of the Fuel Equipment Repair Costs. Sellers shall promptly, at their expense, complete any material Fuel Equipment Repairs (i.e., repair any identified problems that, absent immediate repair, could result in Contamination or require tank replacement), provided that Buyers shall reimburse Sellers for the first $100,000, in the aggregate, of any such Fuel Equipment Repairs upon receipt by Buyers of documentation of Sellers’ reasonable out-of-pocket expenses. Sellers shall use their commercially reasonable efforts to complete such Fuel Equipment Repairs prior to the Closing Date, except for Station Properties where Fuel Equipment Inspections are first conducted after the Closing Date; for these Station Properties, Fuel Equipment Repairs will be performed as promptly as is reasonably practicable. Sellers shall ensure that all Fuel Equipment Repairs are completed with oversight from, and consultation with, Buyers in accordance with Buyer’s protocols set forth on Schedule 5.6(b)-1 and in such a manner that the repaired Fuel Equipment complies with applicable Laws and/or Standards, and Sellers shall cause the repaired Fuel Equipment (or the affected component) to be re-tested and, if necessary, re-certified as to tightness, by the Fuel Equipment Contractors. If the Parties reasonably determine that a Fuel Equipment Inspection or Fuel Equipment Repairs cannot be completed prior to the Closing, Sellers shall be responsible for completing any such post-Closing Fuel Equipment Repairs at their sole expense. Sellers shall use commercially reasonable efforts to restore the surface condition of the affected Properties to a condition at least equal to the condition prior to the repair or replacement. Sellers shall discuss with Buyers any Fuel Equipment Repairs to be made prior to making such Fuel Equipment Repairs so as to facilitate the installation of any upgrades or other improvements not required hereunder that may be contemplated or desired by Buyers. Any such additional upgrades or improvements desired by Buyers would be done at Buyers’ incremental expense (i.e., above the cost of the Fuel Equipment Repairs to be otherwise performed by Sellers hereunder).
(iii)    If Contamination is identified during Fuel Equipment Inspections or Fuel Equipment Repairs that does not require Governmental Entities to open an incident number with respect to such Contamination (generally speaking, minor petroleum contamination), then Sellers shall in a prompt manner undertake at their sole cost and expense those Remediation Activities necessary to address such Contamination in accordance with and to the extent required by applicable Environmental Law. Such Remediation Activities shall be completed by Sellers in a good and workmanlike manner with due diligence, in compliance with applicable Laws and shall be undertaken in such a manner so as not to interfere in any material respect with Buyers’ or their franchisees’, commissioned marketers’, consignees’ or other third parties’ actual or expected operations at the respective Station Property. Following the Closing, Buyers shall provide Sellers with reasonable access to the affected Station Properties in order to perform any required Remediation Activities and, at the Closing, shall execute and deliver to Sellers a Site Access Agreement, as defined in Section 6.1(a), for each such Station Property. To the extent Remediation Activities are necessary, Seller shall ensure that the condition of the affected properties is restored to its condition prior to the initiation of such Remediation Activities.
(iv)    Sellers shall notify Buyers in writing at least ten (10) days in advance of performing any Fuel Equipment Repairs, so that Buyers or their consultants or contractors (such consultants or contractors, “Buyers’ Environmental Consultants”) may be present to observe.

(c)    Termination as to Property. Notwithstanding anything in this Agreement to the contrary, if Buyers determine, in their reasonable discretion, prior to the Closing, that a Material Environmental Condition (other than Retained Contamination identified on Schedule 1.1(vi)) exists at one or more of the Station Properties, then Buyers may propose to Sellers a cure for such Material Environmental Condition. If Sellers reject such cure, then Buyers may elect to treat such Station Property(ies) as a Rejected Property. As used herein, a “Material Environmental Condition” shall mean any Contamination that is discovered after the Effective Date and prior to Closing that requires or would reasonably be expected to require Governmental Entities to open an incident number with respect to such Contamination.
Section 5.7    Title to Real Property.
(a)    Prior to the date of this Agreement, Sellers have (i) caused the Title Company to perform a real property title search with regard to the Owned Real Properties and the Leased Real Properties, and to deliver to Buyers and to Sellers a commitment for title insurance (each, a “Commitment,” and together, the “Commitments”) to be issued by the Title Company with regard to the fee interests in the Owned Real Properties and the leasehold interests in the Leased Real Properties and (ii) delivered to Buyers current as-built, ALTA/ACSM surveys for the Owned Real Properties and the Leased Real Properties (collectively, the “Surveys”). The cost of obtaining the Commitments and the Surveys shall be borne in accordance with Section 9.4(b). Buyers may, no later than thirty (30) days after the Effective Date (the “Title Objection Date”), deliver written notice to Sellers of any matter set forth in the Commitments (excluding any Liens or matters created by Buyers’ examination or inspection of the Assets including any entry upon any Real Property in connection therewith) or the Surveys that is unacceptable to Buyers such matters being collectively referred to herein as “Defects,” and each a “Defect”). If Buyers do not deliver such written notice to Sellers on or before the Title Objection Date, Buyers shall be deemed to have waived any right to object to any title matter, or any other matter set forth in the Commitments and the Surveys, shall accept title to the Owned Real Properties and the Leased Real Properties, and shall proceed to the Closing without any reduction in the Purchase Price. Notwithstanding anything to the contrary herein, the following shall be deemed Defects whether or not included in a notice of Defect and whether or not any notice of Defect is delivered by Buyers (i) any liens and encumbrances securing payment of money, (ii) any lis pendens, and (iii) all matters related to violations of Law or Permits.
(b)    If, on or before the Title Objection Date, Buyers deliver written notice to Sellers of a Defect, Sellers shall, within fifteen (15) days after receiving such notice, notify Buyers whether Sellers will or will not attempt to cure such Defect. Failure by Sellers to deliver such notice shall be deemed Sellers’ election not to cure such Defect. If Sellers elect (or are deemed to have elected) not to attempt to cure a Defect, then, the Purchase Price shall be reduced by the amount reasonably necessary, as determined in good faith by Sellers and Buyers to cure such Defect or to account for any diminution in the value of the applicable Real Property resulting from the existence of such Defect and upon application of such Purchase Price reduction Buyers shall be deemed to have waived such Defect or, if the amount to cure such Defect, as determined in accordance with the foregoing, exceeds 12.5% of the Assigned Drop Value or materially and adversely affects the ownership or operation of such Real Property, at Buyers’ option, such Real Property shall be designated as a Rejected Property or would reasonably be expected to do so, in which case the

Purchase Price shall be reduced by the Assigned Drop Value assigned to the applicable Station Property on Schedule 2.7 and such affected Real Property shall no longer be a part of the Assets being transferred hereunder. Any title matters that are not objected to by Buyers on or before the Title Objection Date, or are objected to and cured (or not cured but are waived by Buyers as set forth above) before the Closing, shall be deemed “Permitted Real Property Encumbrances.”
(c)    If Sellers elect in writing pursuant to Section 5.7(b) to attempt to cure a Defect, but at the time of the Closing such Defect has not been cured or insured over at Seller’s cost to Buyers’ reasonable satisfaction, then, at Buyers’ option, (i) the Purchase Price shall be reduced by the amount reasonably necessary, as determined in good faith by Sellers and Buyers to cure such Defect or to account for any diminution in the value of the applicable Real Property resulting from the existence of such Defect and upon application of such Purchase Price reduction Buyers shall be deemed to have waived such Defect or (ii) the applicable Real Property shall be designated as a Rejected Property, in which case the Purchase Price shall be reduced by the Assigned Drop Value assigned to the applicable Station Property on Schedule 2.7 and such affected Real Property shall no longer be a part of the Assets being transferred hereunder.
(d)    If at any time after the later of the date that Buyers deliver notice of a Defect or the Title Objection Date (i) a Commitment or Survey is amended, (ii) the Title Company or the surveyor otherwise discloses to Buyers or Sellers a new matter or materially amends any matter previously approved or deemed approved by Buyers, or (iii) the Title Company materially amends the terms under which the Title Company is willing to issue its policy of title insurance, then Buyers shall have ten (10) Business Days from its receipt of notice of such amendment or disclosure, together with legible copies of all documents mentioned in such amendment or disclosure, to deliver a notice of Defect to Sellers.
(e)    If a third party exercises a right of first refusal in respect of any Real Property, including the Real Property Leases more particularly described in Schedule 1.1(iv), such Real Property shall be designated as a Rejected Property, in which case the Purchase Price shall be reduced by the Assigned Drop Value assigned to the applicable Station Property on Schedule 2.7 and such affected Real Property shall no longer be a part of the Assets being transferred hereunder. Sellers shall provide Buyers with written notice of any such exercise of a right of first refusal promptly following receipt thereof.
Section 5.8    Leases.
(a)    Prior to the Closing, Sellers shall use commercially reasonable efforts to obtain and deliver to Buyers (i) the written consent of each counterparty to the Real Property Leases and the Third Party Leases where such consent is required to assign such lease to the applicable Buyer at the Closing, which consent shall be in the form required by the applicable Third Party Lease or, if no form is provided, in a form mutually agreeable to the Parties, and, in the case of the Ground Leases, shall be in recordable form in the form required by the applicable Ground Lease, if any such form is provided (each, a “Lease Consent”), (ii) estoppel certificates from each counterparty under the Real Property Leases and Third Party Leases, substantially in the form required by the applicable lease or, if no form is provided for, in a form mutually agreeable to the Parties (each, a “Lease Estoppel”), and (iii) to the extent reasonably requested by Buyers,

Subordination and Non-Disturbance Agreements from third party landlords and their lenders with respect to the Leased Real Properties, in a form mutually agreeable to the Parties (each, an “SNDA”). Lease Estoppels shall be dated no more than thirty (30) days prior to the Closing Date; provided, however, that Sellers shall be obligated for any amounts required to be paid by the signatories to the Lease Consents, Lease Estoppels and SNDAs. If, despite the exercise of commercially reasonable efforts, any Seller is unable to (A) assign any Real Property Lease to the applicable Buyer at the Closing for any reason, including due to failure to obtain a Lease Consent, or (B) with respect to any Non-Transferred Contract relating to any Real Property Lease, enter into a management agreement or similar contractual arrangement with the applicable Buyer in accordance with Section 5.12(d) or otherwise establish the applicable Buyer as a proper subtenant pursuant to such Real Property Lease, having such rights and privileges as mutually agreed upon by the Parties, then Buyers shall be permitted to designate the applicable Leased Real Property as a Rejected Property, in which case the Purchase Price shall be reduced by the Assigned Drop Value assigned to the applicable Station Property on Schedule 2.7, such affected Station Property shall no longer be a part of the Assets being transferred hereunder and such Real Property Lease shall no longer be part of the Assumed Contracts.
(b)    Notwithstanding anything to the contrary set forth herein, if, despite the exercise of commercially reasonable efforts, any Seller is unable to obtain any Lease Estoppel for any reason, then Sellers shall deliver to Buyers an estoppel certificate with respect to the applicable Real Property Lease or Third Party Lease, in a form reasonably acceptable to Buyers (each, a “Seller Estoppel”). Delivery of a Seller Estoppel for a Station Property shall not waive or limit any indemnification rights that any Buyer Indemnified Party has pursuant to Section 8.2 in respect of any breach or violation of or default under the applicable Real Property Lease or Third Party Lease.
(c)    Subject to Section 5.8(b), (i) no Lease Estoppel will be acceptable if it reflects any fact or circumstance that is not consistent in all material respects with or reflected in this Agreement or any representation or warranty by Sellers hereunder (including, without limitation, in any Ancillary Agreements) and (ii) no Seller Estoppel will be acceptable if it reflects any fact or circumstance that is not consistent with or reflected in this Agreement or any representation or warranty by Sellers hereunder (including, without limitation, in any Ancillary Agreements) (each such fact or circumstance described in the foregoing clauses (i) and (ii), an “Objectionable Disclosure”) or if it reflects or discloses any actual material uncured breach or default by any Seller under a Real Property Lease or Third Party Lease that has not previously been disclosed to Buyers. To the extent a Lease Estoppel or Seller Estoppel discloses an actual or alleged breach or default by a Seller under a Real Property Lease or Third Party Lease, Sellers shall commence to cure such matter, if and to the extent curable, not later than delivery to Buyers of the applicable Lease Estoppel or Seller Estoppel, and shall thereafter use commercially reasonable efforts to complete such cure prior to the Closing. In the event Sellers fail to cure such breach or default prior to the Closing as provided in the preceding sentence, and/or in the event Buyers disapprove of any Objectionable Disclosure disclosed by any Lease Estoppel or Seller Estoppel, then, at Buyers’ option, exercisable by written notice to Sellers prior to the consummation of the Closing, (A) the Purchase Price will be reduced by an amount reasonably necessary to cure the applicable breach or default, such amount to be mutually agreed upon in good faith by Buyers and Sellers, or (B) Buyers may elect to proceed to the Closing without a reduction of the Purchase Price and bring a claim for indemnification pursuant to Section 8.2(i) for (1) the actual documented out-of-pocket Losses, if any, suffered, sustained, incurred or required to be paid at any time from and after the Closing by any Buyer Indemnified Party to the extent based upon, arising out of, resulting from or because of such uncured breach or default, plus (2) the Assigned Drop Value assigned to the applicable Station Property on Schedule 2.7 in the event the applicable Real Property Lease or Third Party Lease is terminated following the Closing primarily as a result of such uncured breach or default.
Section 5.9    Inspections and Entry.
(a)    Except as otherwise set forth herein, all inspections conducted by or on behalf of Buyers shall be conducted at Buyers’ sole expense by qualified inspectors or contractors, selected by Buyer. Any entry upon any Real Property (other than for environmental testing, which is governed by and subject to the provisions of Section 5.6, and not this Section 5.9) by Buyers or any of Buyers’ Representatives, for the purpose of conducting such inspections shall be upon not less than forty eight (48) hours’ prior written notice to Sellers, and shall be subject, in any event, to prior scheduling and coordination with Sellers, and Sellers shall reasonably cooperate with Buyers with respect to such scheduling and coordination. At Sellers’ election, a Representative of Sellers shall be entitled to be present during any entry by Buyers or Buyers’ Representatives upon the Real Property to conduct the inspections. All inspections shall be performed in a manner that will not materially disturb ongoing operations of Sellers or any third party operators at the Station Properties and Buyers shall as soon as reasonably practicable repair any damage. Subject to Section 5.1(a), prior to the CIC Conversion Date for each Station Property (or any termination of this Agreement), Buyers shall not approach, contact or involve itself in any discussions or negotiations with any employee of any Seller or with any other occupant of such Station Property, without Sellers’ prior written consent (which may not be unreasonably withheld, conditioned or delayed) and without Sellers (or Sellers’ designated representative) being present thereat. Prior to Buyers or their Representatives accessing any Real Property and conducting tests thereon, Buyers shall provide Sellers with a certificate of insurance naming the applicable Seller as an additional insured and evidencing liability coverage in form and substance acceptable to Sellers in an amount not less than Two Million Dollars ($2,000,000) and an aggregate limit of at least Five Million Dollars ($5,000,000).
(b)    No more than thirty (30) days prior to the Closing, Buyers may enter the Station Properties to install internet/telephone lines and other equipment needed to effect an orderly post-Closing transition of the operations conducted thereon. Such entry and installation shall be: (i) at Buyers’ sole risk and expense; and (ii) at such times as selected by Buyers and reasonably approved by Sellers. Buyers’ right to install other equipment under this Section 5.9(b) shall be subject to prior written notice to Sellers. Buyers shall not materially disturb the existing operations on the Station Properties and shall keep the Station Properties free from any Liens or claims arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Buyers. If any mechanic’s or other Lien is recorded against such Station Properties as a result of Buyers’ installation of equipment and the Closing does not occur, Buyers shall cause the Lien to be discharged of record within thirty (30) days after receiving notice of such Lien’s recording.

(c)    If the transactions contemplated hereby are not consummated for any reason, and Buyers have installed equipment on the Station Properties in accordance with Section 5.9(b), Buyers shall upon twenty (20) days’ written notice from Sellers remove the equipment installed by Buyers and restore the Station Properties to materially the condition existing immediately prior to Buyers installation of such equipment; provided, that, if after good faith efforts, Buyers need more time to complete such activities, the Parties shall cooperate to provide Buyers with a reasonable extension of time; provided, further, that if Buyers fail to comply with the foregoing requirements, Buyers shall be deemed to have transferred title to any equipment installed by Buyers to the Seller that owns the applicable Station Property, at no cost and without any express or implied warranty, after which such Seller shall be solely responsible for such equipment. In completing any activities under this Section 5.9(c), Buyers shall not materially disrupt the existing operations on the Station Properties and shall assume all risks involved in entering the Station Properties in connection therewith.
Section 5.10    De-Identification/Removal of Excluded Assets. With respect to each Station Property, on or prior to the applicable CIC Conversion Date, Sellers shall (a) remove all Excluded Assets (other than those Excluded Assets owned by third Persons) from the Real Property no more than five (5) days prior to the applicable CIC Conversion Date, as well as signs, signage or advertising bearing or displaying Excluded Assets or any names, marks, trade dress or other Intellectual Property rights, except, in each case, to the extent required to continue ongoing operations of such Real Property in the Ordinary Course of Business (which Excluded Assets shall be removed on the applicable CIC Conversion Date), (b) de-brand each Station Property in accordance with all requirements under Sellers’ or their Affiliate’s fuel supply agreement with Valero Energy Corp. (the “Valero Supply Agreement”) such that nothing in the Valero Supply Agreement shall restrict either Buyers’ ability to sell motor fuels under any brand that Buyers so choose, and in connection with such de-branding, Sellers shall reasonably cooperate with Buyers to coordinate the de-branding and Buyers’ branding so as to minimize disruption to the fuel business at such Station Property, and/or (c) permanently and completely paint over, hide, cover up, conceal and/or remove all trade dress, as applicable (including but not limited to paint, paint colors, vinyl, schemes or designs commonly used by Station Property to brand, decorate and/or identify its stores), canopy vinyl, striping or designs, advertising, names, marks and/or other Intellectual Property rights (including the “Valero” name and other Intellectual Property rights associated with Valero Energy Corp. and its Affiliates), whether inside buildings, outside buildings, or on or in car washes; provided, however, that Sellers shall not paint over, hide, cover up, conceal and/or remove any signs, signage or advertising bearing or displaying any names, marks, trade dress or other Intellectual Property rights owned by Sellers that any Buyer licenses following such CIC Conversion Date. Sellers shall provide to Buyers, prior to the applicable CIC Conversion Date, evidence reasonably satisfactory to Buyers that all Excluded Assets have been removed and the de-identification of all Excluded Assets has occurred. Notwithstanding the foregoing, if, after good faith efforts, Sellers need more time to comply with the foregoing, the Parties shall cooperate to provide Sellers with a reasonable extension of time.
Section 5.11    Permits. Sellers shall use commercially reasonable efforts, at their sole cost and expense, to transfer to any Buyer or its nominee or designee on the applicable CIC Conversion Date the Permits included in the Assets, transferable under applicable Law, and necessary for the operation of the Business. Buyers shall reasonably cooperate with all of Sellers’ actions in connection therewith. With respect to any Permits that are not transferable under applicable Law or cannot be transferred to the applicable Buyer on or prior to the applicable CIC Conversion Date despite commercially reasonable efforts having been undertaken, such Buyer shall be responsible for obtaining such Permits and Sellers shall reasonably cooperate with all of such Buyer’s actions in connection therewith, including by executing all documents or applications required for such Permits and any interim management or other agreements permitted by applicable Law. Notwithstanding anything herein to the contrary, each Party shall be responsible for the costs, fees and expenses incurred thereby in connection with the foregoing.
Section 5.12    Consents and Lease Amendments.
(a)    Sellers shall use commercially reasonable efforts to obtain at the earliest practicable date and, in any event, prior to the Closing, all consents required with respect to the transfer of the Assumed Contracts (other than the Lease Consents, which are addressed in Section 5.8) (the “Contract Consents”). In connection therewith, Sellers shall make any payment required by any applicable Assumed Contract by its express terms and any other payment reasonably required by Buyers or any other party to the applicable Assumed Contract to obtain the Contract Consents. Each Contract Consent shall be in a form and substance reasonably satisfactory to Buyers. Buyers shall reasonably cooperate with Sellers in obtaining the Contract Consents; provided, however, that Buyers shall not be required to make any payments to any Person or make any other economic concessions to permit Sellers to obtain any Consents.
(b)    Sellers shall use commercially reasonable efforts to obtain at the earliest practicable date and, in any event, prior to the Closing, amendments to each of the Third Party Leases and Real Property Leases listed on Schedule 5.12(b)-2 adding the lease term renewal options and other amendments specified on Schedule 5.12(b)-2 (collectively, the “Lease Amendments”); provided, however, that Sellers shall not be required to make any payments to any Person or make any other economic concession to permit Buyers to obtain any Lease Amendments other than the amendments adding the lease term renewal options specified on Schedule 5.12(b)-2; provided, further, that to the extent that Sellers are unable to obtain any Lease Consent, Contract Consent or Lease Amendment prior to the Closing, Sellers shall continue to use commercially reasonable efforts to obtain such Lease Consent, Contract Consent or Lease Amendment following the Closing.
(c)    The failure of Sellers to obtain any Lease Consents, Contract Consents or Lease Amendments prior to the Closing shall not, in and of itself, be deemed a breach of this Agreement, including for purposes of ARTICLE VII and ARTICLE X. For the avoidance of doubt, neither this Agreement nor the applicable Assignment and Assumption Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Assumed Contract to which such Lease Consent, Contract Consent or Lease Amendment relates if such Lease Consent, Contract Consent or Lease Amendment has not been obtained prior to the Closing, and following the Closing the Parties shall use commercially reasonable efforts and cooperate with each other to obtain such Lease Consent, Contract Consent or such Lease Amendment as soon as practicable; provided, however, that Buyers shall not be required to make any payments to any Person or make any other economic concession to permit Sellers to obtain any Lease Consent or Contract Consent, and Sellers shall not be required to make to make any payments to any Person or make any other economic concession to permit Buyers to obtain any Lease Amendment other than the amendments adding the lease term renewal options specified on Schedule 5.12(b)-2. Upon obtaining such Lease Consent, Contract Consent or Lease Amendment following the Closing, each Seller who is a party to the applicable Assumed Contract shall promptly assign, transfer, convey and deliver such Assumed Contract to the applicable Buyer and such Buyer shall assume the obligations under such Assumed Contract, from and after the date of assignment to such Buyer, pursuant to a special purpose assignment and assumption agreement substantially similar in terms to those of the applicable Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer).
(d)    To the extent that Sellers are unable to obtain any Lease Consent, Contract Consent or any Lease Amendment and the Closing occurs, (i) the applicable Seller shall continue to be bound by the obligations arising under the terms and conditions of the Assumed Contract to which such Lease Consent, Contract Consent or Lease Amendment relates (a “Non-Transferred Contract”), (ii) with respect to any Non-Transferred Contract relating to a Third Party Lease or Real Property Lease, the applicable Seller shall enter into a management agreement or similar contractual arrangement with the applicable Buyer under which such Buyer shall (A) assume management of the operation of the Station Property to which such Non-Transferred Contract relates on behalf of such Seller, (B) act as such Seller’s agent to perform all of such Seller’s obligations under such Non-Transferred Contract, including the obligation to pay any costs, expenses and charges reasonably incurred by Sellers, such as labor, rent and similar charges, in accordance with the terms of such Non-Transferred Contract, and (C) receive the benefits of such Non-Transferred Contract and operation of the Station Property, including all proceeds or other compensation received by such Seller pursuant to such Non-Transferred Contract or in connection with the operation of the Station Property and attributable to such Buyer’s performance of such Non-Transferred Contract and operation of the Station Property in the post-Closing period, (D) with respect to any Non-Transferred Contract relating to an Assumed Contract, at Buyers’ request, Sellers shall cooperate with Buyers to establish a reasonable arrangement designed to provide such Buyer with the benefits and burdens of such Non-Transferred Contract, including appointing such Buyer to act as its agent to perform all of the applicable Seller’s obligations under such Non-Transferred Contract and to collect and promptly remit to such Buyer all compensation received by any Seller pursuant to such Non-Transferred Contract and attributable to such Buyer’s performance of such Non-Transferred Contract in the post-Closing period, (E) unless directed by a Buyer, no Seller shall take any action that would reasonably be expected to lead to a breach of the terms and conditions of such Non-Transferred Contract, and (F) the applicable Seller shall seek to enforce, at the direction of such Buyer, and for the account and benefit of such Buyer, any and all rights of such Seller against any other Person arising out of the breach or cancellation of such Non-Transferred Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the Parties, a deemed assignment or transfer); provided, however, that the foregoing shall not obligate any Seller to commence or participate in any material Proceeding relating to the enforcement of such Non-Transferred Contracts absent an undertaking by Buyers, reasonably acceptable to Sellers, to (x) reimburse Sellers for all fees, costs and expenses related to such actions and (y) indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses relating to or arising from such actions.
Section 5.13    Termination of Contracts Other Than Assumed Contracts. Sellers shall terminate, at least effective as of the Closing, all Contracts effective at or prior to the Closing with respect to their application to the applicable Station Properties which are not Assumed Contracts (except with respect to Contracts that are necessary for the continued operation of a Station Property in the Ordinary Course of Business, which Contracts shall be terminated with respect to such Station Property on the applicable CIC Conversion Date), and Sellers shall provide to Buyers evidence satisfactory to Buyers of the termination of all such Contracts on or prior to, as applicable, the Closing or the applicable CIC Conversion Date (to be effective in accordance with the foregoing).
Section 5.14    ADA Settlement Agreement. Sellers shall use commercially reasonable efforts, at Sellers’ sole cost and expense, to complete, or cause to be completed, all modifications and accommodations to, or renovations and remodeling of, the Station Property currently known as Corner Store #3074 and located at 3225 Buck Owens Boulevard, Bakersfield, California that are required to carry out, perform, satisfy and discharge in full CST CA’s obligations under the ADA Settlement Agreement, including the modifications and accommodations to, or renovations and remodeling of such Station Property described in Schedule 5.14. In the event that such work is not completed by the applicable CIC Conversion Date, Sellers shall complete, or cause to be completed, such work following such CIC Conversion Date pursuant to an access agreement in a form mutually agreeable to the Parties. Sellers shall complete, or cause to be completed, such work in accordance with Schedule 5.14 at Sellers’ sole cost and expense and shall deliver to Buyers evidence thereof promptly after such completion.
Section 5.15    Station Property #4545 Remodel. Sellers shall complete, or cause to be completed, at Sellers’ sole cost and expense, all renovations and remodeling of the Station Property currently known as Corner Store #4545 and located at 3306 West College Drive, Cheyenne, Wyoming 82007 in accordance with Schedule 5.15. Sellers shall reasonably cooperate with Buyers on any changes that Buyers may request to Schedule 5.15, provided that such changes do not cause any incremental cost and expense to be incurred by Sellers, and the Parties shall update Schedule 5.15 to reflect any such changes. In the event that such work is not completed by the applicable CIC Conversion Date, Sellers shall complete, or cause to be completed, such work following such CIC Conversion Date pursuant to an access agreement in a form mutually agreeable to the Parties. Sellers shall complete, or cause to be completed, such work in accordance with Schedule 5.15 at Sellers’ sole cost and expense and shall deliver to Buyers evidence thereof promptly after such completion.
Section 5.16    Non-Competition; Non-Solicitation. The restrictive covenants contained in this Section 5.16 are intended and necessary to protect the Assets, the Business and other interests and rights being acquired by Buyers under this Agreement as well as the other legitimate business interests of Buyers and their respective Affiliates.
(a)    For the period commencing on the Closing Date and expiring on the fifth (5th) anniversary thereof, except as permitted in this Section 5.16, neither Sellers nor any of their respective Affiliates (collectively, the “Restricted Parties”) shall, directly or indirectly, engage in the business of (i) owning, leasing or operating convenience stores (including but not limited to motor fuels, food, beverage and merchandise sales) or (ii) owning or operating a wholesale fuel distribution business (collectively, “Restricted Activities”) within (A) the States of California and Wyoming and (B) the ten (10) mile radius around the location of each parcel of Real Property (collectively, the “Restricted Area”), nor shall any Restricted Party, directly or indirectly, be employed by, invest in, have any ownership interest in, participate in, act as a consultant or lender to, provide services to (as an employee, director, officer, member, principal, licensor, trustee, broker, agent, stockholder, partner, or in any other capacity), operate, assist, represent or advise any Person that engages in or plans to engage in any Restricted Activity in the Restricted Area with respect to such Restricted Activity or engagement plans.
(b)    For the period commencing on the Closing Date and expiring on the third (3rd) anniversary thereof, none of the Restricted Parties shall, without the prior written consent of Buyers, directly or indirectly, (i) solicit, encourage, cause, induce, solicit, request or advise, any employee, independent contractor, commissioned marketer or other operator or consultant of any of Buyers or their respective Affiliates (including Transferring Employees) to leave the employment or engagement of any of Buyers or their respective Affiliates (known as such by any of the Restricted Parties) within the Restricted Area or (ii) hire, employ or otherwise engage any former employee, independent contractor, commissioned marketer or other operator or consultant of any of Buyers or their respective Affiliates (known as such by any of the Restricted Parties) who has left the employment or engagement of such Buyer or Affiliate as a result of a violation by any of the Restricted Parties of Section 5.16(b)(i). The foregoing restrictions in clauses (i) and (ii) are not intended to preclude general solicitations in newspapers or similar mass media not specifically targeted towards Transferring Employees or other employees, independent contractors, commissioned marketers or other operators or consultants of Buyers or their respective Affiliates.
(c)    Notwithstanding the foregoing, or anything else contained in this Agreement to the contrary, the restrictions in Section 5.16(a) shall not apply to the following:
(i)    any investment by a Restricted Party in any Person that is traded on a national securities exchange if the Restricted Parties collectively hold less than two percent (2%) of the outstanding voting securities of such Person;
(ii)    the current or future business activities of CrossAmerica Partners, L.P.;
(iii)    the continued operation of the Station Properties by Sellers prior to the applicable CIC Conversion Date; and
(iv)    the current or future business activities of the Affiliates of Sellers at any Rejected Properties, but only to the extent such future activities constitute Ongoing Operations. For purposes of this Agreement, “Ongoing Operations” shall mean, with respect to any Rejected Property, business operations conducted after the applicable CIC Conversion Date which are (A) conducted only at the same physical location and address for such location as of the Effective Date and (B)

consistent with the business operations being conducted at such location as of the Effective Date.
(d)    Notwithstanding the foregoing, or anything else contained in this Agreement to the contrary:
(i)    As used in this Section 5.16, the term “Affiliates” of a Person shall not include any Persons (such person, a “potential affiliate”) based solely on account of such potential affiliate owning, directly or indirectly, any voting securities of CST Brands, Inc. if the potential affiliate would not otherwise be an Affiliate of such Person; and
(ii)    the restrictions in Section 5.16(a) shall not apply to any bona fide third party acquirer that acquires, directly or indirectly, by way of asset purchase, equity purchase, merger, recapitalization or other similar transaction, all or substantially all of the consolidated assets of CST Brands, Inc.
ARTICLE VI
ADDITIONAL COVENANTS
Section 6.1    Remediation of Retained Contamination.
(a)    With respect to each Station Property with Retained Contamination (each, a “Remediation Site”), Sellers shall in a prompt manner undertake at their sole cost and expense those Remediation Activities necessary to achieve NFA Status at such Remediation Site. Remediation Activities may be undertaken prior to or following the Closing, at Sellers’ election, and the completion of such Remediation Activities to NFA Status shall not be a condition to the Closing. The Parties acknowledge and agree that Sellers shall administer the Remediation Activities that Sellers are obligated to perform pursuant to this Section 6.1 and, except as otherwise provided in this Agreement (including ARTICLE VIII), so long as Sellers are promptly and diligently conducting such Remediation Activities, then Sellers shall be responsible for those costs and expenses incurred by Sellers and their respective agents, consultants, and contractors. Buyers shall cooperate with Sellers as may be required for Sellers to achieve NFA Status at each affected Station Property, including (i) consenting to, and complying with, any Engineering and Institutional Controls deemed by Sellers necessary therefor, and which do not interfere in any material respect with Buyers’ actual or expected operations at the Station Property, and (ii) executing any documentation required by the applicable Governmental Entities relating thereto. Notwithstanding the foregoing, Sellers shall use commercially reasonable best efforts to achieve NFA Status in a manner which minimizes the need for Engineering and Institutional Controls and Sellers shall maintain compliance with all Engineering and Institutional Controls, including but not limited to, consent orders, administrative orders and similar documents. Following the Closing, Buyers shall provide Sellers with reasonable access to the affected Station Properties in order to perform any required Remediation Activities and, at the Closing, shall execute and deliver to Sellers a Site Access Agreement in the form mutually agreeable to the Parties (the “Site Access Agreement”) for each such Station Property. Upon achieving NFA Status with respect to Retained Contamination at a particular Station Property, Buyers and the other Buyer-Related Parties shall automatically be deemed to have released and discharged Sellers and the other Seller-Related Parties from any future liability or obligations which arise out of or relate to Contamination at such Station Property, other than Sellers’ obligations under ARTICLE VIII, and (at Sellers’ request) Buyers shall deliver a written instrument evidencing such release to Sellers. Sellers’ obligations under this Agreement with respect to Remediation Activities shall be discharged upon a change in ownership of a Station Property unless within five (5) days of such change in ownership, all subsequent owners of such Station Property give notice to Sellers of such change in ownership and of their agreement to be bound by the terms of this Agreement.
(b)    Remediation Activities for a Remediation Site shall be deemed completed for purposes of this Agreement upon achieving NFA Status. Sellers shall promptly notify Buyers of a Remediation Site achieving such status, but such notice shall not affect or diminish Sellers’ obligations under ARTICLE VIII. All Remediation Activities shall be completed by Sellers in a good and workmanlike manner with due diligence, in compliance with applicable Laws and shall be undertaken in such a manner so as not to interfere in any material respect with Buyers’ or their franchisees’, commissioned marketers’, consignees’ or other third parties’ actual or expected operations at the respective Station Property, and Sellers shall ensure proper closure of any groundwater or other monitoring wells, removal of all metal rings, and restoration of the condition of each Remediation Site to its condition prior to the initiation of Remediation Activities, to the extent reasonably practicable.
(c)    If Buyers plan to undertake any development or redevelopment of any Remediation Site during which time Sellers are conducting Remediation Activities as required under the terms of this Agreement, Buyers shall provide notice to Sellers of all plans and proposals related to such development or redevelopment. The Parties shall use commercially reasonable efforts to coordinate Buyers’ development or redevelopment plans with Sellers’ Remediation Activities. Buyers shall be responsible solely for the incremental increase in the cost of Remediation Activities attributable to Buyers’ development or redevelopment plans. For the avoidance of doubt, the Parties acknowledge and agree that Sellers shall have no liability or responsibility for any Losses incurred by Buyers related to Buyers’ development or development of any of the Station Properties (including any UST System repair or replacement other than Fuel Equipment Repairs for which Sellers are responsible pursuant to Section 5.6(b)) on or after the Closing Date. By way of example only, Sellers shall not be responsible for the cost of the transport and disposal of any soil excavated or removed during Buyers’ development of a Station Property or the cost of any collection, treatment, transport, disposal or discharge of any groundwater during Buyers’ development of a Station Property except for any costs of such activities directly related to the presence of Retained Contamination in the soil or groundwater for which Sellers would be responsible for the collection, treatment, transport or disposal of absent Buyers’ development or redevelopment.
(d)    Buyers acknowledge and agree that Sellers may be eligible for reimbursement or other funding assistance in connection with certain of the Remediation Activities from a Governmental Entity (“Government Funding”). Buyers shall reasonably cooperate with Sellers in order for Sellers to obtain any applicable Government Funding relating to a Station Property, including providing to Sellers any information, forms or certificates reasonably requested by Sellers and not confidential to Buyers, and Buyers shall assign to Sellers all rights to any

Government Funding proceeds received or receivable by Buyers to the extent such proceeds solely relate to the Remediation Activities performed by Sellers.
(e)    Nothing contained in this Section 6.1 or elsewhere in this Agreement shall be construed as an admission regarding any responsibility, wrongdoing, liability or damages by Sellers with respect to the Retained Contamination or otherwise. Accordingly, each Seller reserves its right to pursue any claims for damages, injunctive relief, declaratory relief, indemnity and contribution that it may have against third parties, and nothing contained in this Agreement shall alter or in any way affect any right any Seller may have against any third parties or any defenses any Seller may have to any claims by any third-parties.
(f)    The Parties acknowledge that, subject to the terms and conditions of this Agreement, the Station Properties are being sold to Buyers with USTs in place and accordingly agree as follows:
(i)    Sellers shall provide all relevant and necessary information about the USTs, including, without limitation, information regarding the age and condition of the USTs, all prior reported incidents involving the USTs (if any) and all information regarding registration of the USTs with appropriate authorities. Such information has been or will be provided solely for Buyers’ use and may not be relied upon by any third party.
(ii)    In accordance with applicable Laws, Buyers shall obtain all Permits that are required by any applicable Governmental Entity or standards (including all Environmental Laws) to own and operate all USTs at the Station Properties. Buyers and Sellers shall cooperate and take all commercially reasonable steps to ensure that the records of the applicable Governmental Entities show the applicable Buyer as the owner and operator of the USTs from and after the Closing. In furtherance of the foregoing, to the extent possible, Sellers and Buyers each covenant to deliver prior to the Closing all necessary tank registration forms and other documentation required by applicable Governmental Entities to transfer ownership of the USTs to the applicable Buyer (the “Tank Owner Change Forms”) as of the Closing Date.
(g)    Prior to the Closing, the Parties shall update Schedule 1.1(vi) to include any additional exclusions and endorsements to the Environmental Insurance Policy that are identified between the Effective Date and the date of binding of the Environmental Insurance Policy that are reasonably agreed to by Buyers.
(h)    Sellers shall reasonably cooperate with Buyers in order for Buyers to obtain any Government Funding or other insurance funds relating to any Assumed Environmental Liabilities, including providing Buyers any information, forms or certificates reasonably requested by Buyers.
Section 6.2    Pre-Closing and Post-Closing Releases. If, at any time after the Closing, during the performance of the Remediation Activities at a Station Property, a Buyer or a Seller (in connection with Sellers’ performance of Remediation Activities) has reason to believe that a pre-Closing Release has been discovered (other than a pre-Closing Release that is Retained Contamination) or that a post-Closing Release has occurred, such Party shall notify the other Parties immediately. With respect to a post-Closing Release, if a Seller or its agents or contractors were responsible for the Release as part of Post-Closing Activities, Sellers shall take those steps reasonably required, in consultation with Buyers, or as required by the relevant Governmental Entity, to determine and abate the source of the Release. If the Release was not caused by a Seller or its agents or contractors or the Release occurred prior to Closing (other than a pre-Closing Release that is Retained Contamination), then Buyers shall take those steps reasonably required, or as required by the relevant Governmental Entity, to determine and abate the source of the Release. Sellers and Buyers shall agree on an allocation of responsibility for tests undertaken and for the remediation expenses from that date forward based on the responsibility for the Release pursuant to this Agreement. Unless otherwise mandated by the relevant Governmental Entity, no Release shall affect a Seller’s status as responsible party for purposes of performing the Remediation Activities with respect to any Retained Contamination (except as provided in Section 6.1) or effect or diminish Sellers’ obligations under ARTICLE VIII. Except as provided in Section 5.6(b), Sellers shall not be responsible for any Release unless such Release is Retained Contamination or the Release occurred post-Closing and was caused by Sellers or their agents or contractors.
Section 6.3    Tax Matters.
(a)    Transfer Taxes. Regardless of which Party is liable for such Taxes under applicable Law, Sellers shall pay and be responsible for (or, if any Buyer is required by applicable Law to pay, then Sellers shall promptly reimburse such Buyer for) all sales Tax, use Tax, real property transfer Tax, grantor or grantee Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or similar Tax or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated hereby (“Transfer Taxes”). Sellers shall file all Tax Returns with respect to such Taxes, and Buyers shall provide commercially reasonable assistance in connection with such filings.
(b)    Proration of Taxes and Other Items.
(i)    Annual personal property Taxes, real property Taxes, charges for utilities, and other periodic charges relating to the Assets shall be pro-rated as of the Effective Time, with Sellers liable to the extent such items relate to any time period (or portion thereof) up to and including the Closing Date (“Pre-Closing Charges”) and Buyers liable to the extent such items relate to periods (or any portion thereof) subsequent to the Closing Date. Because such Taxes and other charges involve a period that begins before and ends after the Closing Date (a “Straddle Period”), the Pre-Closing Charges shall be calculated by multiplying the amount of such Taxes and other charges for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. Sellers shall furnish Buyers with such documents and other records as Buyers request to confirm such proration and other calculations. Any amounts owed by Sellers pursuant to this Section 6.3(b) shall be collected by the Title Company at the Closing and paid by the Title Company at the Closing.
(ii)    On or before the thirtieth (30th) day following the Closing Date, Sellers and Buyers shall recalculate the adjustments and prorations provided for in Section 6.3(b)(i) (the “Interim Closing Adjustment”) and the Party receiving the benefit of the recalculation shall receive a payment in immediately available funds from the other Part(y)(ies) within ten (10) Business Days after the Interim Closing Adjustment is finalized.
(iii)    On or before the ninetieth (90th) day following the Closing Date, Sellers and Buyers shall make a final adjustment to the prorations made at the Closing Date, as adjusted by the Interim Closing Adjustment (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner:
(A)    All adjustments or prorations which could not be determined on the Closing Date or the Interim Closing Adjustment because of the lack of actual statements, bills or invoices for the current period or any other reason shall be made as a part of the Final Closing Adjustment. Any net adjustment in favor of any Buyer shall be paid by Sellers by wire transfer of immediately available federal funds to such Buyer no later than ten (10) days after the Final Closing Adjustment. Any net adjustment in favor of any Seller shall be paid (in immediately available federal funds) by Buyers to such Seller no later than ten (10) Business Days after the Final Closing Adjustment.
(B)    The Final Closing Adjustment shall be conclusive, final and binding on Sellers and Buyers in all respects and, absent fraud or manifest error, Sellers and Buyers hereby waive any right to contest after the Final Closing Adjustment any prorations or adjustments to be made pursuant to this Section 6.3(b).
(C)    Sellers and Buyers shall make available to each other upon request their respective records regarding all items of income and expense relating to the period of their ownership to the extent necessary to make the Interim Closing Adjustment and the Final Closing Adjustment. Without limiting the foregoing, Sellers shall provide Buyers with all back up information necessary to determine the actual Pre-Closing Charges incurred by Sellers in calendar year 2016 through and including the Closing Date.
(c)    Tax Audits. Buyers shall promptly notify Sellers in writing upon the receipt by any Buyer or any of its Affiliates of notice of any pending or threatened Tax liabilities which relate to any period or portion thereof ending on or prior to the Closing Date. Sellers shall have the sole right to control any Tax audit or administrative or court proceeding with respect to Taxes for periods ending on or prior to the Closing Date, and Buyers agree that it shall reasonably cooperate, at Sellers’ expense, with Sellers and their counsel in defense against or compromise of any claim in any such proceeding; provided, however, that Buyers shall have the right (not to be unreasonably withheld, conditioned or delayed) to approve any settlement or other resolution of such proceeding where such settlement or other resolution will have adverse Tax consequences on any Buyer with respect to its ownership of the Assets or its operation of the Business with respect to a taxable period or portion thereof beginning after the Closing Date. With respect to Straddle Periods, Buyers shall have the sole right to control any Tax audit or administrative or court proceeding with respect to such Taxes, and Sellers agree that they shall reasonably cooperate, at Sellers’ expense, with Buyers and their counsel in defense against or compromise of any claim in any such proceeding.
(d)    Wage Reporting. Buyers and Sellers agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
(e)    Cooperation. After the Closing Date, Buyers and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, and make available to the other, as reasonably requested, and to any Governmental Entity (which such Governmental Entity is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Liabilities for Taxes or potential Liabilities for Taxes of the Business for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Sellers shall prepare any Tax Returns for periods ending on or before the Closing Date in accordance with past practices of Sellers. Buyers shall prepare and provide to Sellers, at Sellers’ expense, such Tax information packages consistent with Sellers’ past practice to the extent practicable as Sellers shall reasonably request for use in preparing any such Tax Return that relates to a period that ends on or prior to the Closing. Such Tax information packages shall be completed by Buyers and provided to Sellers as promptly as reasonably practicable but in any event within thirty (30) days after Buyers’ receipt of Sellers’ request therefor. Buyers shall prepare all Tax Returns for all Straddle Periods in accordance with past practices of Sellers. After the Closing Date, Buyers and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation, appeal, hearing, or other proceeding with respect to Taxes. Such cooperation shall include providing the information, records, and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. Except as otherwise provided in this paragraph, each Party shall bear its own expenses in complying with the foregoing provisions. Notwithstanding the provisions of this Section 6.3(e), while the existence of an adversarial proceeding between the Parties shall not abrogate or suspend the provisions of this Section 6.3(e), as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 6.3(e) but rather, absent another express agreement, must utilize the rules of discovery.
(f)    Bulk Transfer Laws. Prior to the Closing Date, Sellers shall fully comply with, and be responsible for, the requirements and provisions of all applicable bulk sale, bulk transfer or similar Laws in all applicable jurisdictions in connection with the transactions contemplated by this Agreement.

Section 6.4    Employee Matters.
(a)    Transferring Employees. Buyers shall, and shall cause their Affiliates, to evaluate in good faith all employees of each Seller or its Affiliates employed at the Station Properties that Buyers intend to operate as corporate stores, to the extent known by Buyers on the Effective Date, with such stores disclosed on Schedule 6.4 (the “Employees”) for employment with the Business after the Closing Date. Prior to the Closing Date, Buyers may deliver to Sellers an updated Schedule 6.4 modifying the list of stores that Buyers intend to operate as corporate stores. Buyers or their Affiliates may, at their discretion, offer employment to the Employees effective on the Closing Date or the applicable CIC Conversion Date, if later, on terms and conditions set by Buyers or their Affiliates in their sole discretion. All of the Employees who are offered, accept, and then commence employment with either Buyer after the Closing Date are hereinafter collectively referred to as “Transferring Employees” and each individually is referred to as a “Transferring Employee.” Notwithstanding the foregoing, nothing in this Agreement shall, after the Closing, impose on any Buyer or any of its Affiliates any obligation to retain any Transferring Employee in its employment.
(b)    Employee Benefits. Buyers shall take such action as may be necessary to cause each Transferring Employee (i) to be credited under any employee benefit plan of Buyers or their Affiliates under which the Transferring Employee becomes covered for his or her period of employment with Sellers and their Affiliates and predecessors before the Closing or the applicable CIC Conversion Date, if later, as if the Transferring Employee were so employed by the applicable Buyer for all purposes for which such service was recognized by Sellers and the Business or their respective Affiliates and predecessors, except for service for benefit accrual purposes under any defined benefit plan of Buyers and except to the extent such credit would result in a duplication of benefits, or to the extent not provided under a corresponding Benefit Plan; (ii) to be eligible to participate in all employee benefit plans maintained by Buyers and generally available to employees of Buyers on the same terms and conditions as employees of Buyers as of the Closing Date, without waiting periods or exclusions or limitations for pre-existing conditions, to the extent allowed by Buyers’ specific benefit plan without an amendment or other change/revision to such plans; and (iii) along with his or her eligible dependents, as applicable, to be credited under any welfare benefit plan maintained by Buyers and covering such Transferring Employee after the Closing for any deductible or coinsurance amounts paid by such Transferring Employee (or his or her eligible dependents) under any corresponding Benefit Plan during the plan year which includes the Closing Date.
(c)    Communications to Employees. As promptly as reasonably possible following the date hereof, Buyers and Sellers shall jointly prepare, mutually approve (such approval not to be unreasonably withheld, conditioned or delayed) and make a coordinated initial written communication to the employees of Sellers or their Affiliates engaged in the Business announcing this Agreement and the transactions contemplated by this Agreement. Prior to making any subsequent written communications after the initial communication contemplated by the immediately preceding sentence to the employees of Sellers or their Affiliates engaged in the Business, pertaining to this Agreement or the transactions contemplated by this Agreement, their employment, termination, compensation, benefits, or other terms and conditions of employment that are affected by the transactions contemplated by this Agreement, Sellers shall provide Buyers with a copy of the intended communication (at least 24 hours prior to making such communication) and shall entertain, in good faith, any comments Buyers may have on such communication if received at least two hours prior to the making of such communication, provided that 24 hours prior notice and prior approval by Buyers shall not be required in respect of any such subsequent communications to the extent that the substance and content of such communications are consistent in all material respects with the initial joint written communication or any subsequent communications approved by Buyers (any such prior approval not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, no responses to questions of Sellers’ employees on the employee portal, or any communications required to comply with the WARN act or any other applicable Law shall be required to be provided to Buyer to the extent that the substance and content of such responses are consistent in all material respects with communications previously approved by Buyers. Sellers shall not make any oral communications to any employees of Sellers or their Affiliates engaged in the Business that is materially inconsistent with the substance and content of any written communications previously approved by Buyers. Buyers shall notify Sellers which employees of Sellers or its Affiliates it intends to make offers of employment to prior to the Closing. Buyers shall be entitled to meet with and interview Sellers’ employees in accordance with Section 5.1 in connection with potential offers of employment as described in this Section 6.4 or other matters described in Section 5.1; provided, however, that Buyers shall not approach, contact or involve itself in any discussions or negotiations with any employee of any Seller or with any other occupant of such Station Property, without Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and, at Sellers’ option, without Sellers (or Sellers’ designated representative) being present thereat.
(d)    Benefit Plans. Buyers shall not assume any Liabilities or responsibilities relating to any Benefit Plan or to the Benefit Plans generally, and Sellers shall remain fully liable and responsible for all liabilities, costs and expenses relating to all such Benefit Plans.
(e)    COBRA. Sellers acknowledge and agree that the “Selling Group” (as such term is defined in Section 54.4980B-9, Q&A-3 of the Treasury Regulations) shall be solely liable, and that neither Buyer shall have any obligation or liability, for providing continuation coverage under and complying with COBRA with respect to any individual who prior to the Closing was covered under any Benefit Plan that constitutes a group health plan contributed to or maintained by any member of the Selling Group and who will be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations) in connection with the transactions contemplated by this Agreement and who is not a Transferring Employee or dependent thereof (the “Seller COBRA Beneficiaries”). Each Seller agrees to cause the Selling Group to provide continuing health benefit coverage as required under COBRA (“COBRA Coverage”) to all Employees, other than Transferring Employees, who are M&A Qualified Beneficiaries with respect to the transactions contemplated in this Agreement. Buyers acknowledge and agree that Buyers shall be solely liable, and that neither Seller nor any of their Affiliates shall have any obligation or liability, for providing continuation coverage under and complying with COBRA with respect to any Transferring Employee (or any dependent thereof who is not an M&A Qualified Beneficiary prior to the Closing) whose “qualifying event” (as defined under COBRA) occurs after the Closing. If Sellers’ obligation to provide COBRA Coverage to the Seller COBRA Beneficiaries shifts to either Buyer pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8

(b) or (c), then, notwithstanding any other provision of this Agreement to the contrary, Sellers shall reimburse such Buyer for any and all documented costs and expenses that such Buyer reasonably incurs in providing COBRA Coverage to Seller COBRA Beneficiaries (including, but not limited to, claims, administrative costs, fees and insurance premiums); provided that in no event will Sellers have any Liability to Buyers with respect to any costs or expenses incurred in providing COBRA Coverage to any Transferring Employee (or any dependent thereof who is not an M&A Qualified Beneficiary prior to the Closing). Buyers shall invoice Sellers monthly with respect to such costs and expenses, together with documentation showing such costs and expenses have been incurred, and Sellers shall be obligated to make full payment of each such invoice within thirty (30) Business Days of the date of such invoice and, if Sellers shall fail to timely pay the amounts of such invoices, Sellers shall also be obligated to pay interest with respect to the unpaid amounts at the rate of five percent (5%) per annum. For the avoidance of doubt, nothing in this Section 6.4(e) shall relieve any Party of any obligation or liability such Party may have under applicable Law for providing continuation coverage under and complying with COBRA with respect to any Transferring Employee (or any dependent thereof who is not an M&A Qualified Beneficiary prior to the Closing) nor shall it require any Party to be responsible for any such obligation or liability of any other Party.
(f)    WARN Act. To the extent any terminations of employment by Sellers or their Affiliates of any Employees before the Effective Time constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, Sellers shall be responsible for and comply with all the requirements of the WARN Act.
(g)    No Third Party Beneficiaries. No provision of this Section 6.4 shall (i) create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof) of Sellers or their Affiliates in respect of continued employment (or resumed employment) with Buyers or their Affiliates or create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that may exist or be established by any Buyer or any of its Affiliates; (ii) be construed as an amendment to any employee benefit plan; or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing Date any employee benefit plan of any Buyer or any of its Affiliates.
Section 6.5    Post-Closing Access to Information and Confidentiality.
(a)    For a period of seven (7) years from and after the Closing Date, Sellers and Buyers shall provide each other, and shall cause their respective appropriate Representatives to provide, when reasonably requested to do so by the other Party (and at the requesting Parties’ sole cost and expense), access to all Tax, financial, accounting or other records of or relating to the Assets, the Assumed Liabilities, or the Business (x) permitted to be retained by Sellers under this Agreement, in the case of Sellers, or (y) in respect of any Straddle Period, and the right to make copies or extracts therefrom at its expense. During such seven (7) year period, none of the Parties shall, nor shall they permit their Affiliates or Representatives to, intentionally dispose of, alter or destroy any such books, records and other data without giving at least thirty (30) days’ prior written notice to the other Party and permitting such other Party, at its sole cost and expense, to examine, duplicate or repossess such records, files, documents and correspondence.

(b)    For a period of two (2) years from and after the Closing Date, each Seller shall, and shall cause its Affiliates and Representatives to hold, in confidence any and all proprietary information and data, whether written or oral, relating to Buyers, the Business, the Assets, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, including any information and data treated as confidential information under the Confidentiality Agreement; provided, however, that, notwithstanding the foregoing, it is acknowledged and agreed that each Seller may disclose such information or data to (i) its Representatives, so long as any such Representatives to whom disclosure is made need to know such information for a legitimate business purpose and also agree to keep all such information confidential in accordance with the terms hereof and (ii) any Governmental Entities, but only to the extent required by an applicable Law, provided that in such event such Seller will provide as much prior notice as possible of such disclosure to Buyers, exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Buyers (at Buyers’ sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such information or data by such Governmental Entity and will disclose only that portion of the confidential information that such Seller is legally required to disclose. Notwithstanding the foregoing, the confidentiality provisions of this Section 6.5(b) shall not apply to any information or data that has been, is or will be (x) generally available to the public other than as a result of a disclosure in violation of this Agreement, (y) available to Sellers or their Representatives on a non-confidential basis from a Person who is not known, after reasonable inquiry, to be bound by a confidentiality agreement with Buyers or (z) is independently developed by Sellers or their Representatives without use of or reference to the proprietary information.
Section 6.6    Casualty.
(a)    Except as otherwise set forth in Section 6.7, Sellers shall bear the risk of condemnation and the risk of loss, damage or destruction of the Real Property by fire, lighting storm, windstorm, hail, explosion, flooding, hurricane, earthquake, landslide, subversion, theft, act of God, act of terrorism or other similar casualty event (“Casualty”) prior to the Closing.
(b)    If any Real Property is damaged by a Casualty prior to the Closing (each, a “Casualty Event”), (i) as promptly as practicable (and, in any event, within 48 hours of being on notice of the occurrence thereof), Sellers shall notify Buyers of such Casualty Event in writing, which such notice shall specify the applicable Real Property, the loss or damage incurred in the Casualty Event, and the cause thereof, in each case, to the extent then known, and (ii) as promptly as practicable, Sellers shall provide Buyers with (A) any information in clause (i) that was not known when the foregoing notice was given and (B) a good faith estimate of the cost to repair such damage on the particular Real Property (to the extent, in the case of Leased Real Property, that a Seller is obligated to perform any repairs under the applicable Real Property Lease); provided, however, that notwithstanding anything herein to the contrary, the failure of Sellers to give the foregoing notices to Buyers shall not constitute a breach of this Agreement for the purposes of ARTICLE VII or ARTICLE X if Sellers cure the Casualty prior to the Closing. With respect to any Casualty Event, the Parties hereby agree as follows:
(i)    subject to clause (iii) of this Section, if the estimated cost to repair the damage to the Real Property in such Casualty Event is less than or equal to the lesser of ten percent (10%) of the Assigned Drop Value of such Real Property or $250,000.00, then Sellers shall reimburse Buyers for the amount necessary to complete the repairs to such Real Property as reflected in such estimate (after taking into account any repairs actually undertaken by Sellers prior to the Closing), and this transaction shall be closed as to such Real Property; or
(ii)    if the estimated cost to repair such damage to the Real Property in such Casualty Event is in excess of the lesser of ten percent (10%) of the Assigned Drop Value of such Real Property or $250,000.00 and Seller cannot, or elects not to, restore the applicable Station Property to a state in which the Business can be carried out thereat following the applicable CIC Conversion Date in a manner consistent with past practice, Buyers shall have the option, in their discretion, to either (A) treat the Real Property as a Rejected Property and reduce the Purchase Price by the Assigned Drop Value assigned to such Real Property on Schedule 2.7, or (B) require Sellers to reimburse Buyers for the amount necessary to repair such damage as reflected in the estimate provided above with respect to such Casualty Event (after taking into account any repairs actually undertaken by Sellers prior to the Closing) and this transaction shall be closed as to such Real Property and Sellers shall be entitled to retain any insurance proceeds paid as a result of such Casualty Event under Seller’s casualty policy;
(iii)    if the Casualty impacts a Leased Real Property and the applicable landlord has the right to terminate the applicable Real Property Lease as a result thereof (and such right has not been waived and the time period, if any, for exercising such right has not expired and does not expire prior to the Closing), then Buyers shall have the option, in their discretion, to treat such Real Property as a Rejected Property and the Purchase Price shall be reduced by the Assigned Drop Value assigned to such Real Property; or
(iv)    if the Casualty impacts a Leased Real Property and the applicable landlord validly exercises a right to terminate the applicable Real Property Lease as a result thereof, then such Real Property shall be deemed a Rejected Property and the Purchase Price shall be reduced by the Assigned Drop Value assigned to such Real Property.
Section 6.7    Condemnation. If, before the Closing, except as set forth on Schedule 6.7, a part of the Real Property is taken, or noticed or threatened for taking, by eminent domain (each, a “Condemnation Action”), Sellers shall give Buyers written notice thereof as promptly as practicable (and, in any event, within 48 hours of the occurrence thereof). If such Condemnation Action would reasonably be expected to have a permanent and material and adverse effect on the Real Property or the Business at such Real Property (each, a “Total Condemnation Action”), then Buyers shall have the option, in their sole discretion, to (a) treat such Real Property as a Rejected Property and reduce the Purchase Price by the Assigned Drop Value assigned to such Real Property on Schedule 2.7 or (b) in consultation with Sellers, mutually agree on an equitable reduction of the Purchase Price with respect to such Real Property, taking into account, among other things, the probable amount of condemnation proceeds to be received in connection with such Total

Condemnation Action, the party to whom such proceeds are to be paid, the cost of restoring such Real Property, and the party obligated to make such restoration. In the event of any Condemnation Action that is not a Total Condemnation Action (each, a “Partial Condemnation Action”), then Buyers shall have the option, in their sole discretion, to (i) in consultation with Sellers, equitably reduce the Purchase Price with respect to the Real Property subject to such Partial Condemnation Action (but in any event, by an amount less than the applicable Assigned Drop Value), taking into account the probable amount of condemnation proceeds to be received in connection with such Partial Condemnation Action, the party to whom such proceeds are to be paid, the cost of restoring such Real Property, and the party obligated to make such restoration, or (ii) require Sellers to (A) pay to Buyers on the CIC Conversion Date any proceeds (except for reimbursement of costs actually incurred by Sellers prior to the applicable CIC Conversion Date) actually received by Sellers at or prior to the applicable CIC Conversion Date as a result of the respective Condemnation and (B) assign to Buyers the right to receive any future proceeds received in respect of such Condemnation. Sellers shall advise Buyers of any condemnation proceeds received with respect to any Real Property.
Section 6.8    Further Assurances. Upon request of a Party and without further consideration, each other Party shall execute and deliver to the requesting Party such documents and take such actions, which are consistent with the provisions of this Agreement, as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, if, after the Effective Time, Buyers seek indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, to obtain such indemnification, recovery or enforcement, it is necessary for Sellers or their Affiliates to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyers, then, at the request of Buyers, Sellers and their Affiliates shall take such action as Buyers may reasonably request in connection with Buyers’ efforts to obtain such indemnification, recovery or enforcement; provided, however, that Buyers shall (a) reimburse Sellers for all reasonable fees, costs and expenses related to such action and (b) indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses relating to or arising from such action.
Section 6.9    Use of Marks. Except as otherwise contemplated by the Parties in respect of the conversion of each Station Property by the applicable CIC Conversion Date, Buyer shall not use trade names, trademarks, service marks, trade dress, logos, designs, branded advertising or exterior or interior color schemes identical or similar to, or dilutive of, those of Corner Store or of any other convenience store services mark owned as of the Closing by Sellers.
Section 6.10    Contact with Business Relations. Except as set forth in Section 5.1(a), during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyers hereby agree that they are not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding any executive officer), customer, supplier, dealer, material supplier, distributor or other material business relation of a Seller regarding Sellers or the Business without the prior written consent of Sellers in each instance.
Section 6.11    Operator-On Boarding; Seller Lease.

(a)    Between the Effective Date and the Closing, Sellers shall reasonably cooperate with Buyers efforts to establish a legally-binding business relationship between Buyers and each commissioned marketer or other third party that Buyers select to operate any Station Property upon and following the applicable CIC Conversion Date; provided, however, that Buyers shall indemnify and hold harmless the Seller Indemnified Parties from and against any actual documented out-of-pocket third-party expenses incurred by any Seller Indemnified Parties relating to or arising from Sellers’ compliance with this Section 6.11(a), but solely to the extent that such third-party expenses exceed the amount of third-party expenses that would otherwise be incurred by Sellers to transfer such Station Property to Buyers.
(b)    Between the Effective Date and the Closing, the Parties shall negotiate a mutually agreeable lease or similar contractual arrangement (the “Seller Lease”), consistent in all material respects with the Term Sheet attached hereto as Exhibit D, pursuant to which Sellers shall lease the Station Properties from Buyers and operate the Station Properties following the Closing until such time as Buyers or the applicable third parties take over the operation of the Station Properties.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by Buyers or Sellers for purposes of consummating such transactions:
(a)    No Legal Prohibition. No Law shall be enacted, promulgated, issued, entered or enforced by any Governmental Entity that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated hereby.
(b)    Antitrust and Governmental Approvals. All waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and all other Orders, consents, Permits, authorizations, waivers, clearances and approvals of any Governmental Entity required to be obtained in respect of the transactions contemplated by this Agreement at or prior to the Closing shall have been obtained and be in full force and effect.
Section 7.2    Conditions Precedent to Buyers’ Obligation The obligation of each Buyer to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by such Buyer for purposes of consummating such transactions:
(a)    Accuracy of Representations and Warranties.
(i)    Other than the representations and warranties of Sellers contained in Section 3.1 (Due Organization and Power), Section 3.2 (Authority), Section 3.15

(Broker Fees) and Section 3.26 (Bonds), each of the representations and warranties of Sellers made in this Agreement or in any of the Ancillary Agreements or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that is qualified as to materiality (including the terms Material Adverse Effect, material or words of similar import) shall be true and correct in all respects as of the Effective Date and as of the Closing as though such representations and warranties were made at and as of the Closing, and each of such representations and warranties that is not qualified as to materiality shall be true and correct in all material respects as of the Effective Date and as of the Closing as though made at and as of the Closing, except for representations and warranties that speak as of a specific earlier date or time (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not qualified by materiality shall be true and correct in all material respects, on and as of such earlier date or time).
(ii)    Each of the representations and warranties contained in Section 3.1 (Due Organization and Power), Section 3.2 (Authority), Section 3.15 (Broker Fees) and Section 3.26 (Bonds) shall be true and correct in all respects as of the Effective Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to a specific earlier date or time (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date or time).
(b)    Performance of Obligations. Sellers shall have performed and complied in all material respects with their respective covenants, agreements and obligations under this Agreement that are required to be performed or complied with by Sellers prior to or at the Closing;
(c)    Delivery of Documents and Other Items. Sellers shall have delivered, or caused to have been delivered, to Buyers all of the documents and other items described in Section 9.2;
(d)    Title Policies. Buyers shall have received written confirmation that the Title Company is irrevocably committed to issue Title Polices with respect to all Real Properties;
(e)    No Material Adverse Effect. Since the Effective Date, there shall not have occurred any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;
(f)    Operation of Leased Real Properties. Buyers shall have the right by Closing to use or occupy and operate fifty percent (50%) of the Leased Real Properties representing at least fifty percent (50%) in the aggregate amount of the Assigned Drop Values for all such Leased Real Properties, and shall have been provided with evidence of such that is reasonably satisfactory to Buyers.

(g)    Release of Liens. All Liens relating to the Assets shall have been released in full, other than Permitted Liens, and Sellers shall have delivered to Buyers written evidence, in form reasonably satisfactory to Buyers, of the release of such Liens.
(h)    Evidence of Contract Termination. Sellers shall have provided to Buyers evidence reasonably satisfactory to Buyers of the termination of all Contracts with respect to their application to the applicable Station Properties which are not Assumed Contracts (except with respect to Contracts that are necessary for the continued operation of a Station Property in the Ordinary Course of Business or are system-wide Contracts that will not apply to any Station Property after the applicable CIC Conversion Date).
(i)    Environmental Insurance Policy. The Environmental Insurance Policy shall have been obtained and shall be in full force and effect.
Section 7.3    Conditions Precedent to Sellers’ Obligation. The obligation of each Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by such Seller for purposes of consummating such transactions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Buyers made in this Agreement or in any of the Ancillary Agreements or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that is qualified as to materiality (including the terms material or words of similar import) shall be true and correct in all respects as of the Effective Date and as of the Closing as though such representations and warranties were made at and as of the Closing, and each of such representations and warranties that is not qualified as to materiality shall be true and correct in all material respects as of the Effective Date and as of the Closing as though made at and as of the Closing, except for representations and warranties that speak as of a specific earlier date or time (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not qualified by materiality shall be true and correct in all material respects, on and as of such earlier date or time).
(b)    Performance of Obligations. Buyers shall have (i) made each of the payments contemplated by Section 2.5(b) and (ii) performed and complied in all material respects with all of Buyers’ other covenants, agreements and obligations under this Agreement that are required to be performed or complied with by Buyers prior to or at the Closing;
(c)    Delivery of Documents and Other Items. Buyers shall have delivered, or caused to have been delivered, all of the documents and other items described in Section 9.3.
Section 7.4    Frustration of Closing Conditions. Neither either Seller nor either Buyer may rely, either as a basis for not consummating the purchase and sale of the Assets or terminating this Agreement and abandoning such purchase and sale, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to act in good faith.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival.
(a)    The respective representations, warranties, covenants or agreements of the Parties contained in this Agreement, in the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall survive the Closing as follows:
(i)    the representations and warranties of any Seller as to the matters set forth in this Agreement, except for the representations and warranties set forth in Section 3.8 (Environmental Matters) (which shall expire at Closing), in the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (the “Seller Surviving Representations”) shall survive the Closing until 11:59 p.m., San Antonio time, on the date that is the second anniversary of the Closing Date (such date, the “Cutoff Date”), provided that the representations and warranties set forth in Section 3.1 (Due Organization and Power), Section 3.2 (Authority), Section 3.6 (Compliance with Laws), Section 3.9 (Title to Assets; Liens), Section 3.10(a) (Title to Real Property) and Section 3.15 (Broker Fees) (collectively, the “Seller Fundamental Representations”) shall survive the Closing indefinitely;
(ii)    the representations and warranties of Buyers as to the matters set forth in this Agreement, in the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of any Seller (the “Buyer Surviving Representations”) shall survive the Closing until the Cutoff Date, provided that the representations and warranties set forth in Section 4.1 (Due Organization and Power), Section 4.2 (Authority) and Section 4.4 (Broker Fees) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely; and
(iii)    any covenant or agreement set forth in this Agreement, in the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement which by its terms is to be performed after the Closing shall survive the Closing until such covenant or agreement has been fully performed in accordance with its terms (the applicable survival date with respect to a given Seller Surviving Representation, Buyer Surviving Representation, covenant or agreement, its “Survival Date”).
(b)    The obligations in this ARTICLE VIII to indemnify any Indemnified Party shall terminate and be of no further force or effect, in respect of any Seller Surviving Representation, Buyer Surviving Representation, covenant or agreement, on the applicable Survival Date; provided, however, that such obligations to indemnify shall not terminate with respect to any such Seller Surviving Representation, Buyer Surviving Representation, covenant or agreement as to which the

Indemnified Party shall have made, before the applicable Survival Date, a bona fide claim by delivering an Indemnification Notice to the Indemnifying Party, and such claim shall survive (without any release, waiver, reduction, limitation or other modification of any of the Indemnified Party’s rights or remedies for the recovery of indemnification claims set forth herein) until fully and finally resolved in accordance herewith.
Section 8.2    Indemnification by Sellers. Subject to the terms and conditions of this ARTICLE VIII, if the Closing occurs, Sellers jointly and severally shall indemnify, defend, and hold harmless Buyers and their Affiliates, and its and their respective Representatives (including each of the foregoing Person’s successors and permitted assigns) (collectively, the “Buyer Indemnified Parties”), from and against, for and in respect of the full amounts of, and shall pay and reimburse each of them for, any and all Losses suffered, sustained, incurred or required to be paid at any time from and after the Closing by the Buyer Indemnified Parties, to the extent based upon, arising out of, resulting from or because of:
(a)    (i) any breach or inaccuracy of any of the Seller Surviving Representations or (ii) any Third Party Claim asserted against any Buyer Indemnified Party that, if meritorious, would constitute or give rise to an inaccuracy in or breach of any of the Seller Surviving Representations;
(b)    (i) any breach or default in, or failure of any Seller to carry out, perform, satisfy and discharge, any of its covenants, agreements or obligations under this Agreement, the Ancillary Agreements or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement and (ii) any Third Party Claim asserted against any Buyer Indemnified Party that, if meritorious, would constitute or give rise to a breach, default or failure of any Seller to carry out, perform, satisfy and discharge, any of its covenants, agreements or obligations described in the foregoing clause (i);
(c)    any Excluded Liability or Sellers’ ownership or operation of any Excluded Asset;
(d)    any portion of Taxes for which Sellers are responsible under the terms of this Agreement;
(e)    subject to the Environmental Release, the performance of all required Remediation Activities;
(f)    without limiting the Sellers’ obligations contained in Section 5.6, any Environmental Liabilities for a Preexisting Environmental Condition, but only to the extent that such Environmental Liabilities are not covered by the Environmental Insurance Policy as the result of Sellers submission of false or inaccurate information or Sellers’ omission of accurate and responsive information in Sellers’ application for the subject Environmental Insurance Policy;
(g)    any enforcement of this ARTICLE VIII resulting from the failure of any Seller to indemnify any Buyer Indemnified Party in accordance with the terms hereof;

(h)    any costs, expenses, fees or Liabilities that any Buyer Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with any Like-Kind Exchange contemplated by Section 11.12; and
(i)    as provided by Section 5.8(c)(B), any uncured breach or default by any Seller of any Real Property Lease or Third Party Lease that is disclosed in a Lease Estoppel or Seller Estoppel.
Section 8.3    Indemnification By Buyers. Subject to the terms and conditions of this ARTICLE VIII, if the Closing occurs, Buyers jointly and severally shall indemnify, defend and hold harmless Sellers and their Affiliates, and their respective Representatives (including each of the foregoing Person’s successors and permitted assigns) (the “Seller Indemnified Parties”), from and against, for and in respect of the full amounts of, and shall pay and reimburse each of them for, any and all Losses suffered, sustained, incurred or required to be paid at any time from and after the Closing by the Seller Indemnified Parties, to the extent based upon, arising out of, resulting from or because of:
(a)    (i) any breach or inaccuracy of any of the Buyer Surviving Representations and (ii) any Third Party Claim asserted against any Seller Indemnified Party that, if meritorious, would constitute or give rise to an inaccuracy in or breach of any of the Buyer Surviving Representations;
(b)    (i) any breach or default in, or failure of any Buyer to carry out, perform, satisfy and discharge, any of its covenants, agreements or obligations under this Agreement, the Ancillary Agreements or any certificate or instrument delivered by or on behalf of such Buyer pursuant to this Agreement and (ii) any Third Party Claim asserted against any Seller Indemnified Party that, if meritorious, would constitute or give rise to a breach, default or failure of any Buyer to carry out, perform, satisfy and discharge, any of its covenants, agreements or obligations described in the foregoing clause (i);
(c)    any Assumed Liabilities, subject to the Buyer Indemnified Parties’ indemnification rights under Section 8.2(f), or Buyers’ ownership or operation of the Assets (in respect of the Assets, to the extent arising after the Closing, and not an Excluded Liability); or
(d)    any Third Party Claims resulting or arising from, or otherwise related to Sellers’ performance of their obligations pursuant to Section 6.11(a).
(e)    any enforcement of this ARTICLE VIII resulting from the failure of Buyers to indemnify any Seller Indemnified Party in accordance with the terms hereof.
Section 8.4    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    except for Losses in respect of (i) any indemnification claim based upon, arising out of, resulting from or because of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Sellers in connection with this Agreement or any Ancillary Agreement, (ii) breaches of the representations and warranties set forth in Section 3.4 (Tax Matters)

or (iii) the Seller Fundamental Representations (it being understood that Losses based upon, arising out of, resulting from or because of subclauses (i), (ii) and (iii) of this Section 8.4(a) shall not be subject to the limitations of this Section 8.4(a) and shall not count towards the Deductible), no Buyer Indemnified Party may shall be entitled to recover for any claim for indemnification pursuant to Section 8.2(a) in respect of the Seller General Representations until the aggregate amount of Losses recoverable under Section 8.2(a) equals or exceeds 0.75% of the Purchase Price (the “Deductible”), after which the Buyer Indemnified Parties may seek recovery for Losses in excess of the Deductible; provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable or shall be included in calculating the aggregate Losses for purposes of this clause (a) other than Losses in excess of $25,000 (the “Per-Claim Deductible”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(b)    except for any Losses in respect of (i) any indemnification claim arising out of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Sellers in connection with this Agreement or any Ancillary Agreement, (ii) breaches of the representations and warranties set forth in Section 3.4 (Tax Matters) or (iii) the Seller Fundamental Representations (it being understood that Losses arising from subclauses (i), (ii) and (iii) of this Section 8.4(b) shall not be subject to the limitations of this Section 8.4(b)), the funds held in the Indemnity Escrow Account shall be the sole source of recovery with respect to all indemnifiable Losses that may be recovered by a Buyer Indemnified Party pursuant to Section 8.2(a) in respect of the Seller General Representations (such amount, as of the Closing, the “Cap”);
(c)    except for Losses in respect of any indemnification claim arising out of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Sellers in connection with this Agreement or any Ancillary Agreement (it being understood that Losses shall not be subject to the limitations of this Section 8.4(c)), in no event shall the aggregate amount of Losses for which Sellers are obligated to indemnify the Buyer Indemnified Parties with respect to any matter set forth in Section 8.2 exceed in the aggregate the Purchase Price;
(d)    for purposes of determining the amount of Loss resulting from any inaccuracy in or breach of any representation or warranty, any breach or default in compliance with or performance of any covenant, agreement or other obligation, calculating Losses under this ARTICLE VIII, and satisfying the Deductible and Per-Claim Deductible, any materiality or Material Adverse Effect qualifications contained in the representations, warranties, covenants, agreements and other obligations shall be disregarded such that each representation, warranty, covenant, agreement and other obligation shall be deemed to be made or given without any such materiality qualifications;
(e)    no Indemnified Party shall be entitled to recover any amount of Losses relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Buyer Indemnified Parties in the event of a Buyer Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to such provision or any other provision of this Agreement, including to the extent such amount is included in the calculation of any adjustment to the Purchase

Price, provided that nothing herein shall limit an Indemnified Party’s recovery for multiple occurrences of any inaccuracy or breach of any representation, warranty, covenant or agreement;
(f)    except for Losses in respect of (i) any indemnification claim arising out of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Buyers in connection with this Agreement or any Ancillary Agreement, (ii) breaches of the representations and warranties set forth in Section 3.4 (Tax Matters) or (iii) the Buyer Fundamental Representations (it being understood that Losses arising from subclauses (i), (ii) and (iii) of this Section 8.4(f) shall not be subject to the limitations of this Section 8.4(f) and shall not count towards the Deductible), no Seller Indemnified Party may shall be entitled to recover for any claim for indemnification pursuant to Section 8.3(a) in respect of the Buyer General Representations until the aggregate amount of Losses recoverable under Section 8.3(a) equals or exceeds the Deductible, after which the Seller Indemnified Parties may seek recovery only for Losses in excess of the Deductible; provided, however, that no Losses may be claimed by any Seller Indemnified Party or shall be reimbursable or shall be included in calculating the aggregate Losses for purposes of this clause (f) other than Losses in excess of the Per-Claim Deductible resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(g)    except for Losses in respect of (i) any indemnification claim arising out of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Buyers in connection with this Agreement or any Ancillary Agreement, (ii) breaches of the representations and warranties set forth in Section 3.4 (Tax Matters) or (iii) the Buyer Fundamental Representations (it being understood that Losses arising from subclauses (i), (ii) and (iii) of this Section 8.4(g) shall not be subject to the limitations of this Section 8.4(g)), the aggregate amount of Losses for which Buyers are obligated to indemnify the Seller Indemnified Parties under Section 8.3(a) in respect of the Buyer General Representations shall not exceed the Cap;
(h)    except for Losses in respect of any indemnification claim arising out of fraud, criminal activity, intentional misconduct or intentional misrepresentation by Buyers in connection with this Agreement or any Ancillary Agreement (it being understood that Losses shall not be subject to the limitations of this Section 8.4(h)), in no event shall the aggregate amount of Losses for which Buyers are obligated to indemnify the Seller Indemnified Parties with respect to any matter set forth in Section 8.3 exceed in the aggregate the Purchase Price; and
(i)    NO PARTY SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR CLAIMS FOR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE INCLUDED IN AND AWARDED (AND ACTUALLY PAID) TO A GOVERNMENTAL ENTITY OR OTHER THIRD PARTY AS PART OF A CLAIM AGAINST THE INDEMNIFIED PARTY THAT IS OTHERWISE INDEMNIFIABLE PURSUANT TO THIS ARTICLE VIII, AND EACH PARTY (AND BY ACCEPTANCE OF THE

BENEFITS OF THE PROVISIONS OF THIS ARTICLE VIII EACH INDEMNIFIED PARTY) RELEASES THE INDEMNIFYING PARTY FROM LIABILITY FOR ANY SUCH DAMAGES.
(j)    WITH RESPECT TO CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING CERCLA, THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE VIII ARE INTENDED TO ALLOCATE, WITHOUT LIMITATION, STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING CERCLA.
(k)    If any Buyer Indemnified Party is entitled to assert a claim for indemnification either under Section 8.2(a) or Section 8.2(b) on the basis of Sellers’ breach or default in, or failure to carry out, perform, satisfy and discharge their obligations under Section 5.3, then the Buyer Indemnified Party shall assert the claim (i) under Section 8.2(a) if the change, event, circumstance, development, condition, occurrence or effect that was not disclosed would not have resulted in any of the conditions set forth in Article VII not being satisfied if it had been disclosed or (ii) under Section 8.2(b) if the change, event, circumstance, development, condition, occurrence or effect that was not disclosed would have resulted in any of the conditions set forth in Article VII not being satisfied if it had been disclosed. If any Seller Indemnified Party is entitled to assert a claim for indemnification either under Section 8.3(a) or Section 8.3(b) on the basis of Buyers’ breach or default in, or failure to carry out, perform, satisfy and discharge their obligations under Section 5.3, then the Seller Indemnified Party shall assert the claim (i) under Section 8.3(a) if the change, event, circumstance, development, condition, occurrence or effect that was not disclosed would not have resulted in any of the conditions set forth in Article VII not being satisfied if it had been disclosed or (ii) under Section 8.3(b) if the change, event, circumstance, development, condition, occurrence or effect that was not disclosed would have resulted in any of the conditions set forth in Article VII not being satisfied if it had been disclosed.
Section 8.5    Procedures Relating to Indemnification Between Buyers and Sellers. Any Buyer Indemnified Party or Seller Indemnified Party (either such Party, an “Indemnified Party”) making an indemnification claim pursuant to this ARTICLE VIII for any matter not involving a Third Party Claim shall provide written notice (each, an “Indemnification Notice”) to the Party or Parties that are obligated to indemnify such Indemnified Party in accordance with this Agreement (such Party or Parties, the “Indemnifying Party”) as soon as reasonably practicable after becoming aware of such indemnification claim; provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Agreement except to the extent such Indemnifying Party is actually prejudiced by reason of such failure. The Indemnification Notice shall reasonably set forth the specific facts and circumstances, in reasonable detail (to the extent then reasonably known), giving rise to the claim, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known and, to the extent known, the method of calculation of such amount) that the Indemnified Party has suffered, sustained or incurred, or expects to suffer, sustain or incur, and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification and such other information with respect thereto as the Indemnifying Party may reasonably request. If an Indemnifying Party disputes the sufficiency of the Indemnification Notice, the Indemnified Party may send another Indemnification Notice (and additional notices in response to additional objections by the Indemnifying Party). For the purposes of any applicable survival period (as set forth in Section 8.1 hereof), the date upon which the first Indemnification Notice meeting the specifications of this Section 8.5 was delivered to the Indemnifying Party shall be treated as the date of notice of the indemnification claim even if the Indemnification Notice is subsequently amended and reissued. In the case of indemnification claims by Buyers, as the Indemnified Party (or on behalf of other Buyer Indemnified Parties), against Sellers, as the Indemnifying Party, for which Buyers intend to recover Losses, in whole or in part, against the Indemnity Escrow Account, Buyers shall also deliver a copy of the Indemnification Notice to the Escrow Agent. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the Indemnification Notice that the Indemnifying Party disputes it liability to the Indemnified Party under this ARTICLE VIII or the amount thereof, the indemnification claim set forth in the Indemnification Notice shall be conclusively deemed an indemnification claim for which the Indemnifying Party is liable under this ARTICLE VIII, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand or, in the case of any Indemnification Notice in which the amount of the indemnification claim (or portion thereof) becomes finally determined. If the Indemnifying Party timely disputes its liability with respect to such indemnification claim as provided above, as promptly as possible, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such indemnification claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and the amount of such indemnification claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such indemnification claim as determined hereunder. If the Indemnified Parties are Buyer Indemnified Parties, to the extent that such indemnification claim is to be paid from the Indemnity Escrow Account in accordance with this ARTICLE VIII, Buyers and Sellers shall jointly instruct the Escrow Agent to pay such amount to the Buyer Indemnified Parties in accordance with this ARTICLE VIII and the applicable Escrow Agreement, such joint instruction to be delivered to the Escrow Agent within five (5) Business Days following the final determination of the merits and the amount of such indemnification claim.
Section 8.6    Procedures Relating to Indemnification for Third Party Claims.
(a)    Any Indemnified Party making a claim for indemnification pursuant to this ARTICLE VIII for any Third Party Claim shall deliver an Indemnification Notice to the Indemnifying Party promptly (but in no event more than thirty (30) days) after becoming aware of any Proceeding against the Indemnified Party by a third party (a “Third Party Claim”); provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Agreement except to the extent such Indemnifying Party is actually and materially prejudiced by reason of such failure. The Indemnification Notice shall reasonably set forth the specific facts and circumstances, in reasonable detail (to the extent then reasonably known), giving rise to the claim, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known and, to the extent known, the method of calculation of such amount) that the Indemnified Party has suffered, sustained or incurred, or expects to suffer, sustain or incur, and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification and such other information with respect thereto as the Indemnifying Party may reasonably request, and a copy of all pleadings and correspondence to or from any third party related thereto, if available. Any Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense of any Third Party Claim against an Indemnified Party with respect to which the Indemnifying Party is, or could be determined to be, obligated to indemnify, defend and hold harmless the Indemnified Party pursuant to this Agreement by appointing a reputable counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense, to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, that notwithstanding anything herein to the contrary other than the immediately following sentence, the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party); provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim (and the Indemnified Party shall assume defense thereof and all reasonable attorneys’ fees and expenses relating thereto shall constitute Losses subject to indemnification hereunder) if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding or any other Proceeding by a Governmental Entity, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the applicable limitations on liability, if any, to Sellers’ indemnification obligations set forth in Section 8.4 with respect to such Third Party Claim, and Sellers and Guarantor do not waive the applicability of such limitations on liability (such that Sellers and Guarantor assume liability for all Losses in respect of such Third Party Claim), (iv) the Indemnified Party reasonably believes (based on the advice of counsel) that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim, (v) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that conflict with or are in addition to those available to the Indemnifying Party, and, in the reasonable judgment of counsel to the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party, (vi) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; (vii) the Indemnifying Party has not acknowledged in writing that such Third Party Claim is subject to, and Indemnified Party is entitled to, indemnification pursuant to this ARTICLE VIII (provided however that such acknowledgment shall not include any waiver or statement regarding the merits of the Third Party Claim itself), or (viii) the Indemnifying Party fails to give written notice that it will assume the defense of such Third Party Claim within thirty (30) days after delivery of the Indemnified Party’s Indemnification Notice in accordance with Section 11.6 and this Section 8.6(a).
(b)    In the event that the Indemnifying Party is entitled to, and does, assume the defense of the Third Party Claim in accordance with Section 8.6, the Indemnifying Party shall have the right to conduct such defense and take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party. The Indemnifying Party shall not be entitled to adjust, compromise or settle any Third Party Claim or permit a default or consent to the entry of any judgment without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) such settlement, adjustment, compromise or judgment consists solely of money damages to be fully paid by the Indemnifying Party, (ii) such settlement, adjustment, compromise or judgment includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete written release of each Indemnified Party and its Representatives, reasonably satisfactory to the Indemnified Party, from all Losses or other Liability in respect to such Third Party Claim, (iii) such settlement, adjustment, compromise or judgment would not result in the statement of liability, wrongdoing, criminal offense or finding or admission of any violation of Law by the Indemnified Party, and (iv) as a result of such settlement, adjustment, compromise or judgment, no injunctive or other equitable relief would be imposed against the Indemnified Party. If the Indemnifying Party does not or is not permitted to assume, or continue control of, or withdraws from, the defense of a Third Party Claim pursuant to this Section 8.6 and the Indemnified Party assumes the defense thereof, the Indemnified Party shall not settle, adjust or compromise or permit a default or consent to entry of any judgment in respect of any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement, adjustment, compromise or judgment is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. All attorneys’ fees and other costs and expenses relating to the defense by the Indemnified Party shall be included in Losses.
(c)    Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Without limiting the generality of the foregoing, if the Indemnified Party assumes the defense of a Third Party Claim in accordance with this Section 8.6, the Indemnifying Party shall make available to the Indemnified Party any documents and materials in its possession or control that may be necessary to the defense, negotiation, settlement, adjustment or compromise of such Third Party Claim. Without the limiting the generality of the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.6, the Indemnified Party shall make available to the Indemnifying Party any documents and materials in its possession or control that may be necessary to the defense, negotiation, settlement, adjustment or compromise of such Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 8.6 shall be given by Buyers acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 8.6 shall be given solely by any Seller acting for and on behalf of the Seller Indemnified Parties.
(d)    With respect to a Third Party Claim under this Section 8.6, after (i) any final decision, judgment, or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, (ii) a settlement, adjustment or compromise shall have been consummated, or (iii) the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party in accordance with this Agreement with respect to such matter and (A) if the Indemnified Parties are Buyer Indemnified Parties (1) if all or any portion of such sums is to be paid out of the Indemnity Escrow

Account, Buyers and Sellers shall jointly instruct the Escrow Agent to pay such amount to the Buyer Indemnified Parties in accordance with this ARTICLE VIII and the applicable Escrow Agreement, such joint instruction to be delivered to the Escrow Agent within five (5) Business Days following the determination of such sums in accordance with the foregoing clauses (i), (ii) and (iii), and (2) the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party in accordance with this Section 8.6, within five (5) Business Days following the determination of such sums in accordance with the foregoing clauses (i), (ii) and (iii), and (B) if the Indemnified Parties are Seller Indemnified Parties, the Indemnifying Party shall pay all sums due and owing to the Indemnified Party in accordance with this ARTICLE VIII, within five (5) Business Days following the determination of such sums in accordance with the foregoing clauses (i), (ii) and (iii).
(e)    If for whatever reason (including the Indemnifying Party’s failure to pay any judgment, settlement, adjustment, compromise, attorney’s fees or court costs with respect thereto), the Indemnified Party is required to pay any indemnification claim or any portion thereof, or if the Indemnified Party is permitted under the terms hereof to retain its own counsel with respect to any indemnification claim at the Indemnifying Party’s expense, the Indemnified Party may pay such amounts which the Indemnified Party may deem reasonably appropriate after giving written notice of same to the Indemnifying Party. In the event of any such payments by the Indemnified Party pursuant to this Section 8.6(e), the Indemnifying Party shall reimburse the Indemnified Party for the amounts actually so paid by the Indemnified Party within five (5) Business Days after the Indemnified Party’s written demand therefor.
Section 8.7    Insurance Effect.
(a)    The amount payable under this ARTICLE VIII in respect of any Loss shall be calculated net of any insurance proceeds (other than proceeds under the Environmental Insurance Policy) actually received by the Indemnified Party on account thereof, which insurance proceeds shall be net of (i) any costs and expenses of the Indemnified Party in pursuing the same and (ii) the deductible for such insurance policies and any increase in the premium for such policies for the next succeeding year to the extent arising out of or in connection with such Loss, all of which shall constitute Losses subject to indemnification hereunder; provided, that the Indemnified Party shall (and shall cause its Affiliates to) use its commercially reasonable efforts to obtain such insurance proceeds if the facts and circumstances support valid claims against any policy of insurance of the Indemnified Person (or any of its Affiliates); provided, further that in no event shall commercially reasonable efforts require Buyers to institute any Proceedings to obtain such insurance proceeds.
(b)    In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (after deducting (i) any costs and expenses of the Indemnified Party in pursuing the same and (ii) the deductible for such insurance policies and any increase in the premium for such policies for the next succeeding year to the extent arising out of or in connection with such Loss) shall be made within ten (10) Business Days of receipt of such recovery to the applicable Indemnifying Party.

Section 8.8    Characterization of Indemnification Payments; Withholding. Unless otherwise required by Law, all payments made pursuant to ARTICLE VIII hereof shall be treated for all U.S. federal, state, local and/or non-U.S. Tax purposes as adjustments to the Purchase Price.
Section 8.9    Source of Payments. Subject to the limitations set forth in Section 8.4:
(a)    Any amounts owing by Sellers with respect to an indemnification claim under Section 8.2(a), solely in respect of the Seller General Representations, shall be made solely by disbursement of the then Available Indemnity Escrow Amount pursuant to the Escrow Agreement. As used herein, “Available Indemnity Escrow Amount” means, as of the time of determination, the portion of the funds then held in the Indemnity Escrow Account against which no Buyer Indemnified Party shall have made an indemnification claim by delivery of an Indemnification Notice in accordance with Section 8.5, which claim remains outstanding and unsettled.
(b)    Any amounts owing by Sellers with respect to an indemnification claim under (i) Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g), Section 8.2(h) or Section 8.2(i) or (ii) Section 8.2(a) in respect of Seller Fundamental Representations shall be made as follows: (A) first, by release of funds (to the extent available) to the Buyer Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent, provided that Buyer Indemnified Parties shall only be required to recover first pursuant to this clause (A) if, and solely to the extent that, the then Available Indemnity Escrow Amount remains greater than or equal to fifty percent (50%) of the original Indemnity Escrow Amount after such recovery (in whole or in part), and (B) thereafter (and to the extent that any remaining amounts are due in respect of such indemnification claim and any other indemnification claims under (x) Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g), Section 8.2(h) or Section 8.2(i) or (y) Section 8.2(a) in respect of Seller Fundamental Representations), directly by Sellers to the Buyer Indemnified Parties by wire transfer of immediately available funds to the applicable Sellers within five (5) Business Days of the final determination thereof.
(c)    Any amounts payable by Buyers pursuant to this ARTICLE VIII shall be made by wire transfer of immediately available funds to the applicable Sellers within five (5) Business Days of the final determination thereof.
Section 8.10    Duty to Mitigate. In all cases in which an Indemnified Party is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, including by pursuing commercially reasonable rights and remedies available to such Indemnified Party against third parties which are reasonably likely to result in a net reduction of Losses with respect to which such Indemnified Party may be entitled to indemnification hereunder and by incurring costs to the extent necessary to remedy the breach which gives rise to the Loss; provided, however, that such Indemnified Party shall not be required to commence or participate in any litigation or offer or grant any accommodation (material or otherwise) to any third parties; provided, further, that (a) all costs and expenses incurred in connection with such efforts to mitigate and (b) the deductible for any insurance policies that cover Losses and any increase in the premium for such policies for the next succeeding year to the extent arising out of or in connection with such Losses, shall, in each case, constitute Losses subject to indemnification hereunder.
For the avoidance of doubt, absent bad faith a failure to successfully mitigate on the part of an Indemnified Party shall not relieve any Indemnifying Party of its obligations hereunder nor shall an Indemnified Party have any liability to any Indemnifying Party for any such failure.
Section 8.11    Effect of Investigation. The representations, warranties, covenants, agreements and obligations of an Indemnifying Party contained in this Agreement and the Ancillary Agreements, and an Indemnified Party’s right to indemnification or any other remedy with respect thereto, shall not be affected or deemed waived by reason of any investigation made at any time by or on behalf of the Indemnified Party (including by any of its Representatives) or any knowledge acquired (or capable of being acquired) by or on behalf of the Indemnified Party (including by any of its Representatives) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of, compliance with or performance of, any such representation, warranty, covenant, agreement or obligation. The waiver or non-assertion of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, or any termination right set forth in Section 10.1 based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant, agreement or obligation, shall not affect any Indemnified Party’s right to indemnification or any other remedy based on such representations, warranties, covenants, agreements and obligations.

Section 8.12    Exclusive Remedy. Subject to the right of each Party to seek specific performance and injunction of this Agreement pursuant to Section 11.20 or any other provisions hereof granting any other form of equitable relief or any other rights or remedies or providing for dispute resolution following the Closing (including Section 6.1 and Section 8.13), from and after the Closing, and without limiting the provisions of this ARTICLE VIII, the Parties acknowledge and agree that the indemnification provisions contained in this ARTICLE VIII shall be the sole and exclusive remedy of the Parties for any Losses arising out of, related to, or in connection with this Agreement or the Closing Documents, whether sounding in tort, contract or otherwise, or whether at law or in equity. To avoid any confusion, the foregoing provisions of this Section 8.12 shall not limit or have any adverse effect on an Indemnified Party’s rights, remedies or recourse under the Escrow Agreement, the Site Access Agreements or the Seller Lease. In furtherance of the foregoing, but subject to the exceptions set forth in the two immediately preceding sentences and Section 8.13, each Seller, on the one hand, and each Buyer, on the other hand, hereby waives on its own behalf and on behalf of its Affiliates to the fullest extent permitted under Law, any and all rights and remedies it or they may have against the other Party arising under or based upon this Agreement or the Closing Documents, in equity or otherwise (including those based on statutory and common law negligence and strict liability or arising under any Environmental Laws, including CERCLA), with respect to indemnification claims except pursuant to the indemnification provisions set forth in this ARTICLE VIII. No Party shall be entitled to a rescission of this Agreement (or any Ancillary Agreements) related to the breach of any representations, warranty, covenant or agreement contained herein.

Section 8.13    No Limitations or Waiver Relating to Claims for Fraud, Intentional Misrepresentation, Criminal Activity or Intentional Misconduct. Notwithstanding any provision of this Agreement to the contrary, the liability of any Party under this ARTICLE VIII shall be in addition to, and not exclusive of, any other liability that such Party may have at law or in equity (whether arising by contract, tort or otherwise) based on such Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct. No provision set forth in this Agreement, including any other provision of this ARTICLE VIII, shall be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or in equity based on any other Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for such other Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct; (b) the time period during which a claim for such other Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct; or (c) the recourse that any such Party may seek against another Party with respect to a claim for such other Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct. For purposes hereof, any Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct by any Representative of any Seller or any Buyer in connection with the transactions contemplated by this Agreement shall be deemed the Party’s fraud, intentional misrepresentation, criminal activity or intentional misconduct of, respectively, Sellers and Buyers.
ARTICLE IX
CLOSING
Section 9.1    Closing Date. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 10.1, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at the offices of CST Brands, Inc., One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, at 10:00 a.m., San Antonio time, on the date (the “Closing Date”) that is (a) two (2) Business Days after all of the conditions set forth in ARTICLE VII have been satisfied or, to the extent permitted by applicable Law and the terms of this Agreement, waived in writing (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and the terms of this Agreement, waiver of those conditions) or (b) such other date as mutually agreed upon by Buyers and Sellers. The Parties agree that the Closing may be conducted through the Title Company serving as Escrow Agent, by overnight mail and federal funds wires and simultaneously in different locations to avoid the travel and additional expenses of requiring all Parties to be simultaneously located in the same place.
Section 9.2    Items to be Delivered by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyers, the Title Company or the Escrow Agent, as appropriate, the following documents and other items, in each case duly executed or otherwise in proper form, including for recording, if applicable:
(a)    one or more bills of sale, each in a form mutually agreeable to the Parties (the “Bill of Sale”);

(b)    a special warranty deed with respect to each of the Owned Real Properties, in a form mutually agreeable to the Parties, as may be adjusted to comply with local law and recording requirements applicable to the jurisdiction where an Owned Real Property is located (the “Special Warranty Deed”);
(c)    an assignment and assumption agreement with respect to the Assumed Contracts other than the Real Property Leases and Third Party Leases, a form mutually agreeable to the Parties (the “Assignment and Assumption Agreement”) (excluding those Assumed Contracts for which a Contract Consents remain pending);
(d)    assignments and assumptions of each of the Real Property Leases, in a form mutually agreeable to the Parties (each, an “Assignment and Assumption of Real Property Lease”) (excluding those Real Property Leases for which a Lease consents remain pending);
(e)    assignments and assumptions of each of the Third Party Leases, in a form mutually agreeable to the Parties (each, an “Assignment and Assumption of Third Party Lease”) (excluding those Third Party Leases for which Lease Amendments remain pending);
(f)    the Lease Consents that have been obtained on or prior to the Closing;
(g)    the Lease Estoppels that have been obtained on or prior to the Closing;
(h)    the Seller Estoppels, if any;
(i)    the SNDAs, if any;
(j)    the Seller Lease;
(k)    the Escrow Agreement;
(l)    the Site Access Agreements;
(m)    the Tank Owner Change Forms and any other related documents required to be prepared, executed and/or delivered by Sellers to Buyers;
(n)    a certificate of an authorized officer of each Seller, dated as of the Closing Date, in form and substance satisfactory to Buyers, which shall certify (i) the resolutions adopted by its board of directors or managers authorizing such Seller to enter into this Agreement and the Ancillary Agreement to which such Seller is a party and to consummate all of the transactions contemplated hereby and thereby (including the sale of the Assets), (ii) its organizational documents and (iii) the names of the officers of such Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Sellers or any of its officers, together with the true signatures of such officers;
(o)    a certificate of an authorized officer of each Seller, dated as of the Closing Date, in form and substance satisfactory to Buyers, certifying that the conditions set forth in Section 7.1(a), Section 7.2(a), Section 7.2(b) and Section 7.2(e) are satisfied;

(p)    all affidavits, indemnity agreements and other documents reasonably and customarily required by the Title Company to induce the Title Company to issue the Title Policies for all Owned Real Properties and Ground Leases;
(q)    [omitted;]
(r)    a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code, and any State of California equivalent forms duly executed by the applicable Seller;
(s)    an executed counterpart to the environmental release substantially in the form attached to this Agreement as Exhibit E (the “Environmental Release”);
(t)    a certificate of legal existence and good standing of each Seller issued by the Secretary of State of the State of Delaware, issued within five (5) days prior to the Closing;
(u)    five (5) DVD copies of the Data Room Site as of the Closing;
(v)    all Third Party Collateral in Sellers’ possession;
(w)    the Contract Consents that have been obtained prior to the Closing;
(x)    the Lease Amendments that have been obtained prior to the Closing;
(y)    the Documents other than Sellers’ Records (with all Documents that can reasonably be delivered in electronic format being so delivered);
(z)    copies of all transferred Permits, Plans, guaranties and warranties, if any, relating to the Station Properties;
(aa)    final executed copies of the Assumed Contracts;
(bb)    a joint written instruction to the Title Company instructing it to make the distributions to Sellers and the Escrow Account in accordance with Section 2.5(b); and
(cc)    such other specific instruments of transfer, conveyance and assignment as Buyers, the Escrow Agent or the Title Company may reasonably request.
Section 9.3    Items to be Delivered by Buyers. At the Closing, Buyers shall deliver the following documents or payments to Sellers, the Title Company or the Escrow Agent, as appropriate, in each case duly executed or otherwise in proper form:
(a)    the Assignment and Assumption Agreement;
(b)    the Assignments and Assumptions of Lease;
(c)    the Escrow Agreement;

(d)    the Site Access Agreements;
(e)    the Environmental Release;
(f)    the Tank Owner Change Forms and any other related documents required to be prepared, executed and/or delivered by Buyers to Sellers;
(g)    if required, a properly completed resale exemption certificate for all Inventory;
(h)    a joint written instruction to the Title Company instructing it to make the distributions to Sellers and the Escrow Account in accordance with Section 2.5(b);
(i)    immediately available funds sufficient to pay the Closing Date Deposit pursuant to Section 2.5(b);
(j)    immediately available funds sufficient to pay the Escrow Amounts pursuant to Section 2.5(b);
(k)    a certificate of an authorized officer of each Buyer, dated as of the Closing Date, in form and substance satisfactory to Sellers, which shall certify (i) the resolutions adopted by its board of directors authorizing such Buyer to consummate all of the transactions contemplated hereby (including the acquisition of the Assets), and (ii) the names of the officers of such Buyer authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Buyer or any of its officers, together with the true signatures of such officers; and
(l)    a certificate of an authorized officer of each Buyer, dated as of the Closing Date, in form and substance satisfactory to Sellers, certifying that the conditions set forth in Section 7.1(a), Section 7.3(a) and Section 7.3(b) are satisfied.
Section 9.4    Closing and Other Costs.
(a)    Property Taxes; Rents; Assessments; Utilities. Any general real estate or personal property taxes, rents, and special taxes or assessments for the then current year relating to the Real Property and all utilities and other pre-paid expenses, customarily adjusted for commercial real estate closings conducted in the Real Property’s jurisdiction shall be prorated in accordance with Section 6.3(b). The Title Company will collect from Sellers and Sellers shall pay to the Title Company, at the Closing, and the Title Company shall pay out of the collected funds, all sales taxes applicable to the Personal Property and Equipment transferred to Buyers under this Agreement.
(b)    Title Insurance; Taxes; Transaction Costs. Sellers shall pay for (i) all of the Commitments and the Title Policies with respect to all Owned Real Property and Ground Leases, (ii) the cost of the Surveys (including updates to existing or new surveys), (iii) any recording fees, (iv) any fees or expenses payable for the assignment, transfer or conveyance of any Assumed Contracts or Permits, (v) any Transfer Taxes, sales taxes, personal property taxes or similar taxes payable in connection with the transactions contemplated hereby, (vi) any costs and expenses associated with any filings with Governmental Entities that are reasonably necessary in connection with the transactions contemplated hereby, including HSR Filings, (vii) any costs, fees and expenses associated with environmental testing to be performed in accordance with Section 5.6 and Section 6.1, (viii) the costs charged by the Escrow Agent for escrow services; and (ix) any other costs, fees and expenses for which Sellers are responsible under the terms of this Agreement or any Ancillary Agreement.
(c)    Except to the extent otherwise expressly set forth in this Agreement (including Section 5.4(b), Section 5.6 and Section 6.1), all other costs and expenses incurred by the Parties shall be borne by the Party that has incurred such expenses.
(d)    Environmental Insurance Policy. Sellers shall be responsible for one hundred percent (100%) of all costs and expenses associated with or payable in connection with obtaining the Environmental Insurance Policy.
ARTICLE X
TERMINATION
Section 10.1    General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing only as follows:
(a)    by the written agreement of Buyers and Sellers, which termination shall be effective on the date agreed to by the Parties;
(b)    by Sellers on or after 5:00 p.m., San Antonio time, on July 8, 2016 if (i) the Closing has not occurred by 5:00 p.m., San Antonio time, on July 8, 2016, (ii) all conditions in Section 7.2 are satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of termination) or waived prior to the date of termination, (iii) Sellers have not materially breached this Agreement and have tendered performance and (iv) Buyers have no termination right pursuant to Section 10.1(g); provided, however, that the right to terminate this Agreement under this Section 10.(b) shall only be available to Sellers if Sellers exercise such right in order to effectuate a Like-Kind Exchange (other than the Like-Kind Exchange contemplated by this Agreement) prior to the Termination Date;
(c)    by Buyers or Sellers on or after 5:00 p.m., San Antonio time, on July 29, 2016 (the “Initial Termination Date”) if the Closing has not occurred by 5:00 p.m., San Antonio time, on the Initial Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party if such Party’s breach of any representation or warranty or the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement is the primary cause of, or primarily results in, the failure of the Closing to occur on or before the Initial Termination Date;
(d)    by Buyers or Sellers on or after 5:00 p.m., San Antonio time, on November 30, 2016 if the Closing has not occurred by such date and time;
(e)    by Buyers or Sellers if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any applicable Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits consummation of such transactions;
(f)    by Buyers or Sellers if there shall be in effect a final, nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or awarding substantial damages in connection with the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Buyers, on the one hand, or Sellers, on the other hand, if such Order was primarily due to (i) the failure of such Part(y)(ies) to perform or comply with any of its covenants or agreements under this Agreement or (ii) the inaccuracy or breach of any representation or warranty of such Part(y)(ies) under this Agreement (for purposes hereof a failure to perform or comply or an inaccuracy or breach by any Seller shall be deemed a failure to perform or comply or an inaccuracy or breach by all Sellers);
(g)    by Sellers, if any of the representations or warranties of Buyers set forth in ARTICLE IV shall either be or have become inaccurate or if either Buyer shall have violated, breached or failed to perform any covenant or agreement on the part of Buyers set forth in this Agreement (including an obligation to consummate the Closing), in either case so as to cause the failure of any condition to the Closing set forth in either Section 7.1 or Section 7.3, respectively, to be satisfied and the breach or breaches causing such representations or warranties to be or have become inaccurate, or the violations, breaches or failures to perform any covenant or agreement, as applicable, cannot be cured or are not cured within the later to occur of the Initial Termination Date and thirty (30) days after written notice thereof is delivered by Sellers to Buyers; provided that Sellers are not then in material breach or failure to perform any of their respective covenants or agreements under this Agreement or if any representation or warranty of Sellers under this Agreement shall either be or have become inaccurate, in either case so as to cause any condition to the Closing set forth in either Section 7.1 or Section 7.2 from being satisfied; provided, however, that the foregoing cure period shall not be applicable with respect to a violation, breach or failure to perform any covenant or agreement required to be performed by Buyers on the Closing Date;
(h)    by Buyers, if any of the representations or warranties of Sellers set forth in ARTICLE III shall either be or have become inaccurate or if either Seller shall have violated, breached or failed to perform any covenant or agreement on the part of Sellers set forth in this Agreement (including an obligation to consummate the Closing), in either case so as to cause the failure of any condition to the Closing set forth in either Section 7.1 or Section 7.2, respectively, to be satisfied and the breach or breaches causing such representations or warranties to be or have become inaccurate, or the violations, breaches or failures to perform any covenant or agreement, as applicable, cannot be cured or are not cured within the later to occur of the Initial Termination Date and thirty (30) days after written notice thereof is delivered by Buyers to Sellers; provided that Buyers are not then in material violation, breach or failure to perform any of their respective covenants or agreements under this Agreement or if any representation or warranty of Buyers under this Agreement shall either be or have become inaccurate, in either case so as to cause any condition to the Closing set forth in either Section 7.1 or Section 7.3 from being satisfied; provided, however, that the foregoing cure period shall not be applicable with respect to a violation, breach or failure to perform any covenant or agreement required to be performed by Sellers on the Closing Date;

(i)    by Buyers, if there shall have occurred any Material Adverse Effect or any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate with any other any change, event, circumstance, development, condition, occurrence or effect, would reasonably be expected to have a Material Adverse Effect;
(j)    by Buyers, if all conditions in Section 7.1 and Section 7.3 are satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of termination) or waived prior to the date of termination, Buyers have not materially breached this Agreement and have tendered performance, Sellers have no termination right pursuant to Section 10.1(g), and Sellers do not proceed to consummate the Closing; or
(k)    by Sellers, if all conditions in Section 7.1 and Section 7.2 are satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of termination) or waived prior to the date of termination, Sellers have not materially breached this Agreement and have tendered performance, Buyers have no termination right pursuant to Section 10.1(h), and Buyers do not proceed to consummate the Closing.
Section 10.2    Procedure for Termination. To terminate this Agreement as provided in Section 10.1 (other than as provided in subclause (i)), the terminating Part(y)(ies) shall provide the other Part(y)(ies) with written notice of its election to terminate this Agreement, which such notice shall set forth a description of the basis upon which such Part(y)(ies) are terminating this Agreement, and upon delivery of such written notice in accordance with Section 11.6, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any Party.
Section 10.3    Effect of Termination. If this Agreement is validly terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate effective as of the effective date and time of such termination, and there shall be no Liability under this Agreement, or in connection with the transactions contemplated by this Agreement, on the part of Buyer or Sellers, except that:
(a)    the respective obligations of Buyers or Sellers, as the case may be, under Section 5.1(b), Section 10.2 and Section 10.3 and ARTICLE II and ARTICLE XI (except for Section 11.12) and any applicable definitions used in this Agreement shall survive any such termination and remain in full force and effect;
(b)    nothing in this Section 10.3 shall relieve any Party from any Liability of any Party for any violation, breach or failure to perform any of its covenants or agreements or for any inaccuracy or breach of any of its representations or warranties under this Agreement prior to the effective date of such termination or, subject to Section 10.3(e) or Section 10.3(f), as applicable, be deemed to constitute a waiver of any available remedy (including specific performance, if available) to the other Party(ies) for any such breach, and the right of the other Party(ies) to pursue all legal remedies and Losses in respect of such failure shall survive termination of this Agreement;

(c)    if this Agreement is terminated under Section 10.1 other than by (i) Sellers in accordance with Section 10.1(g) or Section 10.1(k), or (ii) Buyers in accordance with Section 10.1(h) or Section 10.1(j), Buyers shall be entitled to the return of the Deposit, together with all accrued interest, and neither Sellers nor Buyers shall be precluded from pursuing any other remedy available to them in connection with the termination of this Agreement;
(d)    if this Agreement is terminated by Buyers in accordance with Section 10.1(h) or Section 10.1(j):
(i)    Buyers shall be entitled to the return of the Deposit, together with all accrued interest;
(ii)    Subject to Section 10.3(e), Buyers shall not be precluded from pursuing any other remedy available to Buyers in connection with the termination of this Agreement; and
(iii)    in addition to any other obligations accruing under this Agreement, Sellers shall be jointly and severally liable for and shall pay to Buyers (by wire transfer of immediately available funds) within five (5) Business Days after such termination an amount equal to all actual and documented out-of-pocket fees, costs and expenses incurred by Buyers in connection with the transactions contemplated by this Agreement, including out-of-pocket fees, costs and expenses incurred to collect the Deposit and amounts owed by Sellers to Buyers pursuant to this Section 10.3;
(e)    if (i) (A) this Agreement is terminated by Buyers in accordance with Section 10.1(h) or Section 10.1(j) or (B) this Agreement is terminated by Sellers in accordance with Section 10.1(b) and Sellers do not effectuate a Like-Kind Exchange prior to the Initial Termination Date and (ii) any of Sellers or their respective Affiliates consummate any Acquisition Proposal on or before the date that is nine (9) months following the date of such termination (or enter into any agreement in connection with any Acquisition Proposal during such period; it being understood and agreed that Sellers shall be deemed to have entered into any such agreement with any third party during such period if any of Sellers or their respective Affiliates (1) conducted any negotiations with such third party before or on the Effective Date with respect to any Acquisition Proposal or potential Acquisition Proposal and (2) either (x) enter into any agreement in connection with an Acquisition Proposal with such third party or (y) consummate an Acquisition Proposal with such third party, in either case, on or before the date that is 18 months after the date of such termination), then (A) Sellers shall be jointly and severally liable for and shall pay to Buyers (by wire transfer of immediately available funds) within five (5) Business Days after the first to occur of such consummation or entrance into such agreement, an amount equal to Ten Million Dollars ($10,000,000), plus an amount equal to all actual and documented out-of-pocket fees, costs and expenses incurred by Buyers to collect the amounts owed by Sellers to Buyers pursuant to this Section 10.3(e), plus any interest thereon that may be awarded by any Governmental Entity, and (B) Buyers’ sole and exclusive remedy by reason of such Acquisition Proposal shall be the payment of the amounts owed by Sellers to Buyers pursuant to this Section 10.3(e), as liquidated damages for Sellers’ breach hereunder with respect to such Acquisition Proposal, it being agreed that the damages by reason of such Sellers’ breach are difficult, if not impossible, to ascertain, and the amounts owed by Sellers to Buyers pursuant to this Section 10.3(e) represent the Parties’ best and most accurate estimate of the damages that would be suffered by Buyers if the transactions contemplated by this Agreement should fail to close due to an Acquisition Proposal and that such estimate is reasonable under the circumstances existing as of the Effective Date and under the circumstances that Sellers and Buyers reasonably anticipate would exist at the time of such breach. THE PARTIES AGREE THAT THE RIGHT TO PAYMENT OF THE AMOUNTS DUE IN ACCORDANCE WITH THIS SECTION 10.3(e) AS LIQUIDATED DAMAGES SHALL BE BUYERS’ SOLE AND EXCLUSIVE REMEDY, AT LAW AND IN EQUITY, IN LIEU OF ANY OTHER RELIEF TO WHICH BUYERS OTHERWISE MIGHT BE ENTITLED BECAUSE OF SELLERS’ BREACH OR DEFAULT WITH RESPECT TO AN ACQUISITION PROPOSAL AND THAT BUYERS HEREBY WAIVE ANY RIGHT ANY OF BUYERS MIGHT HAVE HAD TO AN ACTION FOR SPECIFIC PERFORMANCE WITH RESPECT TO SUCH BREACH OR DEFAULT. For the avoidance of doubt, Buyers shall not be entitled to more than one recovery of any amounts that may become payable by Sellers to Buyers pursuant to this Section 10.3(e); and
(f)    if this Agreement is terminated by Sellers in accordance with Section 10.1(g) or Section 10.1(k), Sellers shall be entitled to receive payment of the Deposit, together with all accrued interest, as Sellers’ sole and exclusive remedy by reason thereof, as liquidated damages for Buyers’ breach hereunder, it being agreed that the damages by reason of Buyers’ breach are difficult, if not impossible, to ascertain, and the amount of the Deposit represents the Parties’ best and most accurate estimate of the damages that would be suffered by Sellers if the transactions contemplated by this Agreement should fail to close and that such estimate is reasonable under the circumstances existing as of the Effective Date and under the circumstances that Sellers and Buyers reasonably anticipate would exist at the time of such breach. THE PARTIES AGREE THAT THE RIGHT TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES SHALL BE SELLERS’ SOLE AND EXCLUSIVE REMEDY, AT LAW AND IN EQUITY, IN LIEU OF ANY OTHER RELIEF TO WHICH SELLERS OTHERWISE MIGHT BE ENTITLED BECAUSE OF BUYERS’ BREACH OR DEFAULT AND THAT SELLERS HEREBY WAIVE ANY RIGHT ANY OF SELLERS MIGHT HAVE HAD TO AN ACTION FOR SPECIFIC PERFORMANCE WITH RESPECT TO SUCH BREACH OR DEFAULT.
For purposes of this Section 10.3, a violation, breach or inaccuracy of any provision or representation or warranty of this Agreement by any Seller or Buyer shall also be deemed a breach by all Sellers or Buyers, respectively.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Publicity. The Parties agree that, from and after the date of this Agreement, prior to the Closing, no public release, written statement or announcement concerning the transactions contemplated hereby shall be issued or made without the prior written consent of both Parties, except for the content of any such release or announcement that is required by Law, including the rules or regulations of any United States or foreign securities exchange, which release or announcement shall be provided to the other Party for its review and approval (such approval not to be unreasonably withheld, delayed or conditioned) as soon as reasonably practicable prior to such disclosure. Notwithstanding the foregoing, any Party may issue a press release on the Closing Date, provided that such Party shall allow the other Party reasonable time to comment on such release in advance of, and approve, such issuance (which approval shall not be unreasonably withheld, delayed or conditioned).
Section 11.2    Assignment. Except to the extent otherwise expressly set forth in this Agreement, no Party may assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Parties, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided that, notwithstanding the foregoing, either Buyer may, without the prior consent of Sellers, assign or transfer any of its rights or obligations hereunder (a) to an Affiliate of such Buyer or (b) to third parties as are reasonably necessary to facilitate the conversion of any Station Property into a Station Property that becomes operated by a commissioned marketer or other third party.at or after the Closing, which may include assigning to one or more third parties the right to acquire certain Assets, and the obligation to pay the purchase price for such Assets, and the inspection rights in Section 5.1(a). Upon any such permitted assignment, the references in this Agreement to the applicable Buyer shall also apply to any such assignee unless the context otherwise requires. No such permitted assignment by either Buyer, in whole or in party, shall release such Buyer of any of its obligations hereunder, including with respect to the payment of the entire purchase price. For the avoidance of doubt, nothing contained herein or in any Ancillary Agreement shall prevent any deemed indirect transfer by Sellers of this Agreement as a result of a recapitalization, reorganization, merger, consolidation or other similar business combination of Sellers, Guarantor or their respective Affiliates; provided that if Sellers, Guarantor and/or such Affiliates are not the continuing or surviving entities of such transaction, the applicable continuing or surviving entity shall have assumed the obligations of Sellers and/or Guarantor, as applicable, under this Agreement.
Section 11.3    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.
Section 11.4    Amendment. Except as otherwise expressly set forth herein, no modifications, amendments or supplements to this Agreement, whether by course of conduct or otherwise, shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.
Section 11.5    Waiver. Except as otherwise expressly provided herein, no waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument making specific reference to this Agreement executed and delivered by the Party so waiving. No failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy shall constitute a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.6    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) and shall be sent by (a) delivery in person by hand (with written confirmation of receipt), (b) facsimile or e-mail (with written confirmation of acceptance), (c) next day delivery by a nationally recognized overnight courier, or (d) registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
TO BUYERS:    7-Eleven, Inc.
SEI Fuel Services, Inc.
3200 Hackberry Road
Irving, Texas 75063
Attention: Vice President, Mergers & Acquisitions, and Senior Director, Mergers & Acquisitions
Fax: (972) 828-1259
E-mail: robbie.radant@7-11.com and david.colletti@7-11.com
With a copy (which shall not
constitute notice) to:    7-Eleven, Inc.
SEI Fuel Services, Inc.
3200 Hackberry Road
Irving, Texas 75063
Attention: Legal Department
Fax: (972) 828-1134
E-mail: legal@7-11.com
McDermott Will & Emery LLP
2501 N. Harwood Street, Suite 1900
Dallas, Texas 75201
Attention: P. Gregory Hidalgo and Wilson Chu
Fax: (972) 232-3098
E-mail: ghidalgo@mwe.com and wchu@mwe.com

TO SELLERS:	One Valero Way Building D, Suite 200 San Antonio, Texas 78249 Attention: Kimberly S. Lubel
Phone: (210) 692-2246
E-mail: kimberly.lubel@cstbrands.com
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249
Attention: Clayton E. Killinger

Phone: (210) 692-2458
E-mail: clay.killinger@cstbrands.com
With a copy (which shall not

constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP 201 Main Street Suite 1600 Fort Worth, Texas 76102 Attention: Lisa A. Peterson Phone: (817) 886-5070 Fax: (817) 886-5065
or to such other person or address as any Party shall have specified by notice in writing to the other Party in accordance with this Section 11.6. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any Party hereto may be given by the counsel for such Party on behalf of such Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by email or facsimile transmission, then such communication shall be deemed delivered the day of the transmission if confirmation is also received or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, then such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.
Section 11.7    [Intentionally Omitted.]
Section 11.8    Table of Contents. The Table of Contents to this Agreement is for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 11.9    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon a determination that any provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.

Section 11.10    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
Section 11.11    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. The Parties agree that this Agreement and all matters arising from or relating to this Agreement shall be governed by and construed and the rights and obligations of the Parties hereunder determined in accordance with the Laws of the State of Texas, without regard to the conflict of laws principles thereof. The Parties irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Western District of Texas or, if jurisdiction is not available therein, the Texas district court located in Bexar County, Texas, in any action or proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably and unconditionally agrees that all Claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable Law, in such federal court. Without limitation of other means of service, the Parties agree that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 11.6. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such suit, action or proceeding brought in an appropriate court pursuant to this Section 11.11 shall be conclusive and binding upon the Parties, as the case may be, and may be enforced in any other courts to whose jurisdiction the Parties, as the case may be, are or may be subject, by suit upon such judgment. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO BUYERS’ INVESTIGATION OF THE BUSINESS, THE ASSETS, THIS AGREEMENT, THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT OR ANY CONTRACT ENTERED INTO PURSUANT HERETO (EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH THEREIN) OR THE PERFORMANCE BY THE PARTIES OF ITS OR THEIR TERMS IN ANY SUIT, ACTION OR PROCEEDING OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER, REGARDLESS OF THE BASIS OF THE CLAIM OR CAUSE OF ACTION.
Section 11.12    Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, either Seller shall have the right, on or prior to the Closing Date, to assign all or a portion of its rights under this Agreement and/or the Deposit Escrow Agreement to a “qualified intermediary” (as that term is defined in U.S. Treasury Regulations § 1.1031(k)-1(g)(4)) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37), in order to attempt to structure the transactions contemplated by this Agreement, in relevant part, as a like-kind exchange or reverse like-kind exchange under Section 1031 of the Code and any corresponding state and/or local income tax provision (“Like-Kind Exchange”). The Parties agree to cooperate in good faith and execute any necessary agreements and/or other documents to effectuate any Like-Kind Exchange, provided: (a) such documents shall not modify Sellers’ or

Buyers’ representations, warranties or obligations under this Agreement or the Deposit Escrow Agreement; (b) such documents shall not relieve Sellers or Buyers of any Liability under this Agreement or the Deposit Escrow Agreement; (c) the Purchase Price paid by Buyers shall not be different from that which Buyers would have paid pursuant to ARTICLE II; (d) Buyers shall incur no unreimbursed additional costs, expenses, fees or Liabilities as a result of or in connection with any Like-Kind Exchange and shall not be required to take title to any property not the subject of this Agreement; and (e) and no attempted Like-Kind Exchange shall materially delay the Closing.
Section 11.13    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees and acknowledges that no recourse under this Agreement, any Ancillary Agreement or any documents or instruments delivered in connection with this Agreement or any Ancillary Agreement shall be had against any of Sellers’ or Buyers’ respective past, present or future Related Parties, in each case other than Sellers, Buyers or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the past, present or future Related Parties, as such, for any obligation or liability of a Seller or a Buyer under this Agreement, any Ancillary Agreement or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 11.13 shall relieve or otherwise limit the liability of a Seller or a Buyer, as such, for any breach or violation of its obligations under such agreements, documents or instruments.
Section 11.14    Disclosure Schedules; Schedule Supplements. The Disclosure Schedules and the Schedule Supplements shall be arranged in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify other representations and warranties only to the extent the applicability of such disclosure to such other representations and warranties is readily apparent on its face. If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules, the statements in the body of this Agreement shall control. The information contained in this Agreement and the Disclosure Schedules attached hereto is, and the Schedule Supplements shall be, disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Notwithstanding anything to the contrary contained in the Disclosure Schedules, the Schedule Supplements or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedules or the Schedule Supplements shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedules or the Schedule Supplements as though fully set forth in such other section of the Disclosure Schedules or the Schedule Supplements for which applicability of such information and disclosure is reasonably apparent. The fact that any item of information is disclosed in any section of the Disclosure Schedules or the Schedule Supplements shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse

Effect” or other similar terms in this Agreement. Any capitalized term used in the Disclosure Schedules or in the Schedule Supplements and not otherwise defined therein has the meaning given to such term in this Agreement.
Section 11.15    No Third Party Beneficiary. Except as set forth in ARTICLE VIII, the Parties agree that nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns. No Person, other than the Parties, may rely hereon or derive any benefit hereby as a third-party beneficiary or otherwise.
Section 11.16    Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly stated in this Agreement. All Exhibits, Schedules and other attachments identified in this Agreement are a material part of this Agreement and are incorporated herein by reference.
Section 11.17    No Recording of this Agreement. Before the Closing, neither Party shall record this Agreement among any land or clerk’s records or with any other governmental office. If either Party records this Agreement, it shall be deemed, at the option of the other Party: (a) ipso facto null and void and of no further force; or (b) a material breach and serve as a basis for termination or other remedies as provided by this Agreement.
Section 11.18    Time of Essence. With regard to all covenants, dates and time periods set forth or referred to in this Agreement, time is of the essence. Without limiting the foregoing, Buyers and Sellers hereby confirm their intention and agreement that, except as otherwise expressly provided in this Agreement, time shall be of the essence for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents and the funding of money) required or permitted to be taken under each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement.
Section 11.19    Prevailing Party. If any litigation, other court action, or proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing Party. As used in this Section, the term “prevailing Party” shall mean the Party that has succeeded upon a significant issue in the action and achieved a material benefit with respect to the claims at issue, taken as a whole.
Section 11.20    Specific Performance. Seller acknowledges and agrees that irreparable damage would occur to Buyers in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Buyers shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Buyers may be entitled at law or in equity. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Buyers may have under this Agreement or otherwise.
Section 11.21    Counterparts. This Agreement may be executed and delivered (including by facsimile or .pdf signatures) in one or more counterparts. All counterparts shall collectively be deemed to constitute a single agreement, such agreement becoming effective when one or more counterparts have been signed by each of the Parties and delivered to all other Parties, it being understood that all Parties need not sign the same counterpart.
Section 11.22    Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified. In computing any period of time under this Agreement, the date of the act or event from which the designated period of time begins to run shall not be included. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next succeeding Business Day.
Section 11.23    Parent Guarantee. Guarantor shall cause each Seller to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by such Seller pursuant to the terms of this Agreement and the Ancillary Agreements. As a material inducement to Buyers’ willingness to enter into this Agreement and perform its obligations hereunder, Guarantor hereby unconditionally guarantees full performance and payment by each Seller of each of the covenants, obligations and undertakings required to be performed by such Seller under this Agreement and the Ancillary Agreements, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any breach of any such representation and warranty or default in the performance(including any nonpayment) of any such covenant, obligation, agreement or undertaking of any Seller shall also be deemed to be a breach or default of Guarantor, and each Buyer shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance (including nonpayment) directly against either or all of Guarantor and Sellers in the first instance, in all cases subject to all terms, conditions and limitations contained in this Agreement. For the avoidance of doubt, this guaranty is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Sellers of their obligations hereunder and not of collection, the Parties hereby acknowledge and agree that in no event shall Guarantor be liable to Buyers or any other Buyer Indemnified Party for any Losses if and to the extent that Sellers are not liable to Buyers or any other Buyer Indemnified Party; provided, however, that Guarantor’s liability in accordance with the terms and conditions of this Section 11.23 shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of any Buyer or other Buyer Indemnified Party to assert any claim or demand or to enforce any right or remedy against Sellers (or any of their permitted assignees) or any other Person; (b) any change in time, place or manner of payment of any of the covenants, obligations and undertakings required to be performed by any Seller under this Agreement or the Ancillary Agreements or any modification, amendment or supplement of any of the terms or provisions of this Agreement or the Ancillary Agreements, as the case may be, made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of such covenants, obligations or agreements; (c) the addition, substitution or release of Sellers (or any of their permitted assignees) or any other Person; (d) any change in the corporate existence, structure or ownership of Sellers (or any of their permitted assignees) or any other Person; (e) any insolvency, bankruptcy, reorganization, dissolution, liquidation or other similar Proceeding affecting Sellers (or any of their permitted assignees) or any other Person; (f) the existence of any claim, set-off or other right which Guarantor may have at any time against Sellers or the Buyer Indemnified Parties or any of their respective Affiliates, whether in connection with the obligations of Guarantor under this Section 11.23 or otherwise; or (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of any Seller that would not also constitute a legal or equitable discharge or defense of Guarantor.
[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have caused this Asset Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.
BUYERS:
7-ELEVEN, INC.
By: /s/ Robbie Radant
Name: Robbie Radant
Its: Vice President - Mergers & Acquisitions

SEI FUEL SERVICES, INC.

By: /s/ Bentley Tison
Name: Bentley Tison
Its: President

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF the Parties have caused this Asset Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.
SELLERS:
CST CALIFORNIA STATIONS, INC.
By: /s/ Kimberly S. Lubel
Name: Kimberly S. Lubel
Its: Chief Executive Officer and President

CST SERVICES LLC
By: /s/ Kimberly S. Lubel
Name: Kimberly S. Lubel
Its: Chief Executive Officer and President

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF the Parties have caused this Asset Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

CST BRANDS, INC., solely for purposes of Section 11.23 of this Agreement

By: /s/ Kimberly S. Lubel
Name: Kimberly S. Lubel
Its: Chief Executive Officer and President

Signature Page to Asset Purchase Agreement